UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Unum Group

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April 11, 2013

Dear Fellow Shareholder:

As members of your Board of Directors, our primary focus is on creating long-term value for our shareholders. We accomplish that in a number of ways, from setting a clear strategic course for the company, to helping management develop sound operating and financial plans, to assuring that management executes those plans in a responsible manner.

Unum’s vision is to be the leading provider of employee benefits products and services that help employers manage their businesses and employees protect their livelihoods. In 2012, we continued to make steady progress toward this vision, delivering on our plan commitments and maintaining our record of consistently returning capital to our shareholders through dividend increases and share repurchases. Focus and discipline have served us well in the past, and we believe that will continue to be the case in the future.

We were generally pleased with the solid financial and operating results the company produced in 2012. We continued to perform well across most of the company and showed improvement in those areas that had been below expectations. While we still face challenges, we are confident that we are well-positioned to respond to those challenges and seize the opportunities that lie ahead. We were disappointed with the stock performance in 2012, but we are encouraged by the market’s recent recognition of the company’s steady performance and positioning for the future.

2012 Performance highlights(1)

—

We reported pre-tax operating income of $1.24 billion and after-tax operating income of $887.5 million on operating revenues of $10.46 billion and operating earnings per share of $3.15, a 5.7% increase;

—	We profitably grew premium (or revenue), while generating above average returns on equity in our operating businesses; and

—

We continued our record of consistently returning capital to shareholders through dividend increases and repurchasing stock, which combined with our solid operating performance led to growth in earnings and book value per share.

Corporate governance

Corporate governance is very important to this Board of Directors. Transparency, accountability, integrity, and sound risk management form the foundation of our culture at Unum. We are pleased that our corporate citizenship efforts have been recognized by several independent organizations, including being named one of Forbes 100 Most Trustworthy Companies, a Corporate Leader in Political Disclosure and Accountability by the Center for Political Accountability, one of Newsweek’s Top 50 Green Companies, and one of the Best Places to Work in Insurance by Business Insurance.

Listening carefully to our shareholders is also an important part of our culture. Your continued feedback is invaluable to us as we work to fulfill our role as directors. Participation in our Annual Meeting is one of the important ways you can provide feedback to us. We also regularly solicit feedback from shareholders on key issues, and, as recent changes to our compensation program attest, strive to make changes as a result of listening to you.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 3

A Letter from our Board of Directors

During the year, we conducted an outreach program to a number of institutional investors and proxy advisory firms to solicit input regarding our executive compensation programs and other governance matters. While shareholders generally approved of our overall executive compensation program, they suggested a number of ways to enhance our compensation elements and disclosures. Based on this feedback, we adjusted the mix and some of the goals in our long-term incentive plan, provided a more detailed explanation of the rationale behind our compensation decisions, and enhanced the disclosure of our performance metrics, all of which are more fully described in the accompanying proxy statement.

We remain pleased with our overall operating and financial performance, and we are confident that we are continuing to do all the things necessary to create value for our shareholders.

On behalf of our employees and the entire leadership team, we would like to thank you for your continued support of Unum.

E. Michael Caulfield	Pamela H. Godwin	Ronald E. Goldsberry

Kevin T. Kabat	Timothy F. Keaney	Thomas Kinser

Gloria Larson	A. S. MacMillan, Jr.	Edward J. Muhl

Michael J. Passarella	William J. Ryan	Thomas R. Watjen

(1)	In analyzing performance, the company sometimes uses non-GAAP financial measures that differ from what is reported under GAAP. Refer to Appendix C for reconciliations of the non-GAAP financial measures used in this letter, including operating income, operating revenue and operating earnings per share, to the most directly comparable GAAP measures.

4 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

April 11, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors and all of our employees, I am pleased to invite you to Unum Group’s 2013 annual meeting of shareholders on Thursday, May 23, 2013. The meeting will be held at 10:00 a.m. Eastern Time at our offices located at 2211 Congress Street in Portland, Maine.

At the meeting, we will be electing four directors and seeking adoption of an amendment and restatement of our certificate of incorporation to declassify the Board of Directors. We will also be considering an advisory vote to approve executive compensation, the approval of an annual incentive plan, and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Finally, we will review our business over the last year. We once again delivered on our commitments to customers, shareholders and all the stakeholders that are so important to our company. We grew the businesses we targeted for growth, generated solid profitability in our core businesses and maintained a solid financial foundation.

Whether or not you attend the meeting, your vote is important to us. To ensure that your shares are represented, please vote soon. You may vote by proxy over the Internet, by phone, or by mailing a proxy card if you have received a paper copy of this proxy statement. We will provide a live webcast of the meeting from our investor relations website at www.investors.unum.com.

Thank you for your support of Unum. We look forward to seeing you at the meeting.

Sincerely,

Thomas R. Watjen

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 5

6 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

The 2013 annual meeting of shareholders of Unum Group will be held:

Date:	Thursday, May 23, 2013

Time	10:00 a.m. Eastern Time

Place:	Unum Group 2211 Congress Street Portland, Maine 04122

The items of business are:

—	To elect four directors named in the proxy statement, each for a three-year term expiring in 2016;

—	To adopt an Amended and Restated Certificate of Incorporation to declassify the Board of Directors;

—	To conduct an advisory vote to approve executive compensation;

—	To approve the company’s Annual Incentive Plan;

—	To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2013; and

—	To transact other business that may properly come before the meeting.

Shareholders of record of the company’s common stock (NYSE: UNM) at the close of business on March 25, 2013 are entitled to vote at the meeting and any adjournments or postponements of the meeting.

Susan N. Roth

Vice President, Transactions, SEC and Corporate Secretary

April 11, 2013

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 23, 2013: The proxy statement and annual report to shareholders are available at www.envisionreports.com/unm.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 7

Unum Group (“we”, “Unum” or “the company”) is furnishing proxy materials, including this proxy statement, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the 2013 annual meeting of shareholders (“Annual Meeting”) and at any adjournment or postponement thereof. Our proxy materials are first being mailed and made available electronically to shareholders on or about April 11, 2013.

8 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

This summary is intended to highlight certain key information contained in this proxy statement that, we believe, will assist you in reviewing the items of business to be voted on at the Annual Meeting. As it is only a summary, we encourage you to review the full proxy statement and our Annual Report on Form 10-K for more complete information about these topics.

Performance Highlights

Last year was another successful one for Unum as we continued to deliver solid operating results across much of the company, despite what remained a difficult economic environment. Especially challenging were persistently low interest rates which have hampered our investment returns. Highlights for 2012 include:(1)

—    Pre-tax operating income of $1.24 billion and after-tax operating income of $887.5 million, based on operating revenue of $10.46 billion;

—    Operating earnings per share growth of 5.7% in 2012, the 7th consecutive year of operating earnings per share growth, with a return on equity that has remained above the industry average;

—    Maintaining a solid investment portfolio and delivering strong investment results in spite of a low interest rate environment;

—    Repurchasing $500 million in stock and increasing dividends by approximately 24%;

—    Maintaining a strong capital position and receiving rating upgrades from two rating organizations during 2012; and

—    Growing our book value per share (ex-AOCI) by 12%.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 9

Proxy Summary Information

Our total shareholder return (TSR) over the last five years outperformed our industry and Proxy Peer Group, which we believe is an indication of the strength of our business and financial plan. Our short-term return is less favorable, with a one-year TSR of 1.04%. We believe this is a result of a couple of factors. First, many of our peers experienced more significant declines during the financial crisis and may show greater year-over-year returns as they move back to pre-crisis levels. In addition, concerns regarding the low interest rate environment and business performance in a couple of areas also weighed on our share price performance. We continue to feel confident that the company’s history of solid operating results and returning value to shareholders will be recognized in the market – in fact, we are encouraged by the stock performance during the first quarter of 2013.

(1)	In analyzing performance, the company sometimes uses non-GAAP financial measures that differ from what is reported under GAAP. Refer to Appendix C for reconciliations of the non-GAAP financial measures used in this proxy summary, including operating income, operating revenue, operating earnings per share, return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures.

10 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Proxy Summary Information

Compensation Highlights

Our compensation plans are tightly connected and leveraged to performance so even a small shortfall to plan has an impact. On an aggregate basis, the total plan payout for all employees was 6.9% below last year, resulting in compensation payments of $61.2 million versus the $66.4 million paid in 2011. The following table shows named executive officer compensation for 2012 performance and how it changed since last year. The table differs from the Summary Compensation Table on page 63, which includes pay elements that did not directly relate to 2012 performance and therefore were not taken into consideration by the Human Capital Committee as it made its 2012 compensation decisions. The table therefore:

—	Excludes the actuarial increase of the present value of pension benefits; and

—	Replaces the long-term incentive awards granted in 2012 (based on 2011 performance) with the awards granted in 2013 (based on 2012 performance).

2012 AND 2011 TOTAL COMPENSATION
Executive	Performance Year	Salary	Annual Incentive	Long-Term Incentive	All Other Compensation	Total	Year Over Year Change
Mr. Watjen	2012	$1,100,000	$1,489,125	$5,462,499	$89,164	$8,140,788
							-20.1%
	2011	1,100,000	2,000,000	7,000,018	86,551	10,186,569
Mr. McKenney	2012	678,771	709,316	1,553,813	74,658	3,016,558
							6.1% (1)
	2011	662,635	800,132	1,340,635	39,774	2,843,176
Mr. McCarthy	2012	615,000	738,000	1,460,623	23,626	2,837,249
							7.8% (1)
	2011	581,846	774,582	1,228,489	47,674	2,632,591
Mr. Horn	2012	491,260	336,022	421,080	45,935	1,294,297
							-4.7%
	2011	483,423	319,639	516,034	39,112	1,358,208
Mr. Bishop	2012	413,508	255,341	393,783	19,459	1,082,091
							N/A
	2011

(1)	The long-term incentive targets for Messrs. McKenney and McCarthy were increased in early 2012 based on consideration of market data from the appropriate comparator group as well as each individual’s target relative to other named executive officers, given their respective levels of responsibility. Assuming the 2011 targets had been in place in 2012, Messrs. McKenney’s and McCarthy’s year-over-year change would have been –7.6% and –6.1% respectively.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 11

Proxy Summary Information

Response to 2012 Say-on-Pay Vote

Last year’s advisory vote on executive compensation (or “say-on-pay” vote) passed with 71% approval, which was lower than the previous year’s vote. Although 10 of our 11 largest shareholders supported the say-on-pay vote, the Human Capital Committee and management initiated a review of our executive compensation program. We held discussions with proxy advisory firms as well as many of our institutional investors, and considered specific suggestions for enhancing our compensation plan and related disclosures.

Based on this feedback, the Committee has taken or authorized the following principal actions to be taken in 2013 to better align the interests of shareholders and executives:

—	Established new performance goals for our long-term incentive plan to reduce overlap with the performance goals for our annual incentive plan;

—	Introduced performance share units (“PSUs”) based on three-year, prospective average return on equity and average earnings per share goals, with a modifier tied to relative total shareholder return;

¡	PSU awards were made to the chief executive officer in 2013 and will be implemented for senior vice presidents and above, including our other named executive officers, beginning in 2014;

—

Enhanced proxy disclosure to provide a more detailed explanation of the rationale behind compensation decisions and a more comprehensive discussion of goals, individual performance and the linkage to compensation; and

—	Supplemented disclosure of our annual and long-term incentive performance metrics by including threshold, maximum and actual performance levels for each metric.

12 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Proxy Summary Information

Voting Items

The following items will be voted on at the Annual Meeting:

VOTING ITEMS
	For More Information	Board Recommends

Item 1. Election of directors	Page 86	FOR each nominee
Four directors are seeking re-election for terms expiring in 2016:
E. Michael Caulfield
Ronald E. Goldsberry
Kevin T. Kabat
Michael J. Passarella
Item 2: Adoption of Amended and Restated of Certificate of Incorporation to declassify the Board of Directors	Pages 86-87	FOR

The first step of a 3-year process that will result in annual elections of all directors.
Item 3: Advisory vote to approve executive compensation	Page 88	FOR

An advisory vote to approve the compensation of our named executive officers.
Item 4: Approval of the Annual Incentive Plan	Pages 88-91	FOR

A vote to approve a compensation plan which provides our officers and employees with the opportunity to earn cash incentive awards based primarily on our performance each year.
Item 5: Ratification of appointment of independent registered public accounting firm	Pages 92-93	FOR

A vote to ratify the appointment of Ernst & Young LLP.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 13

Below are brief biographies for each of our directors and a description of the directors’ key qualifications, skills and experiences that contribute to the Board’s effectiveness as a whole.

Nominees for Election as Directors with Terms Expiring in 2016

E. Michael Caulfield Director since 2007 Age 66	Independent Director Current term expires in 2013 Chair of the Finance Committee Member of the Audit Committee

Mr. Caulfield served as President of Mercer Human Resource Consulting from September 2005 until September 2006, prior to which he served as Chief Operating Officer from July 2005. He retired from Prudential Insurance Company as Executive Vice President in 2000, after having held a number of executive positions, including Executive Vice President of Financial Management, Chief Executive Officer of Prudential Investments, and President of both Prudential Preferred Financial Services and Prudential Property and Casualty Company. He previously served as a director of our company from August 2004 to July 2005.

Mr. Caulfield has experience in finance, investments, and executive management in both the insurance and broader financial services industry. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

Ronald E. Goldsberry Director since 1999 Age 70	Independent Director Current term expires in 2013 Chair of the Governance Committee Member of the Finance Committee

Dr. Goldsberry is an independent contractor to clients in the automotive industry. He served as Chairman of OnStation Corporation from November 1999 until August 2006, and as Chief Executive Officer of OnStation from January to May 2002 and from November 1999 to March 2001. Prior to that time, Dr. Goldsberry served in various capacities with Ford Motor Company, including Global Vice President and General Manager of Global Ford Customer Service Operations, General Manager of the Customer Service Division and General Sales and Marketing Manager for the Parts and Service Division. He was a director of UNUM Corporation from 1993 until its merger with our company in 1999.

Dr. Goldsberry has broad business experience which includes marketing, sales, customer service and international operations. He also brings experience from his prior service on the board and audit committee of another publicly traded company.

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Information About the Board of Directors

Kevin T. Kabat Director since 2008 Age 56	Independent Director Current term expires in 2013 Member of the Audit Committee Member of the Human Capital Committee

Mr. Kabat is the Vice Chairman and Chief Executive Officer of Fifth Third Bancorp, where he has held those offices since September 2012 and April 2007, respectively. He is also a director of Fifth Third Bancorp and served as its Chairman from June 2008 to May 2010 and as its President from June 2006 to September 2012. Previously, Mr. Kabat was Executive Vice President of Fifth Third Bancorp from December 2003 and President and Chief Executive Officer of Fifth Third Bank (Michigan) from April 2001. Prior to joining the Fifth Third Bancorp organization, Mr. Kabat served in a number of management and executive positions with Old Kent Financial Corporation, including as its Vice Chairman and President.

Mr. Kabat brings extensive financial and operating experience as a chief executive officer of a major regional bank, and in other executive positions in the financial services industry. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

Michael J. Passarella Director since 2006 Age 71	Independent Director Current term expires in 2013 Chair of the Audit Committee Member of the Regulatory Compliance Committee

Mr. Passarella was an audit partner of PricewaterhouseCoopers LLP from 1975 until his retirement in 2002. During that time, he served in a number of leadership positions at the firm, including as managing partner of its securities industry practice and as its capital markets industry global audit leader. Mr. Passarella served as a director with NYFIX, Inc. from October 2007, including as Chairman of its Audit Committee from April 2008, until its merger with a subsidiary of NYSE Technologies, Inc. in November 2009.

Mr. Passarella brings significant experience as an audit partner of a national accounting firm. He has also served on the boards and chaired the audit committees of two other publicly traded companies. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

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Information About the Board of Directors

Continuing Directors

Pamela H. Godwin Director since 2004 Age 64	Independent Director Current term expires in 2015 Member of the Finance Committee Member of the Governance Committee

Ms. Godwin has been President of Change Partners, Inc., a consulting firm specializing in organizational change and growth initiatives, since 2001. From 1999 to 2001, she was President and Chief Operating Officer of the personal lines agency division of GMAC Insurance. Prior to that time, she held a number of executive positions within the financial services industry, including Senior Vice President of customer management for the credit card division of Advanta Corporation, President and Chief Operating Officer of Academy Insurance Group, a unit of Providian Corporation, and Senior Vice President of property/casualty claims at Colonial Penn Group, Inc. Ms. Godwin is also a director of Federal Home Loan Bank of Pittsburgh.

Ms. Godwin brings executive management experience from the insurance industry. Additionally, she has risk-assessment skills from her work as a chartered property/casualty underwriter and experience managing high-risk lines of insurance.

Timothy F. Keaney Director since 2012 Age 51	Independent Director Current term expires in 2014 Member of the Audit Committee Member of the Finance Committee

Mr. Keaney is Vice Chairman of BNY Mellon, where he has held this position since October 2010. He also serves as Chief Executive Officer of BNY Mellon Asset Servicing and a member of BNY Mellon’s executive committee, which oversees day-to-day operations for that organization. Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in 2007, Mr. Keaney was head of The Bank of New York’s asset servicing business and head of that company’s presence in Europe, with management responsibilities for all business activities in the region. He joined the Bank of New York in 2000 as a Managing Director responsible for depositary receipts. Prior to that, Mr. Keaney was a Senior Vice President of Deutsche Bank.

Mr. Keaney possesses significant operational, investment and finance experience, both domestically and internationally. His work has included lengthy periods of executive leadership service in the United Kingdom, which has given him a deep understanding of many of the challenges and opportunities that we face in that region. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

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Information About the Board of Directors

Thomas Kinser Director since 2004 Age 69	Independent Director Current term expires in 2015 Member of the Audit Committee Member of the Human Capital Committee

Mr. Kinser was President, Chief Executive Officer and a director of BlueCross BlueShield of Tennessee from 1994 to 2003. From 1991 to 1994, he was Executive Vice President and Chief Operating Officer of BlueCross BlueShield Association in Chicago. Prior to that time, he held a number of executive positions with BlueCross BlueShield of Georgia, including President and Chief Executive Officer.

Mr. Kinser brings extensive executive management and board experience from the health insurance business. Additionally, he has a keen understanding of the complex regulatory environment in which we operate.

Gloria C. Larson Director since 2004 Age 62	Independent Director Current term expires in 2014 Chair of the Regulatory Compliance Committee Member of the Governance Committee

Ms. Larson has been the President of Bentley University since July 2007. She previously served as co-chairperson of the Government Practices Group of the law firm Foley Hoag LLP and coordinator for its Administrative Practices Group after joining the firm in 1996. Prior to joining Foley Hoag, she served as Secretary of Economic Affairs and as Secretary of Consumer Affairs and Business Regulation for the Commonwealth of Massachusetts, and prior to that was Deputy Director of Consumer Protection for the Federal Trade Commission.

Ms. Larson has executive management experience as president of a major university. In addition, she brings regulatory insight from her service as a regulator and her experience advising clients in the course of her practice of law. She also has previous service on both public and private companies’ boards of directors.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 17

Information About the Board of Directors

A.S. (Pat) MacMillan, Jr. Director since 1995 Age 69	Independent Director Current term expires in 2015 Chair of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. MacMillan has served as the Chief Executive Officer of Triaxia Partners, Inc. since 1980. Triaxia’s practice areas include organizational strategy and design, as well as team and leadership development. Specific services include management consulting, management training and organizational audits. He is also a trustee of The Maclellan Foundation, Inc., and a director of MetoKote Corporation.

Mr. MacMillan brings management and organizational insight from his consulting practice. He has also served on the boards of public and private companies.
Edward J. Muhl Director since 2005 Age 68	Independent Director Current term expires in 2015 Member of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. Muhl served as the National Leader of the Insurance Regulatory Advisory Practice of PricewaterhouseCoopers from 2001 until his retirement in June 2005. He was Senior Managing Director of Navigant Consulting, Inc. from 1998 to 2000, which he joined as Executive Vice President in 1997. Prior to that time, Mr. Muhl held important regulatory positions within the insurance industry, including Superintendent of Insurance of the State of New York, Insurance Commissioner of the State of Maryland, and President of the National Association of Insurance Commissioners. He is also a director of Farm Family Insurance Company, and previously served as a director of Syncora Holdings, Ltd. from 2008 to 2009.

Mr. Muhl has 45 years of experience in the insurance industry, including service as a regulator. He has previously served as a director of a publicly traded company and currently serves as a director of a non-publicly traded insurance company.

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Information About the Board of Directors

William J. Ryan Director since 2004 Age 69	Independent Director Current term expires in 2014 Chairman of the Board of Directors

Mr. Ryan became Chairman of the Board of Directors of our company effective October 1, 2011. He was Chairman, President and Chief Executive officer of TD Banknorth Inc., a banking and financial services company, from March 2005 until March 2007, and continued as its Chairman until November 2009. He was Chairman, President and Chief Executive Officer of Banknorth Group Inc. from 2000 until its merger with TD Banknorth Inc. in March 2005, and prior to that served as President and Chief Executive Officer of People’s Heritage Savings Bank. He is also a director of WellPoint, Inc.

Mr. Ryan has experience as a board chairman and chief executive officer of companies in the banking and financial services industry. He currently serves as a director and the chair of the compensation committee of another publicly traded company.

Thomas R. Watjen Director since 2002 Age 58	Current term expires in 2014 President and Chief Executive Officer

Mr. Watjen has been President and Chief Executive Officer of Unum since March 2003. He served as Vice Chairman and Chief Operating Officer from May 2002 until March 2003. He became Executive Vice President, Finance in June 1999. Prior to the merger between Unum and Provident, beginning in July 1994, Mr. Watjen served in various roles with Provident. Before joining Unum, Mr. Watjen served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co. He is also a director of SunTrust Banks, Inc.

Mr. Watjen has executive management and financial experience as chief executive officer of our company as well as his prior positions within the financial services industry. He also serves as a director and the chair of the audit committee of another publicly traded company in the financial services industry.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 19

Information About the Board of Directors

Director Compensation

The Human Capital Committee reviews director compensation annually and makes recommendations to the Board as appropriate. Directors who are also employees of the company, such as Mr. Watjen, receive no additional compensation for services as directors of the company or any of its subsidiaries.

Benchmarking

With the assistance of its third-party compensation consultant, Pay Governance LLC, the Committee reviews peer group data to understand market practices for director compensation. Our non-employee director compensation is compared to that of companies in two peer groups: (1) the Proxy Peer Group described on page 39 of the Compensation Discussion and Analysis; and (2) a general industry peer group with market capitalizations ranging from $2 billion to $12 billion, which consisted of 201 companies for the review in December 2012. The Committee uses the approximate median of these peer groups as a reference point for setting director compensation. The use of two peer groups provides an indication of director pay levels both within the insurance industry as well as the broader market.

In December 2012, the Committee’s consultant provided its annual analysis of non-employee director compensation. While the analysis showed that total non-employee director compensation was approximately 5-14% below market median of the two comparator groups, the Committee decided not to make any change to non-employee director compensation.

For information about fees paid to Pay Governance LLC for director and executive officer compensation consulting services, see page 38 of the Compensation Discussion and Analysis.

Elements of Non-Employee Director Compensation

Non-employee directors receive cash retainers and equity awards as outlined in the following table:

CASH AND EQUITY COMPENSATION TO NON-EMPLOYEE DIRECTORS
All Directors:	Value
Annual cash retainer	$80,000
Annual restricted stock unit award	120,000
Committee Chairs:
Additional annual cash retainer - Audit Committee	15,000
Additional annual cash retainer - all other Board committees	10,000
Board Chairman:
Additional annual cash retainer (paid quarterly)	160,000

These amounts are prorated for partial-year service and may be deferred at the election of each director for payment in common stock at a future date. Directors deferring cash compensation receive a number of deferred share rights (each representing the right to one share of common stock) equal to the number of whole shares of common stock that could be purchased for the deferred amount based on the closing price of a share of common stock on the date the cash compensation is payable.

Directors’ expenses associated with attending Board and committee meetings, or other meetings relating to company business, are paid by the company. Directors are eligible to participate in our employee

20 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Information About the Board of Directors

matching gifts program. Under this program, we match up to $7,500 each year for eligible gifts to non-profit organizations.

We do not have a retirement plan for directors. Dr. Goldsberry, who served as a director of UNUM Corporation prior to its merger into our company in 1999, is entitled to receive an annual payment of $27,500 for four years under the UNUM Corporation plan upon his ceasing to be a director.

2012 Compensation

The following table provides details of the compensation of each person who served as a non-employee director during 2012.

NON-EMPLOYEE DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
E. Michael Caulfield	$90,000	$120,009	$6,040	$7,000	$223,049
Pamela H. Godwin	80,000	120,009	7,245	2,200	209,454
Ronald E. Goldsberry	90,834	120,009	9,899	1,303	222,045
Kevin T. Kabat	79,993	120,009	3,205	-	203,207
Timothy F. Keaney	60,000	90,007	-	-	150,007
Thomas Kinser	80,000	120,009	10,834	500	211,343
Gloria C. Larson	90,000	120,009	18,387	7,500	235,896
A.S. (Pat) MacMillan, Jr.	90,000	120,009	-	-	210,009
Edward J. Muhl	80,000	120,009	-	-	200,009
Michael J. Passarella	95,000	120,009	718	7,500	223,227
William J. Ryan	239,166	120,009	4,407	-	363,582

(1)	These amounts include annual and committee retainers which were paid in cash or deferred. The amount of annual compensation deferred was: Mr. Kabat – $79,993. Compensation is deferred in the form of deferred share rights.

(2)	On May 24, 2012, each non-employee director (other than Mr. Keaney) was granted 5,944 restricted stock units under the Unum Group Stock Incentive Plan of 2012. Upon his election to the Board on August 15, 2012, Mr. Keaney received a prorated grant of 4,630 restricted stock units. The amounts shown are the grant date value of these units. We account for stock-based payments under the requirements of ASC Topic 718. A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 10 of the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	The amounts shown represent dividend reinvestment earnings on deferred share rights in each director’s account.

(4)	The amounts shown represent matching gifts, and reimbursement of taxes in the case of Dr. Goldsberry.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 21

Information About the Board of Directors

Director Stock Ownership and Retention Guidelines

Each non-employee director is expected to own Unum securities with an aggregate value in excess of five times the director’s annual cash retainer (or $400,000). Prior to last year’s annual meeting of shareholders, the ownership goal was three times the director’s annual cash retainer (or $240,000). Directors who continued service on the Board following last year’s annual meeting have until May 24, 2014 to meet the increased goal (and until that time they are expected to continue to meet the prior goal), while new directors have five years from the date of their election.

Each non-employee director is also expected to retain Unum securities received as a result of director compensation for at least three years from the time the securities vest, and to retain at least the number of securities necessary to meet his or her ownership goal until retirement from the Board.

The Committee annually reviews each director’s stock ownership level. If a director does not reach his or her ownership goal in a timely manner, the Committee will determine whether action is appropriate. As of December 31, 2012, nine of our non-employee directors had met the increased ownership goal. The other two non-employee directors are expected to meet the increased ownership goal within the time period provided for reaching the goal.

22 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines on a number of significant matters, including director selection and independence, director responsibilities, Board leadership and management succession. The corporate governance guidelines are available on our website at www.unum.com by clicking “Investors” and then “Corporate Governance.” The Governance Committee regularly reviews developments in corporate governance and recommends updates to the corporate governance guidelines and other documents as necessary or appropriate in response to regulatory requirements and evolving practices.

Board Leadership Structure

William J. Ryan, an independent director, serves as Chairman of the Board, and Thomas R. Watjen serves as Chief Executive Officer (CEO). The Board has determined that separation of the Chairman and CEO positions is appropriate at this time because it enables the CEO to devote the significant time and focus necessary to manage our business in the current environment. Our corporate governance guidelines allow the Board to combine the offices of Chairman and CEO when appropriate.

As an independent Chairman, Mr. Ryan is deemed the lead independent director. As such, he presides over executive sessions of the independent directors, facilitates information flow between directors and senior management, consults with the CEO and senior management about schedules, agendas and participants for Board meetings, and performs other duties specified in our corporate governance guidelines. If a non-independent director becomes Chairman, the Board will elect an independent director annually to serve as the lead independent director.

Our independent directors generally meet in executive session at each regularly scheduled Board meeting. Executive sessions enable the independent directors to discuss matters without management present, including management performance, succession planning and Board effectiveness. The independent directors met five times in executive session during 2012.

Director Independence

Our corporate governance guidelines provide that a substantial majority of the Board will be independent. For a director to be considered independent, the Board must determine that the director has no material relationship with our company, and the director must meet the requirements for independence under the listing standards of the New York Stock Exchange (“NYSE”). The Board has also determined that certain categories of relationships are not considered to be material relationships that would impair a director’s independence. These independence standards are listed in our corporate governance guidelines, which are available on our website at www.unum.com by clicking “Investors” and then “Corporate Governance.” In making independence determinations, the Board considers all relevant facts and circumstances.

The Governance Committee reviews information about the directors’ relationships and affiliations that might affect their independence and makes recommendations to the Board as to the independence of the directors.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 23

Corporate Governance

Based on a review of the findings and recommendations of the Governance Committee and applying the standards described above, the Board has determined that each of our directors is independent, with the exception of Thomas R. Watjen, our President and CEO.

Process for Nominating Directors

The Governance Committee is responsible for identifying and evaluating director candidates and recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Committee has retained a third party search firm to assist with recruitment efforts in preparation for upcoming retirements. This firm identifies candidates who meet the criteria of our search, provides requested background and other relevant information regarding candidates, and coordinates arrangements for interviews as necessary. Nominees may also be suggested by directors, management or shareholders.

Shareholders who wish to nominate director candidates must submit written notice of their nominations to the Corporate Secretary at Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402 in accordance with the process described on page 98 in the section titled “Shareholder proposals and nominations for our 2014 annual meeting.” Our policy is to consider candidates recommended by shareholders in the same manner as other candidates.

As specified in our corporate governance guidelines, the following criteria are used in evaluating the candidacy of a prospective nominee:

—	Reputation for high ethical conduct, integrity, sound judgment and accountability;

—	Current knowledge and experience in one or more core competencies;

—	Ability to commit sufficient time to the Board and its committees;

—	Collegial effectiveness; and

—	Diversity, whether in viewpoints, gender, ethnic background, age, professional experience or other demographics (though no specific diversity policy is applied).

The core competencies sought in any particular candidate depend on the current and future needs of the Board based on an assessment of the composition of the Board and the mix of attributes and qualifications represented. Core competencies include knowledge and experience in finance, investments and accounting, executive management, the insurance or financial services industry, risk oversight, technology, marketing, strategic planning, regulatory compliance and public policy.

In addition to the criteria described above, the Governance Committee considers other specific qualifications that may be desired or required of nominees, including their independence and ability to satisfy Audit Committee or Human Capital Committee requirements. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s interest in continuing to serve, past attendance at meetings, contributions to the Board and committees on which the director serves, and the results of the most recent Board, committee and individual director evaluations.

24 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Corporate Governance

Limits on Board and Audit Committee Service

No director may serve on more than three public company boards in addition to our Board, and no director may serve on more than two audit committees of public companies in addition to our Audit Committee.

Board Meetings and Attendance

The Board of Directors met 11 times during 2012. Each incumbent director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during the periods of the director’s service in 2012.

Directors are expected to attend annual meetings of shareholders. All directors serving on the Board at the time of our annual meeting in 2012 attended that meeting.

Committees of the Board

The Board of Directors has five standing committees: Audit, Finance, Governance, Human Capital and Regulatory Compliance. Each committee has a charter that is available on our website at www.unum.com by clicking “Investors” and then “Corporate Governance.” In addition to the duties contained in their respective charters, each committee may be assigned additional tasks by the Board, and each is charged with reporting its activities to the Board.

Below is a list of the current committee members and the number of meetings held during 2012.

BOARD MEMBERS AND COMMITTEES
Name	Term Expires	Audit	Finance	Governance	Human Capital	Regulatory Compliance
E. Michael Caulfield	2013	X	Chair
Pamela H. Godwin	2015		X	X
Ronald E. Goldsberry	2013		X	Chair
Kevin T. Kabat	2013	X			X
Timothy F. Keaney	2014	X	X
Thomas Kinser	2015	X			X
Gloria C. Larson	2014			X		Chair
A.S. (Pat) MacMillan, Jr.	2015				Chair	X
Edward J. Muhl	2015				X	X
Michael J. Passarella	2013	Chair				X
2012 Committee Meetings		11	5	9	12	4

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Corporate Governance

Audit Committee

The Audit Committee assists the Board in oversight of financial statement and disclosure matters, the relationship with our independent auditor, the internal audit function, risk management responsibilities, and compliance with legal and regulatory requirements. A more complete description of the responsibilities of the Audit Committee is included in the Report of the Audit Committee beginning on page 30.

All members of the Audit Committee meet the independence requirements of the SEC, the NYSE and our corporate governance guidelines. The Board has determined that four members of the Audit Committee, Michael J. Passarella, E. Michael Caulfield, Kevin T. Kabat and Timothy F. Keaney, are “audit committee financial experts” as defined by SEC rules and have accounting or related financial management expertise within the meaning of the listing standards of the NYSE. All members of the Audit Committee have been determined by the Board to be “financially literate” as required by the NYSE.

Finance Committee

The Finance Committee assists the Board in oversight of our investments, capital and financing plans and activities and related financial matters and the associated risks. Among other responsibilities, the Finance Committee:

—	evaluates and recommends to the Board capital and financing plans, activities, requirements and opportunities;

—	oversees implementation of and compliance with investment strategies, guidelines and policies;

—	reviews, assesses and reports on the impact of various finance activities on our debt ratings; and

—

monitors, evaluates and makes recommendations to the Board regarding matters pertaining to our closed block segment, including the long-term care business, that could have a meaningful impact upon any of the matters for which the Committee has oversight responsibility.

All members of the Finance Committee meet the independence requirements of our corporate governance guidelines.

Governance Committee

The Governance Committee assists the Board in implementation and oversight of our corporate governance policies. Among other responsibilities, the Governance Committee:

—	oversees compliance with our corporate governance guidelines;

—	sets director selection criteria and identifies qualified candidates for the Board;

—	oversees the process for Board and committee evaluations; and

—	periodically makes recommendations to the Board regarding committee membership.

All members of the Governance Committee meet the independence requirements of the NYSE and our corporate governance guidelines.

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Corporate Governance

Human Capital Committee

The Human Capital Committee assists the Board in oversight of our compensation and benefit programs and related risks to support business plans, attract and retain key executives and tie compensation to performance. Among other responsibilities, the Human Capital Committee:

—	establishes our general compensation philosophy, principles and practices;

—	evaluates and approves compensation and benefit plans;

—	reviews and approves compensation of the CEO and other senior executives; and

—	advises the Board on the Compensation Discussion and Analysis in our proxy statements, including consideration of the most recent say-on-pay vote.

All members of the Human Capital Committee meet the independence requirements of the NYSE and our corporate governance guidelines and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Regulatory Compliance Committee

The Regulatory Compliance Committee assists the Board in its oversight of regulatory, compliance, policy and legal matters and related risks to ensure that we maintain compliance with laws and regulations and the highest levels of integrity. Among other responsibilities, the Regulatory Compliance Committee:

—	monitors the effectiveness of our compliance efforts concerning applicable regulatory and legal requirements and internal policy;

—	reviews and discusses with management any communication to or from regulators or governmental agencies and any information regarding our compliance with applicable laws or regulations; and

—	monitors the investigation and resolution of any significant instances of noncompliance or potential compliance violations.

All members of the Regulatory Compliance Committee meet the independence requirements of our corporate governance guidelines.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board is responsible for managing strategic risk and regularly reviews information regarding our capital, liquidity and operations, as well as the risks associated with each. The Board receives an enterprise risk management report at least annually, and usually more frequently. The Audit Committee is responsible for oversight of the company’s risk management process, financial risk, operational risk and any other risk not specifically assigned to another committee. A report on the company’s risk and risk management is provided to the Audit Committee at least quarterly. The Finance Committee is responsible for oversight of risks associated with investments and related financial matters, including those pertaining to our closed block segment. The Human Capital Committee is responsible for overseeing the management of risks relating to our compensation plans and programs; in connection with this oversight it receives an analysis from enterprise risk management with respect to these risks. The

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 27

Corporate Governance

Regulatory Compliance Committee oversees management of risks related to regulatory, compliance, policy and legal matters, both current and emerging and whether of a local, state, federal or international nature. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks in addition to the risk information it receives directly.

Compensation Risk

Our enterprise risk management department, in consultation with the Human Capital Committee, has undertaken a risk assessment of our compensation programs and practices. The process included the following steps:

—	Review the overall design and philosophy of the incentive compensation programs;

—	Review and assess the 2012 annual incentive program and long-term incentive program performance measures for alignment between actual results and achievement payout levels;

—	Identify fundamental principles to test, including the SEC’s non-exclusive list of situations where compensation programs may have the potential to raise material risks to the company; and

—

Assess the incentive programs in light of the company’s primary risks (as disclosed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012) and the company’s annual financial and capital plans; and

—	Assess the effect of any proposed design changes to the 2013 incentive plans.

Based on this assessment, the following conclusions were reached:

—	The company’s incentive program targets, thresholds, caps, weights and payout curves are effective control mechanisms.

—	The incentive plans are balanced and align the long-term interests of stakeholders and management.

—	The program’s goals are effectively balanced and consistent with the risk levels embedded in the company’s financial and capital plans.

—	All potential awards are subject to Human Capital Committee discretion and the company has a recoupment policy in place in the event of a material earnings restatement.

Our enterprise risk management department and the Human Capital Committee do not believe the company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the company.

Director Retirement Policy

Our bylaws state that no person may serve as a member of the Board beyond the date of the annual meeting of shareholders immediately following his or her 72nd birthday.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, none of the members of the Human Capital Committee was an officer or employee of the company, and none of our executive officers served as a member of a board of directors or

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Corporate Governance

compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Human Capital Committee.

Related Party Transactions and Policy

The Board has adopted a written policy concerning related party transactions. This policy covers any transaction in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. A “related party” means any of our directors, director nominees or executive officers, any of their immediate family members, any person known to us to beneficially own more than 5% of our outstanding common stock, and any entity in which any of these persons has an interest as an employee, principal or 10% or greater beneficial owner or other material financial interest.

Prior to entering into a transaction that may be viewed as a related party transaction, the related party must notify our general counsel of the facts and circumstances of the transaction. If the general counsel determines that the proposed transaction is a related party transaction, it is submitted to the disinterested members of the Audit Committee for consideration at the next Committee meeting (or to the chair of the Committee if it is not practical to wait until the next meeting and the chair is not a related party to the transaction). The Committee considers all relevant facts and circumstances, including the benefits to the company, benefits to the related party, and if the related party is an independent director or nominee, the potential effect of entering into the transaction on the director’s or nominee’s independence, any improper conflict of interest that may exist, the availability of other sources for the products and services, the terms of the transaction, and the terms available from or to unrelated third parties generally.

The transaction may be approved if it is determined in good faith not to be inconsistent with the best interests of the company and shareholders. Certain types of transactions are deemed to be pre-approved by the Audit Committee, including executive officer and director compensation arrangements approved by the Board of Directors or the Human Capital Committee and any transaction between the company and any entity in which a related party has a relationship solely as a director, less than 10% equity holder, or employee (other than executive officer), or all of these relationships.

Transactions with Related Persons

During 2012 and up to the date of this proxy statement, there have been no related party transactions, other than those described above as being deemed pre-approved.

Codes of Conduct and Ethics

The Board has adopted a code of conduct establishing certain business practices and ethics applicable to all of our directors, officers and employees. The Board has also adopted a separate code of ethics applicable to our CEO and certain of our senior financial officers. Both of these codes are available on our website at www.unum.com by clicking “Investors” and then “Corporate Conduct and Ethics.”

We will provide notice of any waivers of the code of conduct granted to executive officers or directors on our website, and will report to the SEC any waivers of the code of ethics granted to our CEO or certain of our senior financial officers. No waivers have been requested or granted to date, and no requests for waivers are anticipated.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 29

The Audit Committee operates under a written charter adopted by the Board of Directors. The primary purpose of the Committee is to assist the Board of Directors in its oversight of:

—	the integrity of the company’s financial statements;

—	the effectiveness of the company’s internal control over financial reporting;

—	the company’s compliance with legal and regulatory requirements;

—	the qualifications and independence of the company’s independent auditor;

—	the performance of the company’s internal audit function and independent auditor;

—	financial risk, operational risk and any other risks the oversight of which is not allocated to another committee of the Board; and

—	the company’s enterprise risk management program.

Among other responsibilities described elsewhere in this report, the Committee reviews and discusses matters relating to the company’s financial and accounting reporting processes; reviews and discusses with management and the independent auditor the company’s annual and quarterly financial statements and related disclosures in reports filed with the SEC; pre-approves all audit services and permitted non-audit services to be performed by the company’s independent auditor; reviews and, as appropriate, discusses with management and the independent auditor the responsibilities and performance of the internal audit function, including audit findings and management responses; reviews and discusses with management the adequacy and effectiveness of the company’s risk management program; and obtains and reviews reports concerning the company’s policies and procedures for ensuring compliance with applicable laws, regulations and the company’s Code of Conduct.

Management is primarily responsible for the preparation, presentation and integrity of the company’s financial statements and for the reporting process, including the establishment and effectiveness of the company’s internal control over financial reporting. The company’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on whether they conform to generally accepted accounting principles. The independent auditor also is responsible for auditing the effectiveness of the company’s internal control over financial reporting. The independent auditor reports directly to the Committee, which is responsible for the appointment, compensation, retention and oversight of the work performed by the independent auditor.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the company’s audited financial statements for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent auditor its judgments of the quality and acceptability of the company’s accounting principles. The Committee discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the auditor’s communications with the Committee concerning independence. The Committee also discussed with the independent auditor matters relating to its independence, including consideration of whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence.

30 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Report of the Audit Committee

The Committee discussed with the company’s internal auditors and independent auditor, and received regular status reports from them concerning, the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the effectiveness of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

In evaluating the performance of the company’s independent auditor, the Committee took into consideration a number of factors, including the professional qualifications of the firm and the lead audit partner, the quality and candor of the firm’s communications with the Committee and the company, and evidence supporting the firm’s independence, objectivity, and professional skepticism. Based on this evaluation, the Committee appointed Ernst & Young LLP as the company’s independent auditor for 2013. Although the Committee has sole authority to appoint the independent auditor, the Committee recommended that the Board of Directors seek shareholder ratification of the appointment at the Annual Meeting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the company’s audited financial statements for the year ended December 31, 2012 be included in the company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Michael J. Passarella, Chair

E. Michael Caulfield

Kevin T. Kabat

Timothy F. Keaney

Thomas Kinser

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 31

In this section, we provide an overview of our compensation philosophy and processes and explain how the Human Capital Committee of our Board (the “Committee”) arrived at its compensation decisions for the below named executive officers (“NEOs”), all of whom are included in the 2012 Summary Compensation Table on page 63:

—	Thomas R. Watjen, President and Chief Executive Officer

—	Richard P. McKenney, Executive Vice President and Chief Financial Officer

—	Kevin P. McCarthy, Executive Vice President and Chief Operating Officer; President and Chief Executive Officer, Unum US

—	Randall C. Horn, Executive Vice President, President and Chief Executive Officer, Colonial Life

—	Liston Bishop III, Executive Vice President and General Counsel

Business and Performance Review

Our Business

We are a leading provider of financial protection benefits in the United States and United Kingdom. Our products, which are primarily offered through the workplace, include disability, life, accident and critical illness insurance and help protect millions of working people and their families from the financial hardships that can occur in the event of illness, injury or loss of life. In 2012, we paid more than $6 billion in benefits to hundreds of thousands of customers who faced illness, injury or loss of life.

Our business operations are divided into three divisions selling active products – Unum US, Unum UK and Colonial Life – and a closed block of business that includes products we service and support but no longer actively sell.

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Compensation Discussion and Analysis

2012 Performance

Overall, 2012 was another successful year for Unum as we continued to deliver solid operating results for our shareholders. We faced a number of external challenges in 2012 as low interest rates continued to hamper our investment returns and the sluggish economic environment pressured our top-line growth. In spite of these and other ongoing challenges, we grew the businesses we targeted for growth, generated solid profitability in our core businesses and maintained a solid financial foundation.

Among the highlights for the year(1):

— — — — —

We reported pre-tax operating income of $1.24 billion and after-tax operating income of $887.5 million on operating revenues of $10.46 billion and operating earnings per share of $3.15, a 5.7% increase and the 7th consecutive year of operating earnings per share growth.

Overall, premiums, which include our Closed Block segment, grew 2.7% year-over-year. Premium in the markets we targeted for growth grew 4.7% in 2012, capping more than two years of steadily improving trends in this area.

We continued to deliver strong investment results and, through our emphasis on sound risk management, our credit quality remains among the best in the insurance industry.

We continued to generate a return on equity above the industry average with our active businesses delivering a return of 14.12% and total company ROE of 12.26%.

Additionally, our brand strengthened, as we maintained strong customer and claimant satisfaction ratings, corporate image and reputation reached its highest level ever, and our visibility among public policy makers grew as we took a more active role in promoting the importance of financial protection benefits offered through the workplace.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 33

Compensation Discussion and Analysis

— — — —

Our corporate citizenship efforts have been recognized by several independent organizations, including being named one of Forbes 100 Most Trustworthy Companies, a Corporate Leader in Political Disclosure and Accountability by the Center for Political Accountability, one of Newsweek’s Top 50 Green Companies, and one of the Best Places to Work in Insurance by Business Insurance.

We maintained a strong balance sheet and capital position which closed the year near the high end of all of our capital related targets.

We repurchased $500 million in stock and increased our dividend by about 24%. Since early 2008, we have repurchased approximately $2.2 billion of our shares and increased dividend paid per common share by 73%.

Our consistent operating results and financial position led to ratings upgrades by both S&P and Moody’s during the year.

Our book value per share (ex-AOCI) grew 12% to $29.55 at the end of 2012.

SHAREHOLDER AND RATING AGENCY ACTIONS
	Share Repurchases	Dividend Increase	Rating Agency Upgrade
2008	$700 million	—	S&P
2009	—	10%	—
2010	$356 million	12%	Moody’s and Fitch
2011	$620 million	14%	A.M. Best
2012	$500 million	24%	S&P and Moody’s

Business Segment Highlights

Within the specific business areas, performance was as follows:

Our Unum US segment, representing 57.8% of our consolidated premium income in 2012, reported record operating income in 2012 with a 3.7% increase driven by growth in premium income and strong risk results and expense management. Premium income increased 3.7% in 2012, despite the challenging economy and competitive environment, and sales increased 7.5%, with growth in each of our product lines and in each of our major market segments. Unum US continued to generate above-market returns across all of its primary business segments, with a return on equity of 13.80%.

(1)	In analyzing performance, the company sometimes uses non-GAAP financial measures that differ from what is reported under GAAP. Refer to Appendix C for reconciliations of the non-GAAP financial measures used throughout this document, including operating income, operating revenue, operating earnings per share, return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures.

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Compensation Discussion and Analysis

Unum UK, representing 9.0% of our consolidated premium income in 2012, reported a decrease in operating income of 31.1% in 2012, due primarily to adverse risk results in the group life product line. Premium income grew 2.2% while Unum UK sales decreased 6.1%, primarily driven by lower group life sales as the company took actions to address profitability concerns in this line of business. The Unum UK return on equity for 2012 was 12.22%.

Colonial Life, representing 15.4% of our consolidated premium income in 2012, reported record operating income with a 1.6% increase in 2012. Premium income grew 5.2% in 2012 while sales decreased 1.1% in the year. Consistent with past years, Colonial Life continues to generate solid margins and returns, with a return on equity of 16.75%.

Our investment results remain solid, although our net investment income declined slightly in 2012, primarily due to a decline in yield on invested assets as we continue to invest new cash flows at lower rates. Our asset quality remains strong, with a net unrealized gain on our fixed maturity securities of $7.2 billion at December 31, 2012, compared to $5.8 billion at December 31, 2011.

Total Shareholder Return

We continue to manage the business to create long-term value for our shareholders. As referenced earlier, while underlying business performance in 2012 was strong, the company’s stock performance was below that of its peers. Our total shareholder return (TSR) over the last five years outperformed our industry and Proxy Peer Group, which we believe is an indication of the strength of our business and financial plan. Our short-term return is less favorable, with a one-year TSR of 1.04%. We believe this is a result of a couple of factors. First, many companies in Unum’s peer group had more significant declines during the financial and economic crisis and may show greater year-over-year returns as they move back to pre-crisis levels. In addition, concerns regarding the low interest rate environment and business performance in a couple of areas also weighed on our share price performance. We continue to feel confident that the company’s history of solid operating results and returning value to shareholders will be recognized in the market – in fact, we are encouraged by the stock performance during the first quarter of 2013.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 35

Compensation Discussion and Analysis

Response to 2012 Say-on-Pay Vote

At our 2012 annual meeting of shareholders, the advisory vote on executive compensation passed by a vote of 71%, which was lower than the previous year’s vote. Although 10 of our 11 largest shareholders supported the say-on-pay vote, the Committee and management initiated a review of our executive compensation program. We evaluated the reports of proxy advisory firms as well as feedback from our outreach program to institutional investors.

Based on this feedback, the Committee has taken or authorized the following principal actions to be taken in 2013 to better align the interests of shareholders and executives:

—	Established new performance goals for our long-term incentive plan to reduce overlap with the performance goals for our annual incentive plan;

—

Introduced performance share units (“PSUs”) based on three-year, prospective average return on equity and average earnings per share goals, with a modifier tied to relative total shareholder return (see “2012 Decisions on Compensation Design” beginning on page 49);

¡	PSU awards were made to the CEO in 2013 and will be implemented for senior vice presidents and above, including our other NEOs, beginning in 2014;

—

Enhanced proxy disclosure to provide a more detailed explanation of the rationale behind compensation decisions and a more comprehensive discussion of goals, individual performance and the linkage to compensation; and

—

Supplemented disclosure of our annual and long-term incentive performance metrics by including threshold, maximum and actual performance levels for each metric (see “Performance Targets” beginning on page 44).

The Committee and the Board have carefully evaluated our executive compensation program and the feedback received from our shareholders, and believe the above actions appropriately respond to shareholders on these important issues.

Compensation Program Structure and Decisions

Our executive compensation philosophy is designed to reward performance that helps us achieve our corporate objectives and attract and retain talented individuals. We do this by:

—	Offering a base salary that reflects the competitive market as well as the roles, skills, abilities, experience and performance of employees;

—	Providing incentive opportunities for all employees based on the achievement of corporate and individual performance goals; and

—

Aligning the long-term interests of management and shareholders by offering performance-based equity compensation opportunities and requiring senior executive officers to own shares and retain equity awards for a specified period of time after vesting. This practice also promotes a culture of ownership and accountability in the company.

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Compensation Discussion and Analysis

Elements of Pay

There are five primary elements of pay in our executive compensation program, which are summarized in the table below.

Those pay elements that are “at risk,” or contingent on individual or corporate performance are noted in the table below. Our NEOs, as the most senior officers in the company, have a majority of their total compensation at risk. For 2012, 85.4% of Mr. Watjen’s compensation was at risk. For the remaining NEOs, 71.3% of their aggregate compensation was at risk.

PAY ELEMENTS
Compensation Element	Objective/Purpose
Annual base salary

To provide a fixed amount of compensation which is reflective of the market for similar jobs as well as individual skills, abilities and performance. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Annual incentive awards (at risk)

To motivate executives to achieve short-term corporate financial goals as well as individual objectives. Aligns with our compensation philosophy of rewarding performance in the achievement of short-term corporate objectives.

Long-term incentive awards (at risk)

To motivate long-term performance and align the interests of management and shareholders. Aligns with our compensation philosophy of rewarding long-term performance and attracting and retaining talented individuals.

Retirement and workplace benefits

To provide a competitive program which addresses health, welfare and retirement needs of executives and other employees. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Perquisites and other personal benefits	Most perquisites were eliminated as of January 1, 2008. The limited perquisites we currently offer are in support of a specific business purpose or a contractual arrangement.

Roles of the Committee, CEO and Consultants

The Committee, CEO and compensation consultant each have important roles in our compensation program. The Committee, with input from the CEO and compensation consultant, exercises its own independent judgment to:

—	Evaluate, design and administer a compensation program for executive officers that appropriately links pay, company and individual performance, and the creation of shareholder value;

—	Review the performance of the CEO, with input from the full Board, and determine his compensation; and

—	Determine compensation for each of the other NEOs.

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Compensation Discussion and Analysis

The CEO provides input to the Committee on compensation issues but does not participate in any decisions related to his own compensation. He provides to the Committee:

—	A self-assessment outlining his own performance for the year;

—	Performance assessments and compensation recommendations for executives who report to him, which includes all of the NEOs; and

—	His perspective on the business environment and the company’s performance.

Pay Governance LLC was retained by the Committee as its compensation consultant in 2012 to provide objective, expert analyses, independent advice and information on executive and director compensation. A senior representative of the compensation consultant generally attends Committee meetings, participates in executive sessions of the Committee without management present and communicates directly with Committee members outside of meetings. Management interacts with the compensation consultant only when doing so on behalf of the Committee or as it relates to proposals the Committee will review for approval.

The Committee has adopted a policy requiring that its compensation consultant be independent. During 2012, the Committee assessed the independence of Pay Governance LLC, taking into account the following factors:

—	Compliance with the Committee’s independence policy;

—	Other services, if any, provided to the company by the consultant;

—	The amount of fees paid by the company to the consultant as a percentage of its total revenues;

—	Any business or personal relationships between the consultant (including its representatives) and the company’s directors or senior officers; and

—	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in the company.

Pay Governance LLC has attested to its independence and does not provide any services to the company other than those related to director and executive compensation consulting. Fees paid to Pay Governance LLC for such services provided in 2012 totaled $260,047. Based on its assessment, the Committee concluded that the compensation consultant is independent under the Committee’s policy and that the compensation consultant’s work has not raised any conflict of interest.

In addition, the company’s finance, human resources and legal staff, including the chief financial officer and the general counsel, support the Committee in its work. Employees from these departments discuss various executive compensation topics with the Committee and its compensation consultant, including how compensation plans fit in with other programs and business objectives. Although these staff members may make recommendations, the final decision on all executive compensation matters rests solely with the Committee.

Compensation Benchmarking

The Committee compares the compensation of our named executive officers to the median pay of executives in similar positions at peer companies. By targeting each element to the approximate median of the appropriate comparator group, we ensure that the balance among the elements is competitive, while at the same time allowing company and individual performance to determine a majority of the compensation received by our NEOs. Overall, these benchmarking comparisons are used as points of reference and are secondary to the primary factors considered by the Committee when making

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Compensation Discussion and Analysis

compensation decisions: company performance; individual performance; the executive’s level of responsibility; the creation of shareholder value; our executive compensation philosophy; and the results of the most recent shareholder say-on-pay vote.

The two sources used by the Committee for benchmarking executive compensation are:

—

For CEO and CFO compensation, a proxy peer group comprised of insurance and financial services companies that are either our business competitors or primary competitors for talent (“Proxy Peer Group”). This group is also a reference for compensation programs and practices. The composition of this group is reviewed annually by the Committee.

—

For the compensation of our other NEOs, the Towers Watson Diversified Insurance Study of Executive Compensation (“Diversified Insurance Study”). This source is used because responsibilities of our NEOs may not be directly comparable with those of named executives at other companies in the Proxy Peer Group.

As part of its review of the Proxy Peer Group in 2012, the Committee requested detailed analysis to understand how sensitive compensation is to the size of companies within the peer group. The two largest and two smallest peers (as defined by their average ranking within the peer group on assets, market capitalization and revenues) were excluded. Regression analysis showed that (1) excluding these peers would have no impact on the compensation medians or Unum’s relative ranking within the group, (2) there was a low correlation between asset size and CEO compensation and, (3) though more closely correlated to CEO compensation, market capitalization can be a volatile measure, which could imply greater year-over-year variability in compensation than is actually occurring in the market. Based on the analysis, the Committee decided to make no changes to the Proxy Peer Group. Unum continues to approximate the median of peer assets, market capitalization and revenue.

The following table lists the companies in the Proxy Peer Group and the Diversified Insurance Study.

PROXY PEER GROUP(1)(2)		DIVERSIFIED INSURANCE STUDY(1)
Aetna	Lincoln Financial	Aegon USA	Massachusetts Mutual
Aflac	Marsh & McLennan	Aflac	Metlife
Aon	Metlife	AIG	Nationwide
Assurant	Principal Financial	Allstate	New York Life
Cigna	Protective Life	American United Life	Northwestern Mutual
CNO Financial	Prudential Financial	AXA Group	Pacific Life
Genworth Financial	Stancorp Financial	Cigna	Phoenix Companies
Hartford Financial Services	Torchmark	CNO Financial	Principal Financial
Humana		Genworth Financial	Prudential Financial
		Guardian Life	Securian Financial
		Hartford Financial Services	Sun Life Financial
		ING	Thrivent Financial
		John Hancock	TIAA-CREFF
		Lincoln Financial	USAA

(1)	For compensation decisions made in early 2012, benchmarking comparisons were made to the 2011 Diversified Insurance Study of Executive Compensation and the 2011 Proxy Peer Group. Although Unum participates in the Diversified Insurance Study, we are excluded from this table. CNO Financial was a new participant in the DIS Survey for 2011, increasing the number of participants from 28 in 2010 to 29 in 2011.

(2)	The Proxy Peer Group includes both property and casualty insurers and life and health insurers, with Unum being slightly above the peer median for assets and slightly below the peer median for revenue for the year ended December 31, 2011. Unum is not part of the Proxy Peer Group.

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Compensation Discussion and Analysis

Individual Performance Assessments

The Committee uses individual performance assessments as a factor in its determination of compensation for each NEO. Individual performance is measured against the six leadership criteria listed in the table below and can be used to adjust earned awards between 0% and 125%.

Evaluation Criteria

In evaluating how effectively each NEO met the leadership criteria, the Committee considers:

—	Company performance;

—

The CEO’s performance assessments of the other NEOs. For each individual, this includes a self assessment and a “360 evaluation” of performance by a combination of the CEO, peers, direct reports and other partners; and

—	A Board assessment of each NEO against stated goals in the areas listed in the table below.

LEADERSHIP CRITERIA	BOARD ASSESSMENT GOAL AREAS
Delivers results	Strategic planning
Builds organizational talent	Demonstrated performance
Makes effective decisions	Building and sustaining a high-functioning organization and team
Creates business and enterprise value	Humility and ego maturity
Engages employees in the corporate vision	Statesmanship
Adheres to the company’s values	Balance of putting the company first with appropriate self-care and resilience
Ability to balance complex competing factors
Commitment to enterprise as well as business unit

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Compensation Discussion and Analysis

2012 Performance Assessment and Highlights

The named executive officers’ performance plans for 2012 included the following common performance goals with specific areas of focus for each goal. In addition, plans included goals specifically related to the executives’ respective business areas.

2012 COMMON PERFORMANCE GOALS
1.	Achieve the business and financial objectives the Board approved for the company, which includes the following areas of focus:
	—	Positioning each business to leverage current market positions and opportunities
	—	Appropriately redeploying the company’s excess capital
	—	Continuing to consider and develop additional centers of excellence
2.	Deepen the management talent and employee engagement throughout the company:
	—	Strengthen the CEO and senior executive team succession plan
	—	Build organizational depth throughout the Company
	—	Continue to take actions to assure that our workforce diversity matches that of our key stakeholders
3.	Continue to develop the culture and values of the company at all levels which includes:
	—	Ethics and compliance
	—	Social responsibility
	—	Risk management
4.	Further enhance the image and reputation of the company:
	—	Including with regulators, media, and public policy makers

Based on the above criteria, the Committee assessed the individual performance of our NEOs and awarded each an individual performance percentage. These percentages were used in calculations for annual and long-term incentive awards described later in this section.

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Compensation Discussion and Analysis

Individual performance highlights for each NEO, and their awarded performance percentage, are included below:

Thomas R. Watjen, President and CEO

In assessing Mr. Watjen’s performance for 2012, the Committee noted that he:

—	Achieved most of the company’s business and financial objectives, the exceptions being in Unum UK and the Closed Block, which did not meet their objectives for the year.

—

Maintained a strong balance sheet and capital position which has lead to rating upgrades and allowed the company to once again this year raise its dividend and repurchase a meaningful amount of stock to consistently create value for shareholders.

—	Made significant progress in strengthening and deepening the leadership team throughout the company.

—

Continued to develop the company culture and values at all levels, including ethics and compliance, risk management and social responsibility, while also enhancing the image and reputation of the company.

Given these accomplishments, the Committee awarded Mr. Watjen an individual performance percentage of 95% for his annual incentive award and 115% for his long-term incentive award. The Committee awarded a greater percentage in Mr. Watjen’s long-term incentive award based on the factors noted above as well as Mr. Watjen’s decision-making and strategic positioning of the company. The ratings are lower this year primarily because of the shortfall in performance in Unum UK and the Closed Block. However, the Committee noted how quickly Mr. Watjen addressed business areas that were underperforming.

Richard P. McKenney, CFO

In assessing Mr. McKenney’s performance for 2012, the Committee noted that he:

—	Achieved most of the company’s financial, operational, and organizational objectives, the exceptions being in Unum UK and the Closed Block, which did not meet their objectives for the year.

—

Effectively balanced operating and financial goals while maintaining a strong capital base that positions the company well for the longer term and also positions it to regularly return capital to shareholders through dividend increases and repurchasing its shares.

—	Further developed talent, both within the finance organization as well as across the enterprise.

—	Broadened his operational knowledge and deepened his connections within the businesses, and, as a result, he has continued to contribute at a very high level.

Given these accomplishments, the Committee awarded Mr. McKenney an individual performance percentage of 110% for his annual incentive award and 120% for his long-term incentive award. The Committee awarded a greater percentage in Mr. McKenney’s long-term incentive award based on the factors noted above as well as his disciplined assessment of corporate development opportunities, strong capital management strategy, the investment performance in a difficult environment and the overall strength of the investment portfolio. His annual incentive is slightly lower than last year because of the underperformance in Unum UK and the Closed Block.

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Compensation Discussion and Analysis

Kevin P. McCarthy, COO and President and CEO of Unum US

In assessing Mr. McCarthy’s performance for 2012, the Committee noted that he:

—	Led Unum US to another solid year with strong performance in nearly all financial and operational areas. Unum US enjoyed record before-tax operating income in 2012.

—	In his role as chief operating officer and chair of the company operating committee, made significant contributions across the company.

—	Continued to take an active role in developing talent throughout the company and assuring that we are better utilizing our talent at all levels around the company.

—	Through the company operating committee has enhanced operating effectiveness by adopting process improvements, sharing best practices, and creating centers of excellence.

Given these accomplishments, the Committee awarded Mr. McCarthy an individual performance percentage of 120% for his annual incentive award and 125% for his long-term incentive award. The Committee awarded a greater percentage in Mr. McCarthy’s long-term incentive award based on the additional consideration of his leadership role in exporting talent across the company and the strategic guidance he provided. His annual incentive is slightly lower than last year because of underperformance in the Closed Block.

Randall C. Horn, President and CEO of Colonial Life

In assessing Mr. Horn’s performance for 2012, the Committee noted that he:

—	Led Colonial Life to solid financial results, generally achieving its objectives including strong margins and returns on equity; the one exception was sales growth, which was below expectations.

—	Continued to deliver exceptional service results and customer retention of business at Colonial Life, resulting in strong premium growth for the year.

—	Strengthened his leadership team and made significant progress developing talent throughout the organization.

—

Contributed to improvements throughout the company through his role on the company operating committee, which has led to the implementation of several centers of excellence initiatives at Colonial Life.

Given these accomplishments, the Committee awarded Mr. Horn an individual performance percentage of 90% for both his annual and long-term incentive awards. This was slightly lower than last year primarily due to the sales shortfall.

Liston Bishop III, Executive Vice President and General Counsel

In assessing Mr. Bishop’s performance for 2012, the Committee noted that he:

—	Made significant progress redefining the corporate law department to better support business requirements.

—	Provided important guidance and counsel to the Board, the CEO, and the executive leadership team.

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Compensation Discussion and Analysis

—	Set a strong tone at the top on important issues such as ethics, compliance, corporate governance, and customer privacy protection.

—	Worked across the businesses to positively impact hiring, organizational issues, and professional development in areas critical to our legal, compliance, and audit functions.

Given these accomplishments, the Committee awarded Mr. Bishop an individual performance percentage of 100% for both his annual and long-term incentive awards. These levels are consistent with those of last year.

Performance Targets

Each year, the Committee sets targets for several performance measures that are used to calculate annual and long-term incentive awards. Performance measures and their respective targets are established for the company as a whole as well as for each of our business units, and weightings are assigned to each performance measure based on its relative importance to the company or business unit.

Incentive Funding Performance Requirement

Our annual and long-term incentive plans are not funded unless the company achieves a specified level of performance. We apply an incentive funding performance requirement because we believe employees and officers should receive incentive awards only after our shareholders and creditors are paid. Additionally, the company expects that meeting this incentive funding performance requirement will allow the company to deduct the incentive payments under Section 162(m) of the Internal Revenue Code.

For 2012, the performance requirement established by the Committee to fund the annual and long-term incentive plans was $433 million, or two times the sum of dividends to shareholders and after-tax interest expense on recourse debt. Funds used to attain the performance requirement were derived from statutory after-tax operating earnings and other sources of cash flow available from the company’s insurance and non-insurance subsidiaries. The company successfully achieved the 2012 performance requirement for funding the annual and long-term incentive plans.

Annual Incentive Targets

The Committee established performance targets as part of our annual incentive program. The following table outlines these targets for annual incentives awarded for 2012 performance and how the company performed against those targets in 2012.

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Compensation Discussion and Analysis

2012 ANNUAL INCENTIVE AWARD PERFORMANCE TARGETS ($s/£s in millions)
Performance Measure	Component Weighting	Threshold(1)	Target	Maximum	Actual
Unum Group
After-tax operating income(2)	40%	$721.9	$902.4	$1,037.8	$887.5
Business area composite(3)	40%	80%	100%	115%	95%
Return on equity(4)	20%	9.91%	12.38%	14.24%	12.26%
Unum US and Closed Block
Before-tax operating income(5)	40%	$758.4	$948.0	$1,090.2	$942.6
Earned premium	20%	$5,190.7	$5,767.4	$6,632.5	$5,827.0
Sales	15%	$605.4	$756.7	$983.7	$766.5
Service(6)	15%	90%	100%	130%	114%
Operating expense ratio	10%	18.85%	18.05%	17.25%	17.82%
Colonial Life
Before-tax operating income(5)	40%	$219.4	$274.2	$315.3	$274.3
Earned premium	20%	$1,073.5	$1,192.8	$1,371.7	$1,194.5
Sales	15%	$316.2	$395.2	$513.8	$361.9
Service(6)	15%	90%	100%	130%	101%
Operating expense ratio	10%	16.75%	15.95%	15.15%	16.01%
Unum UK
Before-tax operating income(5)	40%	£98.0	£122.5	£140.9	£82.9
Earned premium	20%	£386.8	£429.8	£494.3	£438.1
Sales	15%	£50.2	£62.7	£81.5	£59.5
Service(6)	15%	90%	100%	130%	102%
Operating expense ratio	10%	21.48%	20.68%	19.88%	20.06%
Investments
Net Investment Income(7)	50%	$2,429.9	$2,554.9	$2,679.9	$2,548.5
Avoided Losses (8)	25%	-$100.0	$4.3	$150.0	-$0.5
Market Composite(9)	25%	83%	110%	175%	132%

(1)	At the threshold and below, there is no payout for a performance measure.

(2)	After-tax operating income is defined as net income adjusted to exclude after-tax net realized investment gains or losses and after-tax non-operating retirement-related gains or losses.

(3)	The business area composite component weighting for Unum Group includes a weighted average of the overall incentive plan results for Unum US at 40%, Unum UK at 25%, Colonial Life at 25% and Investments at 10%.

(4)	Return on equity is calculated by taking after-tax operating income and dividing it by the average of beginning and end of year stockholders’ equity adjusted to exclude the net unrealized gain or loss on securities and the net gain on cash flow hedges.

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Compensation Discussion and Analysis

(5)	Before-tax operating income is defined as net income adjusted to exclude net realized investment gains or losses, non-operating retirement-related gains or losses, and income tax.

(6)	Service is based on the average of several service metrics for policyholders, producers and claimants.

(7)	Net investment income reflects the impact of investment results on after-tax operating income. Net investment income excludes interest on policy loans, investment income on floating rate securities backing floating rate debt, investment income on index-linked securities which support claim reserves that provide for index-linked claim payments, variances to plan for asset levels and specified portions of miscellaneous net investment income, and includes investment income related to investments managed by Unum supporting reserves related to a block of individual disability business assumed through a modified coinsurance agreement.

(8)	Avoided losses is calculated by multiplying an industry standard weighted default rate by Unum’s total credit exposure and comparing to Unum’s actual investment losses.

(9)	Market composite consists of comparing the average of three targets: (1) credit spreads on purchases to a specified benchmark, (2) yields on purchases to a specified benchmark, and (3) realized investment losses to a specified peer group.

Each performance target has been selected because the Committee believes it is an appropriate driver of long-term shareholder value:

—	The growth and competitiveness of the company are measured using sales, earned premium and revenue targets;

—	Profitability achievement is measured using after-tax operating income for Unum Group and pre-tax operating income for Unum US, Colonial Life and Unum UK;

—	Capital management effectiveness is measured using return on equity; and

—	Effective and efficient customer service is measured using the service and operating expense ratio targets.

A business area performance composite measure is also included in our annual incentive targets to better align our corporate staff functions, which provide support to each of our business units, with the results generated in those units.

Depending on their role in the company, our NEOs’ annual incentive awards are tied in various ways to the performance of Unum Group and its business units. The annual incentive awards of Messrs. Watjen, McKenney and Bishop are based entirely on Unum Group performance. For Mr. McCarthy, given the change in his role in early 2012, 50% of his award is based on Unum Group performance and 50% is based on Unum US performance. For Mr. Horn, 25% of his award is based on Unum Group performance and 75% is based on Colonial Life performance.

Long-Term Incentive Targets

Consistent with the disclosure we have provided in prior years, the grant of long-term incentive is not actually made until after the performance for a particular year is evaluated. For example, the performance share units, performance-based restricted stock units and stock options for 2012 performance were granted in 2013. This means that the amounts reported in the Summary Compensation table on page 63 are for 2011 performance and the most recent Committee decisions and long-term incentive awards based on performance in 2012 will be reported in the Summary Compensation table of next year’s proxy statement. For this reason, we include the targets for both of these awards in the tables below and the award calculations for both years are outlined in the Long-Term Incentive Awards section beginning on page 53.

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Compensation Discussion and Analysis

The Committee established performance targets as part of our long-term incentive program. The following table outlines these targets for long-term incentives awarded in 2013 (for 2012 performance), how each target represents a driver of shareholder value and how the company performed against those targets:

2013 LONG-TERM INCENTIVE FOR 2012 PERFORMANCE AWARD TARGETS ($s in millions)
Corporate Performance Factors	Driver of	Component
Unum Group	Shareholder Value	Weighting	Threshold	Target	Maximum	Actual
After-tax operating earnings	Profitability	40%	$721.9	$902.4	$1,037.8	$887.5
Return on equity	Capital Management Effectiveness	40%	9.91%	12.38%	14.24%	12.26%
Operating Revenue	Long-Term Growth	20%	$9,362.3	$10,402.6	$11,963.0	$10,459.2

As discussed above, the long-term incentive awards reported in the Summary Compensation Table on page 63 were decisions that the Committee made in February 2012, based on performance during 2011. The following table outlines the targets for 2011 and how each represents a driver of shareholder value.

2012 LONG-TERM INCENTIVE FOR 2011 PERFORMANCE AWARD TARGETS ($s in millions)
Corporate Performance Factors	Driver of	Component
Unum Group	Shareholder Value	Weighting	Target
After-tax operating earnings(1)	Profitability	40%	$897.9
Return on equity(1)	Capital Management Effectiveness	40%	10.87%
Operating Revenue	Long-Term Growth	20%	$10,226.3

(1)	As reported in our 2012 proxy statement, for long-term incentives awarded in 2012 for 2011 performance, the Committee excluded the impact of the following items not included in the 2011 financial plan:

(a)	The variance in foreign currency exchange rates from those assumed in the 2011 financial plan;

(b)	The after-tax charge of $561.2 million as a result of the company’s completion of its strategic review of its long-term care business;

(c)	The after-tax charge of $119.3 million to strengthen reserves in the individual disability closed block;

(d)	An income tax benefit of $41.3 million due to a final settlement with the IRS with respect to our appeal of audit adjustments for the tax years 1996 to 2004; and

(e)	An income tax charge of $18.6 million related to the repatriation of £150.0 million of dividends from our U.K. subsidiaries

The Committee believes these performance targets represent long-term drivers of shareholder value:

—	Value creation is measured on the basis of growth, profitability and effective capital management;

—	Long-term growth is measured using overall company revenue as the target; and

—	Capital management effectiveness is measured using return on equity.

For our long-term incentive program, all of our NEOs’ awards are based entirely on the long-term performance targets of Unum Group.

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Compensation Discussion and Analysis

Items Excluded from Determining Company Performance

When setting the performance measures and weightings for 2012, the Committee determined that certain items not included in the 2012 financial plan would be excluded from the calculation of the company’s performance for the purposes of both the annual and long-term incentive plans should they occur. These items were:

—	Unplanned adjustments resulting from accounting policy changes, legal or regulatory rule or law changes;

—	The impact of any unplanned acquisitions, divestitures, or block reinsurance transactions;

—	Unplanned adjustments to the closed block of business;

—	The effect of any unplanned regulatory, legal or tax settlements;

—	The effect of unplanned changes to strategic asset allocation;

—	Unplanned debt issuance, repurchasing or retirement; or stock repurchase or issuance;

—	The effect of differences between actual currency exchange rates versus exchange rates assumed in the financial plan;

—	Unplanned fees or assessments, including tax assessments, from new legislation; and

—	The effect on revenue from unplanned variances from floating rate securities and index-linked securities.

The Committee adjusted targets for the impact of the following items on our 2012 financial results that were not included in the 2012 financial plan from which the targets were initially derived:

—	Unplanned debt issuance;

—	The effect of differences between actual foreign currency exchange rates versus exchange rates assumed in the financial plan; and

—	The effect on revenue from unplanned variances from floating rate securities and index-linked securities.

In addition, 2012 targets have been adjusted to align with our reporting of after-tax operating income. In 2012, the company modified its reporting to exclude net periodic benefit costs for pensions and other postretirement benefit plans which the company considers to be non-operating. This change was made after the adoption of plan targets by the Committee and had an insignificant impact on plan achievements.

Each year, the Committee undertakes an overall assessment of the results while also maintaining the discretion to make final pool adjustments within the total dollars available. Any adjustments are based on a review of the actual achievement for each performance measure compared to the targets listed on pages 45 and 47, as well as a qualitative assessment of results. For 2012, the Committee made small adjustments to each business unit’s performance which slightly reduced the aggregate payout. These adjustments were based on several factors including: the impact of Unum UK’s before-tax operating income results on the company’s overall performance, and moving to more consistent service metrics across the company. The resulting plan achievement levels were as follows:

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Compensation Discussion and Analysis

PLAN ACHIEVEMENT LEVELS
Plan	2012	2011	Change
Unum Group	95%	105%	-10%
Unum US	105%	107%	-2%
Unum UK	65%	100%	-35%
Colonial Life	95%	81%	14%
Investments	105%	110%	-5%
Long-Term Incentive	95%	112%	-17%

These percentages were used in calculations for annual and long-term incentive awards described later in this section.

Compensation Decisions

2012 Decisions on Incentive Compensation Design

During 2012, in response to the say-on-pay voting results and specific feedback from our shareholders, management and the Committee conducted a review of our executive compensation program. The following key principles were part of the review:

—	Changes should be adopted for executives with responsibility for setting and delivering Unum’s business strategy;

—	Sustained or growing equity ownership among our executives continues to be a key objective;

—	The long-term incentive plan should be keyed to long-term financial goals that drive shareholder value; and

—	Total shareholder return as measured against competitors for capital should be a factor in the final long-term incentive earned.

Incentive Program Changes

As a result of this review, the Committee decided to reduce overlap among performance goal measures for our annual and long-term incentive plans. Average earnings per share and average return on equity performance measures, each weighted equally, were established for the long-term incentive plan. These goals were selected because they are considered drivers of long-term shareholder value. Although a small amount of overlap remains since the annual incentive plan includes a return on equity performance measure (weighted at 20%), the Committee believes that this overlap is appropriate.

The Committee also decided to change the mix of the long-term incentive awards for senior vice presidents and above, which includes the NEOs, transitioning to a mix of 50% performance share units (“PSUs”) and 50% performance-based restricted stock units (“PBRSUs”). The senior vice presidents currently receive 100% PBRSUs while the named executive officers and other executive vice presidents receive 75% PBRSUs and 25% stock options. The new mix of 50% PSUs and 50% PBRSUs is aligned with the practices of our Proxy Peer Group and meets the key principles defined by the Committee. The

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Compensation Discussion and Analysis

PSUs will vest based on the achievement of three-year, prospective average earnings per share and average return on equity goals, and achievement will be modified (+/- 20%) based on Unum’s total shareholder return relative to ten members of our Proxy Peer Group. These ten companies (Aflac, Assurant, Hartford Financial, Lincoln Financial, MetLife, Principal Financial, Protective Life, Prudential Financial, Stancorp and Torchmark) were selected because they are considered to be direct business competitors of Unum. The PBRSUs will vest ratably over three years.

As a result of the move to PSUs with vesting based on prospective three-year goals, beginning in 2014 we will no longer use a one-year corporate performance multiplier in calculating the amount of the long-term incentive award to be divided among PSUs and PBRSUs. However, because the long-term incentive plan must be funded before an award may be granted and funding is contingent upon achieving a performance requirement, as described on page 44, we believe all long-term incentive awards will continue to be performance-based.

For the February 2013 grant, the Committee decided to operate the long-term incentive plan as a hybrid, changing the mix of the CEO’s award to 50% PBRSUs and 50% PSUs but continuing to use the corporate performance multiplier (based on 2012 performance) to determine the grant amount. For the remaining executives, the change in mix was communicated in early 2013 with implementation to be phased in for the awards in 2014 and 2015. This will allow participants time to adjust to and plan for the change and offsets a portion of the reduction in cash flow as a result of this change (i.e., moving from annual ratable vesting to three-year cliff vesting). For all NEOs other than the CEO, the mix of their 2013 long-term incentive awards continued to be 75% PBRSUs and 25% stock options.

Performance Contingent Adjustments to CEO Incentive Targets

In February 2012, the Committee increased Mr. Watjen’s annual incentive target to 200% of salary from 150% and his long-term incentive target to $6 million from $5 million to better align with competitive levels. This was reported in our 2012 proxy statement. After the filing of our proxy, the Committee received feedback suggesting that there should be a more direct link between Mr. Watjen’s 2012 incentive targets and shareholder return. In May 2012, the Committee, with Mr. Watjen’s full support, added an additional performance condition to the application of the new incentive targets. The increases to Mr. Watjen’s annual and long-term incentive targets for 2012 performance would only be applied if both the company’s 1- and 3-year total shareholder returns (TSRs) for the periods ending on December 31, 2012 exceeded the medians of the comparable 1- and 3-year TSRs of our Proxy Peer Group. The company fell short of these goals for 2012; therefore, the increased targets were not applied in calculating Mr. Watjen’s incentive compensation as outlined on pages 53 and 55.

On the following page is a graphical representation of how Mr. Watjen’s annual and long-term incentive awards in 2013 were calculated. The awards included performance hurdles which had to be met for an award of either annual or long-term incentive to be made, additional hurdles to determine his annual and long-term incentive targets and a third set of hurdles to determine the size of the long-term incentive grant. Additionally, for the 50% which was paid in PSUs, there are additional hurdles (i.e., three-year goals with a TSR modifier) which will determine the amount of vesting, if any.

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Compensation Discussion and Analysis

Annual Base Salary

Salaries for our NEOs are established based on their position, skills, experience, responsibility and performance. Competitiveness of salary levels is assessed annually relative to the approximate median of salaries in the marketplace for similar executive positions. Increases may be considered for factors such as changes in responsibilities, individual performance and/or changes in the competitive marketplace.

At its February 2012 meeting, the Committee approved several changes to base salary for NEOs. In making these adjustments, the Committee considered market data, individual performance, responsibilities and tenure for each NEO. Along with input from the CEO, the Committee approved the following base salaries with any increase noted in parentheses. Effective March 1, 2012: Mr. Watjen

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Compensation Discussion and Analysis

$1,100,000 (no change); Mr. McKenney $681,500 (2.5%); Mr. Horn $492,500 (1.5%) and Mr. Bishop $414,500 (1.5%). On January 1, 2012, Mr. McCarthy assumed the additional responsibilities of chief operating officer and received an increase in base salary to $615,000 (5.1%), which included a merit increase.

At its February 2013 meeting, the Committee approved the following changes to base salary for NEOs, effective March 1, 2013: Mr. Watjen $1,122,000 (2.0%); Mr. McKenney $700,000 (2.7%); Mr. McCarthy $630,000 (2.4%); Mr. Horn $500,000 (1.5%) and Mr. Bishop $421,000 (1.6%). These adjustments were made after consideration of company and individual performance during 2012, each executive’s responsibilities and tenure, and market data.

Annual Incentive Awards

Our annual incentive awards reward performance based on the achievement of both company and individual performance, which the Committee believes aligns compensation with the objectives of shareholders. The Management Incentive Compensation Plan of 2008, under which 2012 annual incentive awards were granted, includes:

—	Eligibility for all non-sales employees to receive an annual incentive;

—	An Executive Officer Incentive Plan in which our NEOs participate; and

—

A process for the Committee to establish an objective performance measure at the beginning of each year that provides funding for incentive payments. This goal must be achieved before participants are eligible to receive an award. If the goal is not achieved, the plan is not funded.

The decision making process to determine annual incentive awards is as follows:

(1)	The Committee exercises discretion as to the final percentage considering all performance factors, including, but not limited to, the quality of financial results. For details on adjustments for 2012, see page 48.

(2)	Individual performance may range from 0% to 125%.

Once the performance threshold is met, specific awards for our NEOs are arrived at by:

—

Determining individual annual incentive targets, which are set as a percentage of each individual’s base salary. In establishing the target, the Committee considers market data from the appropriate peer group as well as each individual’s target relative to other NEOs, given their respective levels of responsibility;

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Compensation Discussion and Analysis

—

Calculating company and business unit performance percentages by comparing actual results to the performance targets listed on page 45. The Committee may also take into account other factors, including economic considerations as well as non-financial goals;

—	Establishing an individual performance percentage (from 0% to 125%) via the individual assessment process described beginning on page 40; and

—	Multiplying company and business unit performance by individual performance and the NEO’s annual incentive target. The maximum award that an individual may receive under our plan is $8 million.

The table below describes the annual incentive awards made by the Committee to our NEOs for 2012 performance.

ANNUAL INCENTIVE PAID IN 2013
Executive	2012 Incentive Target (%)	Target Bonus Reduction for Below Median TSR	2012 Incentive Target (%)		Eligible Earnings ($)		Company Perfor- mance (%)		Individual Perfor- mance (%)		2012 Annual Incentive Paid ($)	Year over Year Change %

Mr. Watjen(1)	200%	-50%	150%	X	$1,100,000	X	95.0%	X	95%	=	$1,489,125	-25.5%

Mr. McKenney(1)			100%	X	678,771	X	95.0%	X	110%	=	709,316	-11.4%

Mr. McCarthy(2)			100%	X	615,000	X	100.0%	X	120%	=	738,000	-4.7%

Mr. Horn(3)			80%	X	491,260	X	95.0%	X	90%	=	336,022	5.1%

Mr. Bishop(1)			65%	X	413,508	X	95.0%	X	100%	=	255,341	-8.1%

(1)	Company performance for Messrs. Watjen, McKenney and Bishop was based on Unum Group achievement of 95%.

(2)	Company performance for Mr. McCarthy was weighted with 50% based on Unum US and 50% based on Unum Group performance. Unum US achievement was 105% and Unum Group achievement was 95%, which when weighted, resulted in an achievement of 100%.

(3)	Company performance for Mr. Horn was weighted with 75% based on Colonial Life and 25% based on Unum Group performance. Colonial Life achievement was 95% and Unum Group achievement was 95%, which when weighted, resulted in an achievement of 95%.

In addition to determining the annual incentive awards shown above for 2012 performance, at its February 2013 meeting, the Committee set individual targets for 2013 annual incentive awards for each NEO. The targets were set based on consideration of each NEO’s current target, the approximate median of the comparison group and each individual’s target relative to other NEOs, given their respective levels of responsibility. Based on its review, the Committee did not make any changes to annual incentive targets for 2013.

Long-Term Incentive Awards

Our long-term incentive plan aligns the long-term interests of management and shareholders by tying a substantial portion of executive compensation directly to the company’s stock price. The awards, which are a combination of performance-based restricted stock units and performance share units for the CEO

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Compensation Discussion and Analysis

and a combination of stock options and performance-based restricted stock units for the other NEOs, are granted under the Stock Incentive Plan of 2012. Our long-term incentive award mix is based on a review of peer practices and ensures that a portion of each executive’s compensation is tied to the increase of our stock price over the long term.

Performance-based restricted stock units, which are valued in terms of company stock, do not include any actual stock issued at the time of grant. Instead, company stock is issued only when the grant is settled. During the restricted period, dividends are not paid in the form of cash but rather as additional restricted stock units. In addition, there are no shareholder voting rights unless and until the award is settled in shares.

Performance share units are notional units that will track the value of Unum’s share price over the three-year performance period, and vest contingent upon the achievement of predetermined performance metrics.

As described under “Incentive Program Changes” beginning on page 49, for the February 2013 grant the Committee decided to operate the long-term incentive plan as a hybrid. The mix of the CEO’s award was changed to 50% PBRSUs and 50% PSUs, while other NEOs continued to receive 75% PBRSUs and 25% stock options. In addition, the corporate performance multiplier (based on 2012 performance) was used to determine the grant amount.

The decision-making process to determine long-term incentive awards is as follows:

(1)	The Committee exercises discretion as to the final percentage considering all performance factors, including, but not limited to, the quality of financial results. For details on adjustments for 2012, see page 48.

(2)	Individual performance may range from 0% to 125%.

As outlined in the diagram above, once the performance threshold is met, the awards for our NEOs were determined by:

—

Determining individual long-term incentive targets for each NEO, which are set at the beginning of each year, by considering the market data from the appropriate comparator group as well as each individual’s target relative to other NEOs, given their respective levels of responsibility. The long-term incentive targets are set as a dollar amount for Mr. Watjen and as a percentage of base salary for other NEOs;

—

Calculating company and business unit performance percentages by comparing actual results to the performance targets listed on page 47. The Committee may also take into account other factors, including economic considerations as well as non-financial goals;

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Compensation Discussion and Analysis

—	Establishing an individual performance percentage (from 0% to 125%) via the individual assessment process described beginning on page 40; and

—	Multiplying company and business unit performance by individual performance and the NEO’s long-term incentive target. The maximum award that each NEO could receive for 2012 was 300% of target.

Once the award value was determined, it was delivered as described below:

—	The CEO’s award is divided evenly between performance-based restricted stock units (50%) and performance share units (50%);

—	The awards for all other NEOs are granted as 75% performance-based restricted stock units and 25% stock options; and

—

The performance-based restricted stock unit and stock option awards vest based on the NEOs continued service over a three-year period. The CEO’s performance share units vest dependent upon three year goals for return on equity and earnings per share, modified by relative total shareholder return as described above.

Based on 2012 performance, the Committee approved grants of performance-based restricted stock units, performance share units and stock options, as applicable, for the NEOs as outlined below.

LONG-TERM INCENTIVE GRANTED IN 2013 (Based on Performance in 2012)

Executive	2012 Long- Term Incentive Target(1)	Target Bonus Reduction for Below Median TSR	2012 Long-Term Incentive Target		Com- pany Perfor- mance		Individual Perfor- mance		2012 Long- Term Incentive Granted(2)	Change from Feb. 2012 Grant
Mr. Watjen	$6,000,000	-$1,000,000	$5,000,000	X	95%	X	115%	=	$5,462,500	-22.0%
Mr. McKenney(3)	200%		1,363,000	X	95%	X	120%	=	1,553,820	15.9%
Mr. McCarthy(3)	200%		1,230,000	X	95%	X	125%	=	1,460,625	18.9%
Mr. Horn	100%		492,500	X	95%	X	90%	=	421,088	-18.4%
Mr. Bishop	100%		414,500	X	95%	X	100%	=	393,775	-13.9%

(1)	Mr. Watjen’s target is set as a dollar amount vs. a percentage of salary for the other NEOs.

(2)	The 2012 long-term incentive was granted in February 2013 based on performance in 2012. The fair market value of the long-term incentive grant differs slightly based on the rounding of shares:

Executive	FMV at Grant	Performance Share Units Granted (Feb. 2013)	Restricted Stock Units Granted (Feb. 2013)	Stock Options Granted (Feb. 2013)
Mr. Watjen	$5,462,499	113,945	113,944	-
Mr. McKenney	1,553,813	-	48,056	39,760
Mr. McCarthy	1,460,623	-	45,174	37,375
Mr. Horn	421,080	-	13,023	10,775
Mr. Bishop	393,783	-	12,179	10,076

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Compensation Discussion and Analysis

Of the 50% portion of Mr. Watjen’s long-term incentive award that was paid in performance-based restricted stock units, 50% will be settled in stock and 50% will be settled in cash upon vesting. This change was made in February 2010 by the Committee to reflect the fact that Mr. Watjen had a very significant ownership position in the company and it was in the best interest of the company to reduce the amount of additional equity issued.

(3)	The long-term incentive targets for Messrs. McKenney and McCarthy were increased in early 2012 based on consideration of market data from the appropriate comparator group as well as each individual’s target relative to other NEOs, given their respective levels of responsibility. The Committee increased their targets from 150% to 200%. Assuming the same targets had been in place in 2012, Messrs. McKenney’s and McCarthy’s year-over-year change would have been –7.6% and –6.1% respectively.

The long-term incentive awards reported in the Summary Compensation Table on page 63 were decisions that the Committee made in February 2012, based on performance during 2011. The Committee used the same process described above in determining these awards. They were calculated as shown in the table below.

LONG-TERM INCENTIVE GRANTED IN 2012 (Based on Performance in 2011)
Executive	2011 Long- Term Incentive Target(1)	2011 Long-Term Incentive Target		Company Performance		Individual Performance		2011 Long- Term Incentive Granted(2)
Mr. Watjen	455%	$5,000,000	X	112%	X	125%	=	$7,000,000
Mr. McKenney	150%	997,500	X	112%	X	120%	=	1,340,640
Mr. McCarthy	150%	877,500	X	112%	X	125%	=	1,228,500
Mr. Horn	100%	485,000	X	112%	X	95%	=	516,040
Mr. Bishop	100%	408,500	X	112%	X	100%	=	457,520

(1)	Mr. Watjen’s target is set as a dollar amount vs. a percentage of salary. The percentage shown has been calculated as the approximate percentage of his salary.

(2)	The 2011 long-term incentive was granted in February 2012 based on performance in 2011. The fair market value of the long-term incentive grant differs slightly based on the rounding of shares:

Executive	FMV at Grant	Restricted Stock Units Granted (Feb. 2012)	Stock Options Granted (Feb. 2012)
Mr. Watjen	$7,000,018	224,840	178,937
Mr. McKenney	1,340,635	43,061	34,270
Mr. McCarthy	1,228,489	39,459	31,403
Mr. Horn	516,034	16,575	13,191
Mr. Bishop	457,529	14,696	11,695

Of the 75% portion of Mr. Watjen’s long-term incentive award that was paid in performance-based restricted stock units, 50% will be settled in stock and 50% will be settled in cash upon vesting.

The Committee set individual long-term incentive targets for 2013 at the February meeting for each NEO. These targets did not change from the 2012 targets. This includes the target for Mr. Watjen which will remain at $5 million unless both the company’s 1-year and 3-year total shareholder returns (TSRs) for the periods ending on December 31, 2013 exceed the respective medians of the comparable 1-year and 3-year TSRs of the company’s Proxy Peer Group. If both the 1-year and 3-year TSRs exceed the respective proxy peer group medians, Mr. Watjen’s long-term incentive target will be $6 million.

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Compensation Discussion and Analysis

Retirement and Workplace Benefits

We provide a benefits package for employees, including all NEOs, and their dependents, portions of which are paid for, in whole or in part, by the employee.

Among the retirement benefits we offer are:

—

Pension plans. We sponsor a tax-qualified, defined benefit pension plan, and for employees whose benefits under the tax-qualified plans are limited by the Internal Revenue Service, a non-qualified pension plan. Base pay and annual incentives are counted toward the defined benefit pension plans, but long-term incentives are not. Since 2000, the CEO also has had a supplemental executive retirement plan under the terms of his employment agreement, and is the only active employee covered under the plan. For a complete description of pension benefits for our NEOs, see page 70.

—

401(k). We provide a tax-qualified 401(k) retirement plan for all regular US employees who are scheduled to work at least 1,000 hours per year. This plan provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Unum provides up to a 4% company match for those employees who contribute to the plan and have completed one year of service.

The workplace benefits we offer include: life, health, dental, vision and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; an employee stock purchase plan; paid time off; holidays; and a matching gifts program for charitable contributions.

In April 2000, the company purchased corporate owned life insurance (COLI) on all officers who gave their approval. In the event of death while still employed, the company provides a death benefit to the officer’s beneficiary in the amount of $200,000. Of the NEOs, Messrs. Bishop, Horn and McKenney were not employees of the company at that time, and therefore are not covered under a COLI policy.

Perquisites and Other Personal Benefits

The company provides a limited number of perquisites, which are described below:

—

A tax gross-up is provided for non-resident state taxes when any employee travels to other company locations outside of their primary state of employment and incurs state income tax based on another state’s law. Due to the frequency of travel between Unum’s corporate offices and other locations, NEOs often incur non-resident state taxes in multiple states.

—

Use of the corporate aircraft for personal travel is provided to the CEO as part of company policy. As such, Mr. Watjen is entitled to a company paid benefit of up to 40 hours of personal use of the corporate aircraft. Since June 2009, Mr. Watjen has voluntarily elected to discontinue the company paid benefit. In addition, he has entered into a time-sharing agreement where he reimburses the company for the costs of the aircraft for personal use. He continues to use the time-sharing agreement to reimburse the company for all personal travel on the corporate aircraft. During 2012, he made payments to the company of $75,129 for 29.2 hours of personal usage. This amount has not been included in the Summary Compensation Table since there is no incremental cost to the company.

—

A tax gross-up is provided to employees who incur income on company-sponsored events where attendance is expected. The company hosts a limited number of events each year to recognize the contributions of various employees. These functions serve specific business purposes and in

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Compensation Discussion and Analysis

some cases, the attendance of an NEO and his spouse or guest is expected. When this occurs, the company attributes income to the NEO for this when required under Internal Revenue Service regulations.

For more information, see the All Other Compensation table on page 64.

Executive Compensation Summary

The following Total Compensation table provides an overview of compensation awarded to our NEOs for both 2012 and 2011 performance. It differs from the Summary Compensation Table required by the Securities and Exchange Commission in several ways. Specifically, the Total Compensation table:

—	Excludes the actuarial increase in the present value of pension benefits that is included in the Summary Compensation Table. This amount is not in the Committee’s control;

—

Replaces the long-term incentive awards granted in 2012 based on 2011 performance with the awards granted in 2013 based on 2012 performance (see “Long-Term Incentive Awards” beginning on page 53 for additional details); and

—	Includes the year-over-year change in total compensation from the Committee’s perspective in making compensation decisions.

The Total Compensation table is not a substitute for the required Summary Compensation Table found on page 64.

2012 AND 2011 TOTAL COMPENSATION
Executive	Performance Year	Salary	Annual Incentive	Long-Term Incentive	All Other Compensation	Total	Year Over Year Change
Mr. Watjen	2012	$1,100,000	$1,489,125	$5,462,499	$89,164	$8,140,788
							-20.1%
	2011	1,100,000	2,000,000	7,000,018	86,551	10,186,569
Mr. McKenney	2012	678,771	709,316	1,553,813	74,658	3,016,558
							6.1% (1)
	2011	662,635	800,132	1,340,635	39,774	2,843,176
Mr. McCarthy	2012	615,000	738,000	1,460,623	23,626	2,837,249
							7.8% (1)
	2011	581,846	774,582	1,228,489	47,674	2,632,591
Mr. Horn	2012	491,260	336,022	421,080	45,935	1,294,297
							-4.7%
	2011	483,423	319,639	516,034	39,112	1,358,208
Mr. Bishop	2012	413,508	255,341	393,783	19,459	1,082,091
							N/A
	2011

(1)	The long-term incentive targets for Messrs. McKenney and McCarthy were increased in early 2012 based on consideration of market data from the appropriate comparator group as well as each individual’s target relative to other NEOs, given their respective levels of responsibility. Assuming the 2011 targets had been in place in 2012, Messrs. McKenney’s and McCarthy’s year-over-year change would have been –7.6% and –6.1% respectively.

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Compensation Discussion and Analysis

Compensation Contracts and Agreements

Unum has the following compensation contracts and agreements with NEOs.

Employment Agreements

Mr. Watjen is the only NEO covered under an employment agreement. The agreement currently extends through December 16, 2014, and is subject to automatic one-year extensions unless either party gives the required notice of its intention not to renew. Under the agreement, Mr. Watjen is entitled to the following compensation:

—	Base salary of $1,100,000;

—	Target annual incentive of no less than 150% of his base salary, excluding any special or supplemental bonuses that may be awarded;

—	Eligibility for annual equity grants and/or cash-based awards as determined by the Committee;

—	Participation in all saving, retirement, health and welfare benefit programs generally available to our other senior executive officers;

—	Minimum annual retirement benefit equal to 2.5% of his final average earnings multiplied by his years of service up to 20 years;

—	Post-retirement welfare benefit coverage for a period of three years following the date of termination; and

—	A lump-sum payment representing the increase in present value of his retirement benefit as if he had accumulated three additional years of age and service.

The agreement further stipulates that Mr. Watjen would be prohibited from using or divulging confidential information and from competing with us or soliciting any officer at the level of vice president or above for a period of 18 months after his termination. These non-competition and non-solicitation covenants would be terminated upon a change in control.

Mr. Watjen also entered into an aircraft time-sharing agreement with the company in 2007. Details about that agreement can be found on page 57.

Severance Benefits

The company provides severance benefits to all employees in the event of involuntary termination, other than for death, disability or cause. Mr. Watjen’s severance benefits are provided under his employment agreement and are outlined beginning on page 74. The remaining NEOs are covered under our Separation Pay Plan for Executive Vice Presidents. In general, we provide severance in order to give our employees competitive benefits with respect to the possibility of an involuntary termination of their employment.

When termination of employment is accompanied by severance payments, the former executive is required to release all claims he or she may have against the company. The release contains restrictions on the former executive with respect to confidentiality, solicitation of company employees, competition, and disparagement. The company also agrees to indemnify the former executive for certain actions taken on behalf of the company during his or her employment.

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Compensation Discussion and Analysis

Change in Control Agreements

Each of the NEOs, other than Mr. Watjen, is covered by a change in control agreement with the company. These agreements provide an enhanced severance benefit in the event of a termination following a change in control. This ensures that shareholders have the benefit of our NEOs’ focused attention during the critical time before and after a major corporate transaction despite the uncertainty with respect to their future employment. These benefits are defined for Mr. Watjen under his employment agreement and for the other NEOs in Change in Control Severance Agreements.

Details about these agreements can be found in the “Terminations Related to a Change in Control” section beginning on page 74.

While these agreements include a modified excise tax gross-up provision, the company decided in May 2010 not to enter into any new or materially amended agreements with executive officers for excise tax gross-up provisions with respect to payments contingent upon a change in control.

Compensation Policies and Practices

Unum has a number of compensation policies and stated practices with respect to compensation. These are detailed in this section.

Equity Grant Practices

Equity grants awarded under the long-term incentive program are approved at the February meeting of the Committee, which typically occurs 2-3 weeks after the company’s annual earnings are released to the public. The date the equity grant is approved is considered the grant date and is also the date upon which the stock price is based.

Stock Ownership and Retention Requirements

Ensuring that senior executives have a significant ownership stake in the company aligns the long-term interests of management and shareholders and promotes a culture of ownership. We require certain senior executives including each NEO to:

—	Hold a multiple of the executive’s base salary in Unum shares throughout employment; and

—

Retain a fixed percentage of the net shares (shares after tax withholding) received as compensation for a specified period of time. These retention requirements apply to shares acquired upon the exercise of options and the vesting of performance-based restricted stock units and performance share units. Exceptions to this requirement may be made only by the Board of Directors.

The following table presents Unum’s stock ownership and retention guidelines for our NEOs. Newly promoted or newly hired executives have five years to achieve the ownership guidelines. Not meeting the guidelines may impact future equity grants. All of our NEOs exceeded the guidelines as of December 31, 2012.

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Compensation Discussion and Analysis

STOCK OWNERSHIP AND RETENTION REQUIREMENTS (as of December 31, 2012)
				Ownership as % of Salary		Retention Requirements
Executive	Common Stock(1)	Restricted Stock Units(2)	Total Current Ownership	Owned	Required	Retention %(3)	Holding Period(4)
Mr. Watjen	$15,503,800	$4,310,240	$19,814,040	18x	6x	75%	3 years
Mr. McKenney	2,680,067	1,672,420	4,352,487	6.4x	3x	60%	1 year
Mr. McCarthy	3,047,382	1,618,588	4,665,970	7.6x	3x	60%	1 year
Mr. Horn	1,964,117	715,812	2,679,929	5.4x	3x	60%	1 year
Mr. Bishop	762,074	587,769	1,349,843	3.3x	3x	60%	1 year

(1)	Amount includes shares held in certificate form, brokerage accounts and 401(k) accounts. Shares were valued using a closing stock price of $20.82 on December 31, 2012, the last business day of the year.

(2)	Shares/units were valued using a closing stock price of $20.82 on December 31, 2012, the last trading day of the year. Performance-based restricted stock units will vest over the next three years (see the Vesting Schedule for Unvested Restricted Stock Units table on page 69 for vesting schedule).

(3)	Retention percentage is the net percentage of shares to be held after the payment of taxes. Retention requirements apply to shares acquired upon the exercise of options and the vesting of performance-based restricted stock units and performance share units.

(4)	After this holding period, the executive would then be able to sell the shares as long as his ownership guideline is met or would be reached in the time period allotted.

Hedging and Insider Trading Policies

We have a policy that no director or executive officer, which includes our NEOs, may purchase or sell options, puts, calls, straddles, equity swaps or other derivatives that are directly linked to Unum stock.

In addition, we have an insider trading policy, which prohibits each of our directors, executive officers (including NEOs) and employees from buying or selling Unum stock while in possession of material nonpublic information about the company and from conveying any such information to others. Under this policy, additional trading restrictions apply to our named executive officers and other “corporate insiders,” who are generally permitted to buy or sell Unum stock only during predetermined window periods following earnings announcements, and only after they have pre-cleared the transactions with our General Counsel or his designee. Also under this policy, no corporate insider may make “short sales” of Unum stock, and no director or executive officer may pledge Unum stock as security for a loan.

Recoupment Policy

If the company makes a material restatement of its financial results, then the Board will, to the extent permitted by applicable law, seek recoupment of performance-based compensation paid to certain senior officers if it determines that:

—	The senior officer has committed or engaged in fraud or willful misconduct that resulted, either directly or indirectly, in the need to make such restatement; and

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Compensation Discussion and Analysis

—	Such performance-based compensation paid or awarded to the senior officer would have been a lesser amount if calculated using the restated financial results.

The amount of performance-based compensation to be recouped will be determined by the Board after taking into account the relevant facts and circumstances. Performance-based compensation includes annual cash incentive awards, bonuses and all forms of equity compensation. The company’s right to recoup compensation is in addition to other remedies that may be available to us under applicable law.

The Dodd-Frank Act, which contemplates an expansion of the reach of recoupment policies, was enacted into law in July 2010. Once the Securities and Exchange Commission provides rules and administrative guidance on requirements of this legislation, the Committee will review the SEC rules and implement any necessary changes to our current recoupment policy at that time.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of deductible compensation paid all named executive officers other than the CFO, unless the compensation satisfies the “performance-based compensation” exception to Section 162(m).

The current annual incentive payout and long-term incentive grants are designed to be deductible under Section 162(m). From time to time, the Committee may pay compensation that is not deductible under Section 162(m) if it determines that paying such compensation is needed in order to attract, retain or provide incentive to our NEOs.

We account for stock-based payments under the requirements of ASC Topic 718. A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 10 of the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012. Each year, the company provides a report to the Committee of the expense for stock-based payments. Additionally, in the event the Committee is considering new equity-based compensation programs or changes to existing programs, the accounting implications of the program or change are presented and discussed as part of the decision process.

The Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

A.S. (Pat) MacMillan, Jr., Chair

Kevin T. Kabat

Thomas Kinser

Edward J. Muhl

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2012 Summary Compensation Table

SUMMARY COMPENSATION TABLE(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Thomas R. Watjen
President and Chief Executive Officer, and a Director	2012	$1,100,000	–	$5,250,014	(2)	$1,750,004	(3)	$1,489,125	(4)	$4,133,000	(5)	$89,164	(6)	13,811,307
	2011	1,100,000	–	4,352,362		1,450,790		2,000,000		3,244,000		86,551		12,233,703
	2010	1,100,000	–	4,174,494		1,391,500		1,851,300		2,892,000		75,486		11,484,780
Richard P. McKenney	2012	678,771	–	1,005,474	(2)	335,161	(3)	709,316	(4)	177,000	(5)	74,658	(6)	2,980,380
Executive Vice President and Chief Financial Officer	2011	662,635	–	916,627		305,543		800,132		100,000		39,774		2,824,711
	2010	650,000	–	731,248		243,746		729,300		70,000		31,023		2,455,317
Kevin P. McCarthy
Executive Vice President and Chief Operating Officer; President and Chief Executive Officer, Unum US	2012	615,000	–	921,368	(2)	307,121	(3)	738,000	(4)	1,604,312	(5)	23,626	(6)	4,209,427
	2011	581,846	–	866,045		288,675		774,582		1,071,122		47,674		3,629,944
	2010	565,000	–	873,986		291,332		757,453		1,017,308		47,380		3,552,459
Randall C. Horn
Executive Vice President, President and Chief Executive Officer, Colonial Life	2012	491,260	–	387,026	(2)	129,008	(3)	336,022	(4)	224,000	(5)	45,935	(6)	1,613,251
	2011	483,423	–	388,303		129,441		319,639		193,000		39,112		1,552,918
	2010	475,000	–	431,060		143,691		353,400		181,000		47,616		1,631,767
Liston Bishop III
Executive Vice President and General Counsel	2012	413,508	–	343,152	(2)	114,377	(3)	255,341	(4)	112,000	(5)	19,459	(6)	1,257,837
	2011
	2010

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Compensation Tables

(1)	The above table includes pay elements that the Committee did not consider in making compensation decisions related to 2012 performance. For an overview of these differences, see the Executive Compensation Summary on page 58.

(2)	The grant date fair value of stock awards for performance-based restricted stock units on February 21, 2012 was calculated in accordance with FASB ASC Topic 718 as the number of units multiplied by the closing market price of $23.35 on the grant date. This amount represents 75% of the long-term incentive granted to each named executive for performance in 2011. For Mr. Watjen, this amount will be 50% stock settled and 50% cash settled upon vesting.

(3)	This amount represents 25% of the long-term incentive granted to each named executive on February 21, 2012 for performance in 2011. The weighted average grant date fair value of options granted during 2012, 2011 and 2010 calculated in accordance with FASB ASC Topic 718 was $9.78, $11.73 and $9.04, respectively. We estimated the fair value on the date of grant using the Black-Scholes valuation model. The assumptions used to estimate the fair value of the 2012, 2011 and 2010 grants are set forth in Note 10 of our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	Amounts reflect the annual incentive awards granted in February 2013 for performance in 2012. These are discussed in further detail beginning on page 52 under the Annual Incentive Awards heading.

(5)	The amounts shown reflect the actuarial increase in present value since December 31, 2011 of the named executive officer’s benefits under all pension plans established by the company. The amounts were determined using interest rate and mortality rate assumptions consistent with those set forth in Note 8 of our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, except as otherwise provided in footnote 1 to the Pension Benefits table on page 72. The increase in the pension value of Mr. Watjen is based on an increase in his service and pay as well as changes in the actuarial pension assumptions, particularly the discount rate. Approximately $1.9 million of the increase (46%) was due solely to the reduction in the assumed discount rate. The amount reported for Mr. McCarthy also includes the amount of above-market interest that exceeds 120% of the applicable federal long-term rate prescribed under section 1274(d) of the Internal Revenue Code. During 2012, that amount was $2,312.

(6)	“All Other Compensation” amounts are included within the following table:

2012 ALL OTHER COMPENSATION
	Mr. Watjen	Mr. McKenney	Mr. McCarthy	Mr. Horn	Mr. Bishop
Tax Reimbursement Payments(a)	$14,040	$18,383	$1,979	$19,165	$28
Employee and Spouse/Guest Attendance at Company Business Functions(b)	30,921	22,743	3,615	26,520	-
Total Perquisites	$44,961	$41,126	$5,594	$45,685	$28
Matching Gifts Program(c)	-	$7,500	$7,500	$250	$7,500
Matching Contributions Under our 401(k) Retirement Plan(d)	10,000	10,000	10,000	-	10,000
Non-Resident State Taxes(e)	34,203	16,032	532	-	1,931
Total All Other Compensation	$89,164	$74,658	$23,626	$45,935	$19,459

(a)	The amounts shown in this row represent tax payments made by Unum on behalf of each named executive officer relating to other items in this table.

(b)

Spouses or guests sometimes accompany the named executive officer at company business functions. When their attendance is expected, a gross up payment is provided. Where applicable, these payments have been included under “Tax Reimbursement Payments.” Additionally, when these trips included travel on the corporate aircraft, the incremental cost was calculated to determine amounts to be included. For purposes of compensation disclosure, the use of company aircraft is valued using an incremental cost that takes into account fuel costs, landing fees, parking, weather monitoring and maintenance fees per hour of flight. Crew travel expenses are included based on

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Compensation Tables

the actual amount incurred for a particular trip. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of the aircraft, are excluded.

(c)	Amounts represent matching gifts made on behalf of the named executive officer to qualified non-profit organizations and educational institutions. The Matching Gifts Program is available to all full-time employees and non-employee directors and will match eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 per employee/non-employee director, per calendar year.

(d)	Matching contributions under Unum’s 401(k) Retirement Plan are provided to all eligible employees participating in the plan as described on page 57. For each participant who contributed at least 5%, the company ensured the participant received the maximum company match of 4%.

(e)	Many of our employees are required to travel to other company locations outside of their primary state of employment. While working in a state other than their primary state of employment, employees may be required to pay state income taxes to that state if days worked or earnings exceed an amount specified in state law. When this happens, we pay the state income tax on behalf of the employee and gross up the income amount for FICA and Medicare taxes.

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Compensation Tables

2012 Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (Number of Shares of Stock or Units) (#)	All Other Option Awards (Number of Securities Underlying Options) (#)(5)	Exercise or Base Price of Option Awards ($)/SH(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)(8)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
Mr. Watjen(2)(3)		412,500	1,650,000	3,300,000
	02/21/12							224,840 (4)			5,250,014
	02/21/12								178,937 (5)	23.35	1,750,004
Mr. McKenney		170,375	681,500	1,363,000
	02/21/12							43,061 (4)			1,005,474
	02/21/12								34,270 (5)	23.35	335,161
Mr. McCarthy(2)		153,750	615,000	1,230,000
	02/21/12							39,459 (4)			921,368
	02/21/12								31,403 (5)	23.35	307,121
Mr. Horn		98,500	394,000	788,000
	02/21/12							16,575 (4)			387,026
	02/21/12								13,191 (5)	23.35	129,008
Mr. Bishop(2)		67,356	269,425	538,850
	02/21/12							14,696 (4)			343,152
	02/21/12								11,695 (5)	23.35	114,377

(1)	These amounts reflect the threshold, target and maximum award under the annual incentive plan. The threshold is the minimum level, which is 25% of the amount shown in the Target column. Target amounts are based on the individuals’ earnings for 2012 and their annual incentive target. The maximum award is 200% of such target.

(2)	Messrs. Watjen’s, McCarthy’s and Bishop’s stock option and performance-based restricted stock unit grants are no longer subject to risk of forfeiture because they meet the age and years of service requirement for retirement eligibility. Messrs. Watjen’s, McCarthy’s and Bishop’s grants will continue to vest ratably over three years on each anniversary of the grant date. If Messrs. Watjen, McCarthy or Bishop were to retire, any unvested stock options and performance-based restricted stock units would vest immediately upon retirement and the performance-based restricted stock units would be distributed no sooner than six months after the retirement date per Internal Revenue Code Section 409A.

(3)	As described on page 50, Mr. Watjen’s target was determined based on whether both the company’s 1- and 3-year total shareholder returns (TSRs) for the periods ending on December 31, 2012 exceeded the medians of the comparable 1- and 3-year TSRs of our Proxy Peer Group. The company failed to attain these goals for 2012; therefore, his target is shown at $1,650,000 (150%) in the table above instead of $2,200,000 (200%).

(4)

This grant of performance-based restricted stock units was made on February 21, 2012 based on 2011 company and individual performance and vests ratably over three years. This award was granted under the Stock Incentive Plan of

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Compensation Tables

2007. Details are provided in the Long-Term Incentive Granted in 2012 table on page 56. For Mr. Watjen, 50% of these shares will be stock settled and 50% will be cash settled upon vesting.

(5)	These options were granted on February 21, 2012 based on 2011 company and individual performance and vest ratably over three years. Details are provided in the Long-Term Incentive Granted in 2012 table on page 56.

(6)	The amount shown is the closing market price on February 21, 2012.

(7)	The grant date fair value of stock awards for performance-based restricted stock units on February 21, 2012 was calculated as the number of units multiplied by the closing market price of $23.35 on the grant date.

(8)	The grant date fair value of options granted on February 21, 2012 calculated in accordance with FASB ASC Topic 718 was $9.78. The fair value on the date of grant was estimated using the Black-Scholes valuation model. The following assumptions were used to value the 2012 grant:
(a)	Expected volatility of 52%, based on our historical daily stock prices;
(b)	Expected life of 6.0 years, based on historical average years to exercise;
(c)	Expected dividend yield of 1.80%, based on the dividend rate at the date of grant; and
(d)	Risk-free rate of 1.13%, based on the yield of treasury bonds at the date of grant.

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Compensation Tables

2012 Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(# Exercisable)	(# Unexercisable)	(#)	($)		(#)	($)	(#)	($)
Mr. Watjen	-	-	-	-	-	414,048	8,620,479	-	-
	166,100	-	-	21.680	2/23/15	-	-	-	-
	331,519	-	-	23.740	2/21/16	-	-	-	-
	239,796	-	-	11.370	2/24/17	-	-	-	-
	102,618	51,309	-	20.780	2/25/18	-	-	-	-
	41,227	82,455	-	-26.290	2/22/19	-	-	-	-
	-	178,937	-	23.350	2/21/20	-	-	-	-
Mr. McKenney	-	-	-	-	-	80,328	1,672,429	-	-
	17,975	8,988	-	20.780	2/25/18	-	-	-	-
	8,682	17,366	-	26.290	2/22/19	-	-	-	-
	-	34,270	-	23.350	2/21/20	-	-	-	-
Mr. McCarthy	-	-	-	-	-	77,742	1,618,588	-	-
	52,969	-	-	23.740	2/21/16	-	-	-	-
	22,854	-	-	11.370	2/24/17	-	-	-	-
	21,484	10,743	-	20.780	2/25/18	-	-	-	-
	8,203	16,407	-	26.290	2/22/19	-	-	-	-
	-	31,403	-	23.350	2/21/20	-	-	-	-
Mr. Horn	-	-	-	-	-	34,381	715,812	-	-
	29,623	-	-	23.740	2/21/16	-	-	-	-
	33,624	-	-	11.370	2/24/17	-	-	-	-
	10,596	5,299	-	20.780	2/25/18	-	-	-	-
	3,678	7,357	-	26.290	2/22/19	-	-	-	-
	-	13,191	-	23.350	2/21/20	-	-	-	-
Mr. Bishop	-	-	-	-	-	28,231	587,769	-	-
	26,697	-	-	11.370	2/24/17	-	-	-	-
	8,030	4,016	-	20.780	2/25/18	-	-	-	-
	2,787	5,576	-	26.290	2/22/19	-	-	-	-
	-	11,695	-	23.350	2/21/20	-	-	-	-

(1)	Represents the aggregate value of performance-based restricted stock units (including dividend equivalents) shown in the “Number of Shares or Units of Stock That Have Not Vested” column based on the closing price on December 31, 2012 of $20.82, the last trading day of the year.

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Compensation Tables

Vesting Schedule for Unvested Restricted Stock Units

VESTING SCHEDULE FOR UNVESTED RESTRICTED STOCK UNITS
		Number of Restricted Shares/Units Vesting(1)
Vesting Date	Grant Date	Mr. Watjen(2)	Mr. McKenney	Mr. McCarthy(2)	Mr. Horn	Mr. Bishop(2)
February 21, 2013	2/21/12	76,344	14,622	13,398	5,629	4,990
February 22, 2013	2/22/11	57,214	12,051	11,385	5,104	3,868
February 25, 2013	2/25/10	70,542	12,357	14,769	7,284	5,521
February 21, 2014	2/21/12	76,346	14,623	13,399	5,629	4,990
February 22, 2014	2/22/11	57,233	12,051	11,388	5,106	3,870
February 21, 2015	2/21/12	76,369	14,624	13,403	5,629	4,992
Total		414,048	80,328	77,742	34,381	28,231

(1)	These performance-based restricted stock units include dividend equivalents earned through year-end 2012.

(2)	Messrs. Watjen’s, McCarthy’s and Bishop’s performance-based restricted stock unit grants are no longer subject to risk of forfeiture because they meet the age and years of service requirement for retirement eligibility. Messrs. Watjen’s, McCarthy’s and Bishop’s grants will continue to vest ratably over three years on each anniversary of the grant date. If Messrs. Watjen, McCarthy or Bishop were to retire, any unvested performance-based restricted stock units would vest immediately upon retirement and would be distributed no sooner than six months after the retirement date per Internal Revenue Code Section 409A.

2012 Option Exercises and Stock Vested

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Name	(#)	($)	(#)	($)
Mr. Watjen	-	-	161,366	$3,743,283
Mr. McKenney	-	-	85,369	1,720,267
Mr. McCarthy	-	-	63,914	1,444,725
Mr. Horn	-	-	25,996	603,081
Mr. Bishop	-	-	20,201	468,650

(1)	Reflects the performance-based restricted stock units that vested during 2012.

(2)	Includes the total number of unrestricted shares acquired upon the vesting of performance-based restricted stock units. A portion of these shares were withheld to cover taxes due upon vesting.

(3)	Amount calculated includes performance-based restricted stock units acquired multiplied by the closing price on the vesting date.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | 69

Unum has provided for post-employment compensation in a number of ways. These are detailed in this section.

Pension Benefits

We maintain three defined benefit plans in the United States, as defined in the table below:

DEFINED BENEFIT PLANS
Plan Name	Purpose
Unum Group Pension Plan (Qualified Plan)	Provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Qualified Plan was designed to provide tax-qualified pension benefits for most employees.
Unum Group Supplemental Pension Plan (Excess Plan)	Provides unfunded, non-qualified benefits for compensation that exceeds the IRS limits in the Qualified Plan.
Unum Group Senior Executive Retirement Plan (SERP)

Mr. Watjen is the only active employee covered. Provides unfunded, non-qualified benefits that are offset by benefits under the Qualified Plan and the Excess Plan. The SERP supplements the pension benefits that are provided under the Qualified and Excess

Plan Descriptions

Following are details of how each of our plan benefits is calculated. These formulas incorporate base pay received in each plan year during which the employee accrues credited service and payments received from the regular annual incentive plan and any field or sales compensation plans. Not included are other bonuses, long-term incentive awards, commissions, prize awards or allowances for incidentals.

Qualified Plan

In calculating the basic pension benefits in our Qualified Plan, three criteria are used:

QUALIFIED PLAN CRITERIA
Criteria	Definition
Credited service	A measure of the time individuals are employed at the company. One year of credited service is granted for each plan year in which 1,000 hours of employment are completed.
Highest average earnings	The average of the highest 5 years of compensation (whether or not consecutive) during the last 10 years of employment.
Social Security covered compensation

The average of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which an employee attains or will attain his or her Social Security retirement age.

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Post-Employment Compensation

The basic benefit is provided as an annual single life annuity and is calculated as follows:

(1)	Can range from 3%, if the sum of an employee’s age and years of credited service is less than 30, to 8%, if the sum equals or exceeds 95.

(2)	Equal to 9.0 for retirement at age 65 and increased by 0.2 for each whole year retirement occurs prior to age 65.

All benefits are indexed on the first day of each plan year following the participant’s date of termination using the National Average Wage rate of increase published by the Social Security Administration in the preceding year (minimum of 2.75% and maximum of 5%).

Benefits provided under the Qualified Plan are based on pensionable earnings (which are described below) up to a compensation limit of $250,000 under the Internal Revenue Code. In addition, benefits may not exceed $200,000 (payable as a single life annuity beginning at any age from 62 through Social Security Normal Retirement Age) under the Internal Revenue Code.

Excess Plan

The Excess Plan takes into account pension benefits outside of the current Qualified Plan and is calculated as follows:

Mr. McCarthy was a member of pension plans maintained by our predecessor company, UNUM Corporation, and accrues an additional benefit for his 21 years of service prior to 2000.

SERP

The SERP is provided as a single life annuity beginning on the first day of the month following retirement. The benefit is calculated as follows:

Mr. Watjen is presently the only NEO covered under the SERP. This coverage is required under the terms of his employment agreement.

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Post-Employment Compensation

Retirement Age

Participants in the pension plans outlined above are eligible to retire as early as age 55. Under the Qualified and Excess plans, participants may retire early at age 55 with 5 years of vesting service. However, if a participant begins receiving a benefit prior to the normal retirement age of 65, the normal retirement benefit will be reduced based on the applicable early reduction factors defined in the plan.

Under the SERP, Mr. Watjen is eligible for an unreduced pension at age 60, and the amount of his unreduced pension is shown in the Pension Benefits table below. If he terminates employment and commences his benefit prior to age 60, the single life annuity will be reduced by 5% per year.

Current Value of Pension Benefits

Pension benefits payable to each NEO are summarized in the following table:

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Mr. Watjen	Qualified	18.50	$547,000	$–
	Excess	18.50	7,307,000	–
	SERP	18.50	10,389,000	–
Mr. McKenney	Qualified	3.42	56,000	–
	Excess	3.42	304,000	–
Mr. McCarthy	Qualified	34.00	1,122,000	–
	Excess	34.00	5,308,000	–
Mr. Horn	Qualified	9.00	262,000	–
	Excess	9.00	740,000	–
Mr. Bishop	Qualified	4.25	132,000	–
	Excess	4.25	252,000	–

(1)	The “Present Value of Accumulated Benefits” is based upon a measurement date of December 31, 2012. Accordingly, all calculations utilize credited service and pensionable earnings as of the same date. The results shown are estimates only and actual benefits will be based upon data, pay, service, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on the measurement date ASC 715 assumptions. Specifically, the accumulated benefit value calculations utilize a rate of 4.50% to discount expected future plan benefit payments to the measurement date, an annual increase in Social Security Wage Base of 3.5% to index the Qualified and Excess Plan benefits from the measurement date to commencement date and a post commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 5 years past the measurement date with Projection Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at their unreduced retirement age in each of the plans: age 65 in the Qualified and Excess plans and age 60 in the SERP. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to retirement age.

Lump sum distributions are only available under the plan to vested employees who have a present value of future pension benefits of $10,000 or less. None of the NEOs are eligible for lump sum distributions

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Post-Employment Compensation

from the Qualified or Excess plans, or the SERP. Based on current benefit levels, pension payouts for NEOs will be paid in the form of a monthly annuity.

Nonqualified Deferred Compensation

We do not have any active nonqualified programs that allow for deferrals of compensation by our NEOs. However, Mr. McCarthy does have balances under two inactive plans that did allow for deferrals of compensation. The last year that compensation deferrals occurred under the plans was 2000.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Mr. Watjen	–	–	–	–	–
Mr. McKenney	–	–	–	–	–
Mr. McCarthy(1)	–	–	6,846	–	141,085
Mr. Horn	–	–	–	–	–
Mr. Bishop	–	–	–	–	–

(1)	Mr. McCarthy has balances under two inactive deferred compensation plans. The first inactive plan (the former UNUM Corporation Deferred Compensation Plan) earned interest at a rate of 6.64%. The interest rate for this plan is set once each year at the rate which is equivalent to the interest rate Unum receives on the Unum America Consolidated Portfolio (consisting of bonds, commercial mortgage loans and preferred stocks). The amount of above-market interest that exceeds 120% of the rate prescribed under section 1274(d) of the Internal Revenue Code has been included in the Change in Pension Value & Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 63. The second inactive plan (a non-qualified 401(k) plan) includes 100% Unum stock to be paid out in cash. The change in market value and dividends earned is included in the Aggregate Earnings in Last FY amount. The value of the balance is included in the Aggregate Balance at Last FYE amounts.

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Post-Employment Compensation

Other Post-Employment Payments

The discussion below outlines estimated benefits payable under company policy to NEOs under various termination scenarios.

The following terminology will be used throughout the discussion of various termination scenarios:

DEFINITIONS
Terminology	Descriptions
Termination with cause	One of the following factors is present: the failure to substantially perform duties; the willful engagement in illegal conduct or gross misconduct harmful to the company; or the conviction of a felony (or plea of “guilty” or “no contest”).
Termination without cause	One of the following factors is present: poor performance, other than for misconduct or cause (as defined above); job elimination; job requalification; or the decision to fill the position with a different resource consistent with the direction of the company.
Resignation for good reason	One or more of the following events have preceded the resignation of the named executive officer: assignment to a position inconsistent with his existing position or any other action that diminishes such position; reduction of his base salary or annual incentive target; failure to continue any material employee benefit or compensation plan in which he participates; relocation to an office more than 50 miles from his current location.
Change in control	A change in control occurs when one of the following situations exist: (a) the incumbent directors cease to be a majority for two years; (b) an entity acquires 20% of our voting stock (30% in some instances); (c) we consummate certain transactions such as a merger or disposition of substantially all of our assets; or (d) shareholders approve a plan of liquidation or distribution.

In the event of any termination of employment, all named executive officers would receive benefits to which they are entitled, including unpaid base salary through the date of termination, accrued vacation, and accrued benefits under the retirement plan.

Terminations Related to a Change in Control

As outlined in the “Compensation Contracts and Agreements” section on page 59, Mr. Watjen has an employment agreement that specifically addresses post-employment payments, including a change in control. The remaining NEOs are covered by Change in Control Severance Agreements. In the event of termination upon the occurrence of a change in control, NEOs would receive the following benefits:

—

Three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination for Mr. Watjen; Two times base salary and annual incentive (the greater of the current year target or the prior year annual incentive paid) for the remaining NEOs.

—	Prorated annual incentive through the date of termination of employment.

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Post-Employment Compensation

—

Lump sum payment representing the increase in present value of retirement benefit as if the executive had accumulated 3 additional years of age and service for Mr. Watjen; 2 additional years of age and service for the remaining NEOs.

—	Health and welfare benefits for up to 3 years for Mr. Watjen; up to two years for the remaining NEOs.

—	Payment of all deferred compensation.

—	Outplacement services (20% of base salary, maximum of $50,000).

—	Vesting of equity awards as follows:

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Grants of performance-based restricted stock unit and stock option awards made before December 14, 2011 would vest upon the occurrence of a change in control event. Upon termination, the stock options would remain exercisable for 90 days from the termination date. For Messrs. Watjen, McCarthy and Bishop, who are retirement eligible under the plan, the options would remain exercisable for the earlier of the original expiration date or five years from the termination date.

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Grants made on or after December 14, 2011 require the occurrence of both (1) a change in control event and (2) a termination of employment for any of the following reasons: death, disability, involuntary (without cause), or good reason in order for the performance-based restricted stock unit and stock option awards to vest. Upon termination, the stock options remain exercisable for 90 days from the termination date. For Messrs. Watjen, McCarthy and Bishop, who are retirement eligible under the plan, the options would remain exercisable as outlined above.

—

In the event of a change in control and termination, the NEO may receive a reimbursement for any excise tax owed. If a reduction in the payments by no more than 10% would result in no excise tax being owed, the reduction will occur.

Terminations Not Related to a Change in Control

There are instances absent a change in control in which an NEO’s employment may be terminated. The company may terminate for cause or without cause. Additionally, termination of employment may occur upon an NEO’s voluntary resignation, retirement, becoming disabled or dying.

Messrs. Watjen, McCarthy and Bishop are eligible for retirement under the terms of the Stock Incentive Plans of 2007 and 2012. In the event of termination other than for cause, their unvested performance-based restricted stock unit awards would vest; stock option awards would vest and remain exercisable for the earlier of the original expiration date or five years from the termination date. However, to the extent necessary to avoid the imposition of penalty taxes under Internal Revenue Code Section 409A, stock would not be distributed until at least six months after the date of termination.

Also under these plans, in the event of death or disability of any participant (which includes the NEOs), performance-based restricted stock unit awards would vest and stock option awards would vest and remain exercisable for the earlier of the original expiration date or three years from the date of death or disability.

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Post-Employment Compensation

NEOs receive additional benefits depending upon the termination scenario as outlined in the table below:

TERMINATION BENEFITS RECEIVED BY CEO AND NEOs UNDER NON-CHANGE IN CONTROL SCENARIOS
Benefits Received	Termination for Cause or Voluntary Resignation	Termination Without Cause or Resignation with Good Reason (CEO)	Disability	Death	Retirement
Severance (1)		CEO, NEOs
Prorated Annual Incentive (2)		CEO	CEO, NEOs	CEO, NEOs	CEO, NEOs
Early Vesting of Equity (3)		CEO	CEO, NEOs	CEO, NEOs	If Retirement Eligible
Benefit Continuation (4)		CEO
Outplacement Services (5)		CEO, NEOs
Pension Enhancement (6)		CEO
Disability Benefits (7)			CEO, NEOs
Group Life Ins. Benefits (8)				CEO, NEOs
Corporate Owned Life Ins. (8)				CEO, NEOs

(1)	If Mr. Watjen is terminated without cause, or resigns with good reason, he will receive severance of three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination. Other NEOs who are terminated without cause will receive eighteen months of base salary.

(2)	Annual incentive will be prorated through the date of termination of employment. In the event of retirement, an executive will be eligible for prorated annual incentive only if retirement is on or after the last business day in March.

(3)	If Mr. Watjen is terminated without cause or resigns with good reason, his unvested equity awards will accelerate vesting due to his eligibility for retirement under the plan as described above. His employment agreement also provides for the early vesting of equity. In the event of death, disability or retirement (if eligible), an executive’s unvested equity will be accelerated.

(4)	If Mr. Watjen is terminated without cause or resigns with good reason, he will receive health and welfare benefits for up to 3 years;

(5)	Outplacement services are equal to 20% of base salary (maximum of $50,000).

(6)	If Mr. Watjen is terminated without cause or resigns with good reason, he will receive a lump sum payment representing the increase in present value of his retirement benefit as if he had accumulated 3 additional years of age and service.

(7)	Monthly benefits from the company’s long-term disability plan until the earlier of age 65 or death.

(8)	Group life insurance benefits are $50,000 for each full-time employee; Corporate owned life insurance benefits as applicable (if Messrs. Watjen and McCarthy are active employees on the date of death, their respective beneficiaries as defined in the policy will receive $200,000).

Termination Payments

Termination payments are provided to NEOs as outlined in the following table and vary with the circumstances under which the termination occurs. In the event of termination as a result of death, payments will be made to the named executive officer’s beneficiary.

All termination scenarios in the table assume a termination date of December 31, 2012. Excluded are amounts received as an annuity under our retirement plans and the “in-the-money” value of vested

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Post-Employment Compensation

unexercised stock options held by NEOs since these amounts are not impacted by a termination. The amounts shown in the table also do not include distributions of plan balances under a nonqualified deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation table on page 73.

The amounts in the following table are hypothetical based on the rules of the SEC. Actual payments depend on the circumstances and timing of any termination. The information provided in this table constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

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Post-Employment Compensation

TERMINATION TABLE
Termination Scenario	Mr. Watjen	Mr. McKenney	Mr. McCarthy	Mr. Horn	Mr. Bishop
Termination for Cause or Voluntary Resignation
Total	$-	$-	$-	$-	$ -
Termination Without Cause Resignation with Good Reason (CEO)
Severance	$9,159,000	$1,022,250	$922,500	$738,750	$621,750
Prorated Annual Incentive	1,953,000	-	-	-	-
Early Vesting of Equity(1)	8,622,531	-	-	-	-
Benefit Continuation	81,772	-	-	-	-
Outplacement Services	50,000	50,000	50,000	50,000	50,000
Pension Enhancement	3,693,000	-	-	-	-
Total	$23,559,303	$1,072,250	$972,500	$788,750	$671,750
Disability
Prorated Annual Incentive	$1,953,000	$709,316	$738,000	$336,022	$255,341
Early Vesting of Equity	8,620,479	1,672,430	1,618,589	715,833	587,790
Disability Benefits	170,928	409,505	188,437	117,647	0
Total	$10,744,407	$2,791,251	$2,545,026	$1,169,502	$843,131
Death
Prorated Annual Incentive	$1,953,000	$709,316	$738,000	$336,022	$255,341
Early Vesting of Equity	8,620,479	1,672,430	1,618,589	715,833	587,790
Group Life Ins. Benefits	50,000	50,000	50,000	50,000	50,000
Corporate Owned Life Ins.	200,000	-	200,000	-	-
Total	$10,823,479	$2,431,746	$2,606,589	$1,101,855	$893,131
Termination Related to a Change in Control
Severance	$9,159,000	$2,963,264	$2,779,164	$1,773,000	$1,384,774
Prorated Annual Incentive	1,953,000	681,500	615,000	394,000	269,425
Early Vesting of Equity	8,622,531	1,672,790	1,619,019	716,045	587,951
Benefit Continuation	81,772	45,613	61,895	49,361	43,132
Outplacement Services	50,000	50,000	50,000	50,000	50,000
Pension Enhancement(2)	3,693,000	476,000	1,549,000	354,000	269,000
Estimated Tax Gross Up(3)	-	-	-	-	-
Total	$23,559,303	$5,889,167	$6,674,078	$3,336,406	$2,604,282
Retirement
Prorated Annual Incentive	$1,953,000	$-	$738,000	$-	$255,341
Early Vesting of Equity(4)	8,620,479	-	1,618,589	-	587,790
Total	$10,573,479	$-	$2,356,589	$-	$843,131

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Post-Employment Compensation

(1)	In the event of job elimination, the prorated early vesting of equity awards would be as follows: Mr. McKenney $1,091,468 and Mr. Horn $484,669. Messrs. Watjen, McCarthy and Bishop are eligible for retirement status under the terms of the Stock Incentive Plan of 2007 and the Stock Incentive Plan of 2012. Therefore, they would receive full vesting as noted in the Retirement section of this table. The amounts represent the value of the shares at a market price of $20.82 (the closing price on December 31, 2012, the last trading day of the year).

(2)	Pension enhancement is a lump sum payment representing the increase in present value of retirement from three additional years of age and service credit for Mr. Watjen, and two additional years of age and service credit for the remaining named executive officers.

(3)	If any payments pursuant to Mr. Watjen’s employment agreement or the Change in Control Severance Agreements would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the company will provide an additional payment such that the named executive officer will retain a net amount equal to the payments he would have retained if such excise tax had not applied. If the value of such payments (calculated in accordance with the IRS rules) exceeds the IRS limit by 10% or less, then the payments would be reduced to avoid the excise tax. The payments for each named executive officer would not exceed the IRS limit, and as a result, no excise tax would be triggered.

(4)	Messrs. Watjen, McCarthy and Bishop would be eligible for early vesting of equity under the terms of the Plan for retirement status. Messrs. McKenney and Horn did not meet the eligibility criteria of combination of age and years of service as of December 31, 2012.

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The following table gives information as of December 31, 2012 about the common stock that may be issued under all of our existing equity compensation plans.

EQUITY COMPENSATION PLANS
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (5)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders (1)	3,200,299 (3)	$20.98	21,081,466 (6)
Equity Compensation Plans Not Approved by Shareholders (2)	95,428 (4)	N/A	30,000 (7)
Total	1,604,622		21,111,466

(1)	Our shareholders have approved the following plans: (a) Stock Plan of 1999, (b) Stock Incentive Plan of 2007, (c) Unum Group Employee Stock Purchase Plan, (d) Unum European Holding Company Limited Savings-Related Share Option Scheme 2008 (formerly the Unum Limited Savings-Related Share Option Scheme 2008), (e) Unum Ireland Savings-Related Share Option Scheme 2008, (f) Unum European Holding Company Limited Savings-Related Share Option Scheme 2011, and (g) Stock Incentive Plan of 2012.

(2)	Our shareholders have not approved the Unum Group Non-Employee Director Compensation Plan of 2004.

(3)	Includes 1,691,105 shares issuable upon the exercise of outstanding options, and 1,473,656 and 35,538 shares issuable pursuant to outstanding restricted stock units and deferred share rights (including dividend equivalents accrued thereon), respectively, under our Stock Plan of 1999, our Stock Incentive Plan of 2007 and our Stock Incentive Plan of 2012.

(4)	All are deferred share rights (each representing the right to one share of common stock), including dividend equivalents accrued thereon, granted to non-employee directors under the Unum Group Non-Employee Director Compensation Plan of 2004 in accordance with the deferral elections of such directors in respect of cash retainers and meeting fees payable to them.

(5)	Restricted stock units and deferred share rights are not included in determining the weighted-average exercise price in column (b) because they have no exercise price.

(6)	Includes 75,000 shares authorized for issuance under the Unum Ireland Limited Savings-Related Share Option Scheme 2008, even though none have been reserved given that the plan is not expected to be utilized. Also includes approximately 75,000 dividend equivalents available for future issuance in respect of outstanding awards under the Stock Incentive Plan of 2007, which was otherwise replaced by the Stock Incentive Plan of 2012 effective May 24, 2012 for purposes of granting new awards. As of December 31, 2012, our Stock Incentive Plan of 2012 had 19.87 million shares remaining available for future issuance. Each full-value award is counted as 1.76 shares. We currently grant a majority of awards as restricted stock units, which are full-value awards.

(7)	Represents approximate number of dividend equivalents available for future issuance in respect of outstanding awards under the Non-Employee Director Compensation Plan of 2004.

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Equity Compensation Plan Information

Below is a brief description of the equity compensation plans not approved by shareholders:

Unum Group Amended and Restated Non-Employee Director Compensation Plan of 2004

This plan provided for the payment of annual retainers and meeting fees (discontinued in May 2011) to the non-employee directors who served on our Board. Under the plan, directors made an irrevocable election each year to receive all or a portion of their retainers and meeting fees in either cash or deferred share rights. A deferred share right is a right to receive one share of common stock on the earlier of (i) the director’s separation from service as a director of our company, or (ii) another designated date at least three years after the date of the deferral election. The number of deferred share rights granted is calculated as the number of whole shares equal to (i) the dollar amount of the annual retainer and/or fees that the director elects to have paid in deferred share rights, divided by (ii) the fair market value per share on the grant date. The aggregate number of shares which can be issued under the plan is 500,000. This plan terminated in May 2010 with respect to new awards, though dividend equivalents remain available for future issuance in respect of awards that were outstanding at that time. The plan is administered by the Human Capital Committee. The plan includes provisions restricting the transferability of the deferred share rights, provisions for adjustments to the number of shares available for grants, and the number of shares subject to outstanding grants in the event of recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, or other similar corporate transaction. There are stock ownership guidelines for participants under the plan.

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Security Ownership of Directors and Officers

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2013, by each director and each named executive officer and by all directors and executive officers as a group. The table and related footnotes also include information about stock options, deferred share rights and restricted stock units credited to the accounts of directors and executive officers under various compensation and benefit plans. Based upon the representations made by each director and executive officer, we do not believe that any shares held by them are pledged as security. Except as otherwise indicated below, the beneficial owners have sole voting and investment power with respect to the shares beneficially owned.

BENEFICIAL OWNERSHIP OF COMMON STOCK (as of March 15, 2013)
Name	Shares of Common Stock(1)	Shares Subject to Exercisable Options(2)	Shares Subject to Settleable Rights or Units(3)(4)(5)	Total Shares Beneficially Owned	Percent of Class
E. Michael Caulfield	2,880	–	31,912	34,793	*
Pamela H. Godwin	20,485	–	11,112	31,598	*
Ronald E. Goldsberry	5,242	–	22,741	27,983	*
Kevin T. Kabat	10,040	–	12,849	22,889	*
Timothy F. Keaney	–	–	–	–	*
Thomas Kinser	1,000	–	39,486	40,486	*
Gloria C. Larson	11,589	–	52,460	64,050	*
A.S. (Pat) MacMillan, Jr.	5,999	–	10,869	16,868	*
Edward J. Muhl	19,459	–	6,056	25,514	*
Michael J. Passarella	8,470	–	14,880	23,350	*
William J. Ryan	17,618	–	18,853	36,471	*
Thomas R. Watjen	732,112	1,193,961	162,504	2,088,577	*
Liston Bishop III	47,443	68,877	26,104	142,424	*
Randall C. Horn	103,175	90,895	–	194,070	*
Kevin P. McCarthy	114,894	201,438	83,567	399,899	*
Richard P. McKenney	132,240	55,751	–	187,991	*
All directors and executive officers as a group (18 persons)	1,273,727	1,616,806	493,394	3,383,927	1.26%

*	Denotes less than 1%.

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Ownership of Company Securities

(1)	Includes shares credited to the accounts of certain executive officers, including Mr. Watjen – 13,191 shares, under the company’s 401(k) plan. Does not include shares credited to the accounts of certain executive officers, including Mr. McCarthy – 1,831 shares, under an inactive non-qualified 401(k) plan because, though measured in share value, they will be settled only in cash.

(2)	Represents the number of shares underlying stock options that may be exercised within 60 days after March 15, 2013. For Messrs. Watjen, McCarthy and Bishop the amount includes shares underlying unvested stock options that would vest upon retirement because they meet certain age and years of service requirements.

(3)	Represents the number of shares underlying deferred share rights and restricted stock units payable solely in shares (including dividend equivalent rights accrued on such rights or units) that may be settled within 60 days after March 15, 2013, including deferred share rights and restricted stock units that may be settled upon the termination of a director’s service on the Board. For each non-employee director other than Mr. Keaney, the amount includes shares underlying unvested restricted stock units that would vest upon retirement because the director meets a certain years of service requirement. Does not include 8,943 shares credited to the account of Dr. Goldsberry in respect of deferred share rights under the UNUM Corporation Director Deferred Compensation Plan because, though measured in share value, they will be settled only in cash. Also does not include shares underlying restricted stock units (including dividend equivalent rights accrued thereon) that will not vest or cannot be settled within 60 days after March 15, 2013 or that are payable only in cash.

(4)	As of March 15, 2013, the total number of shares underlying deferred share rights (including dividend equivalent rights accrued thereon) held by our non-employee directors, including those rights which cannot be settled in shares or within 60 days after March 15, 2013 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Caulfield	13,113	Mr. Keaney	–	Mr. Muhl	–
Ms. Godwin	14,760	Mr. Kinser	23,521	Mr. Passarella	1,558
Dr. Goldsberry(a)	18,362	Ms. Larson	36,891	Mr. Ryan	9,567
Mr. Kabat	7,602	Mr. MacMillan	–

(a)	Includes 8,943 shares credited to the account of Dr. Goldsberry in respect of cash-settled deferred share rights, as described in footnote (3) above.

(5)	As of March 15, 2013, the total number of shares underlying restricted stock units (including dividend equivalent rights accrued thereon) held by our directors and executive officers, including those units which will not vest, or be settleable in shares, within 60 days after March 15, 2013 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Caulfield	18,799	Ms. Larson	15,569	Mr. Bishop	26,104
Ms. Godwin	13,987	Mr. MacMillan	10,869	Mr. Horn	29,473
Dr. Goldsberry	13,322	Mr. Muhl	6,056	Mr. McCarthy	83,567
Mr. Kabat	13,322	Mr. Passarella	13,322	Mr. McKenney	89,573
Mr. Keaney	4,686	Mr. Ryan	9,286
Mr. Kinser	18,799	Mr. Watjen(a)	325,008	All directors and executive officers as a group(a)	729,255

(a)	Includes 162,504 shares underlying unvested cash-settled restricted stock units (including dividend equivalent rights accrued thereon) that have been granted to Mr. Watjen.

Security Ownership of Certain Shareholders

Detailed information about the shareholders with more than 5% of our common stock can be found in the table below, including beneficial ownership based on sole and/or shared voting power and investment (dispositive) power.

We do not know of any other person that is a beneficial owner of more than 5% of our common stock. Information is given as of the dates noted in the footnotes below.

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Ownership of Company Securities

BENEFICIAL OWNERSHIP
Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
Hotchkis and Wiley Capital Management, LLC
725 South Figueroa Street, 39th Floor	19,884,298(3)	7.43%
Los Angeles, CA 90017
NWQ Investment Management Company, LLC
2049 Century Park East, 16th Floor	17,585,474(4)	6.57%
Los Angeles, CA 90067
FMR LLC
82 Devonshire Street	17,428,165(5)	6.52%
Boston, MA 02109
The Vanguard Group, Inc.
100 Vanguard Blvd.	16,210,488(6)	6.06%
Malvern, PA 19355
Blackrock, Inc.
40 East 52nd Street	15,651,037(7)	5.85%
New York, NY 10022

(1)	Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	Percentages are based on 267,469,750 shares of our common stock outstanding on March 15, 2013.

(3)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission by Hotchkis and Wiley Capital Management, LLC on February 14, 2013, which reflects beneficial ownership as of December 31, 2012. Hotchkis and Wiley Capital Management, LLC reported that, in its capacity as investment adviser, it had sole voting power with respect to 14,464,698 shares of our common stock, sole dispositive power with respect to 19,884,298 shares of our common stock and shared voting and dispositive power with respect to none of our shares.

(4)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by NWQ Investment Management Company, LLC on February 14, 2013, which reflects beneficial ownership as of December 31, 2012. NWQ Investment Management Company, LLC reported that, in its capacity as investment adviser, it had sole voting power with respect to 15,225,578 shares of our common stock, sole dispositive power with respect to 17,585,474 shares of our common stock, and shared voting and dispositive power with respect to none of our shares.

(5)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC on February 14, 2013, which reflects beneficial ownership as of December 31, 2012. FMR LLC reported that, in its capacity as a parent holding company, it had sole voting with respect to 138,180 shares of our common stock, sole dispositive power with respect to 17,428,165 shares of our common stock, and shared voting and dispositive power with respect to none of our shares. The Schedule 13G/A includes shares beneficially owned by subsidiaries controlled by or through FMR LLC, Edward C. Johnson 3d, Chairman of FMR LLC, and/or members of the family of Edward C. Johnson 3d.

(6)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 11, 2013, which reflects beneficial ownership as of December 31, 2012. The Vanguard Group, Inc. reported that, in its capacity as investment adviser, it had sole voting power with respect to 490,870 shares of our common stock, shared voting power with respect to none of our shares, sole dispositive power with respect to 15,740,884 shares of our common stock, and shared dispositive power with respect to 469,604 shares of our common stock.

(7)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on February 11, 2013, which reflects beneficial ownership as of December 31, 2012. BlackRock, Inc. reported that, in its capacity as the parent holding company or control person of the subsidiaries listed therein, it had sole voting and dispositive power with respect to 15,651,037 shares of our common stock and shared voting and dispositive power with respect to none of our shares.

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Ownership of Company Securities

Section 16(a) — Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and 10% beneficial holders of our common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in our common stock. Based solely upon information provided by these persons, we believe each of our directors and executive officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year. Due to an administrative error by the company, one late Form 4 was filed on behalf of each of John F. McGarry and Peter G. O’Donnell on March 18, 2013, each reporting the grant of restricted stock units on February 20, 2013.

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Election of Directors

(Item 1 on the Proxy Card)

Our Board of Directors currently consists of 12 members equally divided among three classes, each with a three-year term. At the Annual Meeting, four directors are seeking election for terms expiring in 2016. As described in Item 2 below, we are also proposing to amend our certificate of incorporation to phase out the Board’s classified structure and provide for the annual election of all directors beginning in 2016.

Upon the recommendation of the Governance Committee, the Board of Directors has nominated E. Michael Caulfield, Ronald E. Goldsberry, Kevin T. Kabat and Michael J. Passarella for election as directors. Each nominee currently serves on the Board and has agreed to continue to serve if elected. The Board has no reason to believe that any nominee will be unable to serve if elected. However, if any nominee becomes unable or unwilling to serve before the Annual Meeting, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. Information concerning these nominees is provided under the section titled “Nominees for Election as Directors with Terms Expiring in 2016” beginning on page 14.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees for director: E. Michael Caulfield, Ronald E. Goldsberry, Kevin T. Kabat and Michael J. Passarella.

Adoption of Amended and Restated Certificate of Incorporation to Declassify the Board of Directors

(Item 2 on the Proxy Card)

Our certificate of incorporation currently divides the Board of Directors into three classes of directors serving staggered three-year terms. The Board recommends that you adopt an amended and restated certificate of incorporation to provide for the elimination of the classification of the Board over a three-year period beginning in 2014 and to make certain non-substantive changes to conform references to gender and the use of defined terms.

The text of the proposed amended and restated certificate of incorporation, marked to show the amendments, is set forth in Appendix A to this proxy statement, with deletions indicated by strike-outs and additions indicated by underlining. If adopted, we would promptly file the amended and restated certificate of incorporation with the Secretary of State of Delaware, at which time it will become effective.

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Items to Be Voted On

Reasons for the Proposed Amended and Restated Certificate of Incorporation

Upon the recommendation of the Governance Committee, the Board has determined that it is appropriate to propose declassification over a three-year period beginning in 2014. The Board believes that the existing classified structure provides many important benefits, including continuity and stability of leadership, enhanced independence of non-management directors, and time and leverage to explore alternatives and negotiate for enhanced shareholder value in the event of hostile change-in-control attempts. However, the Board acknowledges growing investor sentiment in favor of annual elections and believes the Board would continue to be effective in protecting shareholder interests under an annual election system. The Board recognizes that many investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies. After balancing these interests, the Board has decided to recommend phased elimination of its classified structure.

Impact of the Proposed Amended and Restated Certificate of Incorporation

Phased Elimination of the Classified Board Structure

If the proposed amended and restated certificate of incorporation is adopted, beginning in 2014 each director elected at an annual meeting of our shareholders will be elected for a one-year term expiring at the following year’s annual meeting. This will result in all directors being elected on an annual basis beginning with our annual meeting in 2016, at which time the Board will cease to be classified. Approval of the amended and restated certificate of incorporation will not change the expected terms to which our directors were previously elected or appointed to the Board. Directors elected at this year’s Annual Meeting will serve for a three-year term expiring at our annual meeting in 2016, and directors currently serving terms that expire in 2014 and 2015 will continue to serve for such terms.

Until declassification is complete, any newly created directorship will continue to be apportioned among the classes to maintain the number of directors in each class as nearly as equal as possible. Any director elected to fill a newly created directorship or vacancy will hold office for a term that coincides with the remaining term of the class of directors into which the director was elected. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier death, resignation, disqualification or removal from office, and, effective as of our annual meeting in 2016, directors may be removed with or without cause.

Other Non-Substantive Changes

The proposed amended and restated certificate of incorporation also includes certain non-substantive amendments to conform references to gender and the use of defined terms.

If the amended and restated certificate of incorporation is adopted, the Board intends to make conforming amendments to provisions of our bylaws to make them consistent with the amended and restated certificate of incorporation.

The Board of Directors unanimously recommends that you vote FOR the adoption of the amended and restated certificate of incorporation to declassify the Board of Directors.

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Items to Be Voted On

Advisory Vote to Approve Executive Compensation

(Item 3 on the Proxy Card)

As required by Section 14A of the Securities Exchange Act of 1934, we are asking you to approve an advisory resolution on the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our 2012 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the company’s proxy statement for the 2013 annual meeting of shareholders, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

For additional detail concerning the compensation of our named executive officers, please refer to the Compensation Discussion and Analysis beginning on page 32.

Although your vote is not binding on the Board of Directors or the Human Capital Committee, the Human Capital Committee will review the voting results and seek to understand the factors that influenced the vote. As it did last year, the Human Capital Committee will consider constructive feedback obtained through this process in making future decisions about our executive compensation programs and policies.

We currently hold a say on pay vote every year. Therefore, shareholders will next have an opportunity to cast a say-on-pay vote in 2014.

The Board unanimously recommends that you vote FOR approval of named executive officer compensation, as provided in the resolution above.

Approval of the Annual Incentive Plan

(Item 4 on the Proxy Card)

We are asking shareholders to approve the company’s Annual Incentive Plan (the “Plan”), which provides our officers and employees with the opportunity to earn cash incentive awards based primarily on our performance each year. The Plan was adopted by the Human Capital Committee of the Board of Directors on February 20, 2013 and effective as of January 1, 2013 (subject to shareholder approval with respect to the Executive Officer Incentive Plan subpart of the Plan, as described below).

Why We Are Seeking Shareholder Approval

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction for annual compensation paid to certain executive officers in excess of $1 million, unless it satisfies the “performance-based compensation” exception under Section 162(m). Qualified performance-based

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Items to Be Voted On

compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals, the material terms of which have been approved by shareholders. Therefore, we are seeking approval of the Plan in order not to lose the ability to take deductions with respect to awards granted to certain executive officers pursuant to the Executive Officer Incentive Plan subpart of the Plan by reason of Section 162(m).

We previously maintained the Unum Group Management Incentive Compensation Plan of 2008, as amended (the “2008 MICP”), which provided for the grant of annual incentive awards to officers and employees. No further awards will be granted under the 2008 MICP if shareholder approval of the Plan is obtained. If shareholder approval is not obtained, the Human Capital Committee will determine whether to continue to grant awards under the 2008 MICP, grant awards that are not intended to qualify as performance-based compensation for purposes of Section 162(m) under the Plan and/or adopt a different annual incentive compensation plan that is not Section 162(m)-qualified.

Under Section 162(m), the material terms of the performance goals required to be disclosed to and approved by shareholders include the employees eligible to receive compensation, a description of the business criteria on which the performance goals are based, and the maximum amount of compensation that can be paid to an employee.

The principal features of the Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement as Appendix B.

Summary of the Plan

Purpose and Design. The purpose of the Plan is to motivate participants to perform in a way that will enable the company to reach or exceed its goals. The Plan is a cash-based annual incentive plan, consisting of two subparts: (1) the Executive Officer Incentive Plan, under which incentive awards to our CEO and other executive officers designated by the Human Capital Committee (which we refer to in this summary as the “Committee”) are based upon the achievement of objectively determinable corporate performance goals measured over a period of up to twelve months; and (2) the Employee Incentive Plan, under which incentive awards to employees or officers who are not participants in the Executive Officer Incentive Plan are based upon the achievement of corporate and/or individual performance goals measured over a period of up to twelve months.

Eligibility. Participation in the Plan is limited to employees of the company and its subsidiaries at job levels approved by the Committee, which, as of December 31, 2012, included six people in the Executive Officer Incentive Plan and approximately 8,830 people in the Employee Incentive Plan.

Executive Officer Incentive Plan. Awards under the Executive Officer Incentive Plan granted to our CEO and other executive officers designated by the Committee are intended to be eligible to be fully deductible by the company in accordance with the deduction limits of Section 162(m). Each participant in the Executive Officer Incentive Plan is eligible to receive an award not to exceed $8 million if the company attains a threshold criteria of statutory after-tax operating earnings at least equal to $250 million for the prior fiscal year ending on December 31, which is greater than the amount required to cover dividends to shareholders and interest on recourse debt of the company. The Committee may not increase the maximum amount payable to any participant or with respect to an incentive award under the Executive Officer Incentive Plan but retains the discretionary authority to reduce the amount based on certain factors to be established by the Committee (including, for example, corporate or business unit performance against budgeted financial goals, achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance). So long as any adjustment would not, in the reasonable judgment of the Committee, prevent an award intended to qualify for the

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Items to Be Voted On

“performance-based compensation” exception under Section 162(m) from so qualifying, the Committee may also adjust any performance goals during or after a plan year to mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, divestitures or “extraordinary items” within the meaning of generally accepted accounting principles that were not foreseen at the time the performance goals were established.

Employee Incentive Plan. The Committee may designate any officer or employee of the company or its subsidiaries (or any category of employees), except for any executive officer who participates in the Executive Officer Incentive Plan, to participate in the Employee Incentive Plan for a given year. Awards under the Employee Incentive Plan are based on an individual’s contribution to the business of the company, as determined by the Committee based on subjective as well as objective measures. Performance goals may be different for different participants and may, but need not, be the same as the performance goals under the Executive Officer Incentive Plan. The Committee may choose to increase or decrease an award under the Employee Incentive Plan, regardless of the attainment of a performance goal.

Plan Administration. The Plan will be administered by the Committee. The Committee, among other powers set forth in the Plan, has the authority and discretion to:

—	Designate participants;

—	Establish the performance goals and target awards, and determine whether or to what extent such goals were achieved, for each year;

—

Determine the amount of actual awards for each year, or determine the methodology for determination and the aggregate amount of awards under the Employee Incentive Plan, subject to the terms of the Plan;

—	Increase, reduce or eliminate any award payable under the Employee Incentive Plan, regardless of the achievement of performance goals;

—	Reduce or eliminate (but not increase) any award payable under the Executive Officer Incentive Plan, regardless of the achievement of performance goals;

—	Decide all other matters that must be determined in connection with an award;

—	Amend, modify or terminate the Plan; and

—

Adopt such modifications, procedures, and subplans as may be necessary or desirable to effectuate the incentive compensation objectives of the company (except that no modification, procedure or subplan may be adopted if it would cause awards granted under the Executive Officer Incentive Plan intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify).

The Committee may expressly delegate to the CEO or the Chair of the Committee some or all of the Committee’s authority under the first four items in the preceding list with respect to the Employee Incentive Plan, pursuant to guidelines approved by the Committee.

Termination and Amendment. The Committee may alter, amend, suspend or terminate the Plan in whole or in part, but no amendment that requires shareholder approval in order for the Executive Officer Incentive Plan to continue to comply with the performance-based compensation exemption from Section 162(m) will be effective unless it is approved by the Committee and the requisite vote of the shareholders of the company.

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Items to Be Voted On

Certain Federal Income Tax Effects

Under current United States federal income tax regulations, when a participant receives payment of a cash incentive award under either the Executive Officer Incentive Plan or the Employee Incentive Plan, the amount of cash will be ordinary income to the participant and will, subject to Section 162(m) (to the extent applicable) and other applicable law, be allowed as a deduction for federal income tax purposes to the company.

Although the Executive Officer Incentive Plan is designed so that awards quality for the performance-based exception under Section 162(m), the Human Capital Committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to the company.

Benefits to Named Executives and Others

In February 2013, the Human Capital Committee established the performance goals and target awards under the Executive Officer Incentive Plan and Employee Incentive Plan under the Plan for performance during calendar year 2013. Actual awards will depend on whether and to what extent the applicable performance goals are met, which cannot be determined as of the date of filing of this proxy statement. The following table shows the awards that we believe would have been received under the Plan in 2012 had the Plan been in effect at that time, which are the same as the awards received in 2012 under the 2008 MICP.

ANNUAL INCENTIVE PLAN
Name and position	Dollar Value ($)(1)
Thomas R. Watjen President and Chief Executive Officer and a Director	1,489,125
Richard P. McKenney Executive Vice President and Chief Financial Officer	709,316
Kevin P. McCarthy Executive Vice President and Chief Operating Officer; President and Chief Executive Officer, Unum US	738,000
Randall C. Horn Executive Vice President, President and Chief Executive Officer, Colonial Life	336,022
Liston Bishop III Executive Vice President and General Counsel	255,341
All executive officers, as a group	3,777,895
All directors, excluding executive officers, as a group	–
All employees, excluding executive officers, as a group	57,412,284

(1)  Currency converted using $1.60/£ and $1.30/€.

The Board unanimously recommends that you vote FOR the approval of the company’s Annual Incentive Plan.

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Items to Be Voted On

Ratification of Appointment of Independent Registered Public Accounting Firm

(Item 5 on the Proxy Card)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for 2013. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though it is not legally required. If the appointment is not ratified, the Audit Committee will consider the shareholders’ views in the future selection of the company’s independent auditor.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Independent Auditor Fees

Aggregate fees billed for audit and other services rendered by Ernst & Young LLP for our fiscal years ended December 31, 2012 and 2011 are presented in the table below.

Types of Fees	2012	2011
Audit Fees	$8,063,155	$7,858,444	*
Audit-Related Fees	517,792	618,579
Tax Fees	104,437	96,662
All Other Fees	–	–
Total	$8,685,384	$8,573,684	*

*	Includes $250,000 in audit fees for 2011 services that were billed in 2012 after the filing of our proxy statement.

Audit Fees. This category includes fees associated with the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees. This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements or internal control over financial reporting. These services principally include accounting consultations, control reviews, and audit-related services for our employee benefit plans.

Tax Fees. This category consists of fees for tax compliance and advisory services.

All Other Fees. This category consists of fees for services not included in any of the above categories.

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Items to Be Voted On

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has a policy requiring advance approval of all audit and permissible non-audit services performed by the independent auditor. Under this policy, the Audit Committee sets pre-approved limits for specifically defined audit and non-audit services. The Committee considers whether such services are consistent with SEC rules on auditor independence. Specific approval by the Committee is required if fees for any particular service or aggregate fees for services of a similar nature exceed the pre-approved limits. The Committee has delegated to its chair the authority to approve permitted services, and the chair must report any such decisions to the Committee at its next scheduled meeting.

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Proxies

We are soliciting proxies on behalf of the Board of Directors in connection with the Annual Meeting. This means we are asking you to sign a proxy designating individuals (known as proxies) to vote on your behalf at the Annual Meeting and at any later meeting to which the Annual Meeting may be adjourned or postponed. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

Because we are soliciting your proxy, we are required to send you either our proxy materials or a Notice of Internet Availability of proxy materials (described in the next section). Our proxy materials include this proxy statement and our annual report to shareholders, which contains audited consolidated financial statements for our fiscal year ended December 31, 2012. If you received a printed copy of our proxy materials by mail, you also received a proxy card or voting instruction form for the Annual Meeting.

Internet availability of proxy materials

We are furnishing proxy materials to our shareholders primarily over the Internet. In most cases, we are mailing only a brief Notice of Internet Availability of proxy materials, rather than a full set of printed materials. The Notice of Internet Availability contains instructions on how to access our proxy materials and vote online. It also includes instructions on how to request paper or email delivery of our proxy materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email until you elect otherwise. Our proxy materials may also be viewed on our website at www.unum.com by clicking “Investors” and then “Proxy Materials.”

Attending the Annual Meeting in person

If you attend the Annual Meeting in person, you must present photo identification, such as a driver’s license, and an admission ticket or proof of ownership of our shares as of the close of business on March 25, 2013, the record date. If you are a shareholder of record, your Notice of Internet Availability or the top half of your proxy card is your admission ticket. If you are a beneficial owner, you will need proof of ownership to enter the meeting. Examples of proof of ownership include a recent brokerage statement or letter from the holder of record (your broker, bank or other nominee) confirming your beneficial ownership on the record date. For your safety and that of other shareholders, we reserve the right to inspect all personal items prior to admission. If you arrive at the Annual Meeting without proper documentation or refuse to comply with our security procedures, you may not be admitted.

You are a “shareholder of record” if your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A.

You are a “beneficial owner” if your shares are held through a broker, bank or other nominee (i.e., held in street name). In this case, the broker, bank or nominee is the shareholder of record.

Directions

Directions to the location of the Annual Meeting in Portland, Maine are provided in Appendix D and are also available on our website at www.unum.com/directions.

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About the Annual Meeting and Voting

Webcast

A live webcast of the Annual Meeting will be available on our investor relations website at www.investors.unum.com. To register, access the webcast on the website and provide the information requested. The webcast will begin at 10:00 a.m. Eastern Time on Thursday, May 23, 2013, and will be archived on the website through June 6, 2013.

Persons entitled to vote at the Annual Meeting

Shareholders of record as of the close of business on the March 25, 2013 record date are entitled to vote their shares at the Annual Meeting. There were approximately 267,469,750 shares of our common stock outstanding on the record date. Each of those shares is entitled to one vote on each item of business to be voted on at the Annual Meeting.

If you are a beneficial owner, you are not entitled to vote in person at the Annual Meeting without a legal proxy from the broker, bank or other nominee that is the shareholder of record of your shares. You must ask your broker, bank or other nominee to furnish you with the legal proxy before the Annual Meeting. You must then bring that document with you to the Annual Meeting and submit it with a signed ballot that will be provided to you there.

Voting items and Board recommendations; Vote required; Abstentions and broker non-votes

You may either vote for, against or abstain on each of the voting items to be acted on at the Annual Meeting. The table below summarizes, for each voting item, the voting recommendation of the Board of Directors, the vote threshold required for approval, and the effect of abstentions and broker non-votes (i.e., shares held in street name that cannot be voted on certain matters by the shareholder of record because the beneficial owner has not provided voting instructions).

VOTING ITEMS
	Board Voting Recommendation	Vote Required for Approval	Abstentions	Broker Non- Votes
1. Election of four directors for terms expiring in 2016	FOR each nominee	Majority of votes cast with respect to the nominee	No effect	Not voted/ No effect
2. Vote on adoption of amendment and restatement of our certificate of incorporation to declassify the Board of Directors	FOR	Majority of shares represented and entitled to vote	Counted as AGAINST	Not voted/ No effect
3. Advisory vote to approve executive compensation	FOR	Majority of shares represented and entitled to vote	Counted as AGAINST	Not voted/ No effect
4. Vote on approval of the Annual Incentive Plan	FOR	Majority of shares represented and entitled to vote	Counted as AGAINST	Not voted/ No effect
5. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013	FOR	Majority of shares represented and entitled to vote	Counted as AGAINST	Discretionary vote by broker

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About the Annual Meeting and Voting

Majority voting standard for election of directors

Our bylaws provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected (an “uncontested election”), each nominee must receive a majority of the votes cast with respect to that nominee to be elected as a director. If an incumbent director is not re-elected under this majority voting standard, the director must offer to tender his or her resignation to the Board of Directors. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. If the director who tenders his or her resignation is a member of the Governance Committee, that director will not participate in the Governance Committee’s recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date of the certification of the election results.

Voting your shares

If you are a shareholder of record, you may vote your shares using any of the following methods:

—	In person – Attend the Annual Meeting and vote in person.

—

Mail – Mark, date and sign the proxy card and mail it to Proxy Services, c/o Computershare Investors Services, P.O. Box 43126, Providence, Rhode Island 02940-5138, using the accompanying pre-addressed, stamped envelope, so that it is received no later than the close of business on May 22, 2013.

—

Internet or telephone – Visit www.envisionreports.com/unm to vote over the Internet or call toll free 1-800-652-VOTE (8683) to vote using a touchtone telephone, in either case no later than 2:00 a.m. Eastern Time, May 23, 2013. You will need the control number found on the Notice of Internet Availability or the proxy card.

For shareholders of record, votes submitted by mail, over the Internet or by telephone will be voted at the Annual Meeting by the proxies named in the proxy card in the manner you indicate. If you sign and return a proxy card without marking specific voting instructions, the proxies will vote your shares FOR each director nominee and FOR each other voting item, as recommended by the Board of Directors.

If you are a beneficial owner, please refer to the Notice of Internet Availability or voting instruction form provided to you by your broker, bank or other nominee for details on how to provide voting instructions to such person. If your broker, bank or other nominee does not receive voting instructions from you, whether your shares can be voted by such person depends on the type of item being considered for vote. The only item of business at the Annual Meeting for which your broker, bank or other nominee has discretion to vote your shares without your voting instructions is the ratification of the appointment of our independent registered accounting firm (Item 5). Unless it receives your voting instructions, your broker, bank or other nominee will not have discretion to vote your shares (a “broker non-vote”) on any other item of business at the Annual Meeting (Items 1 to 4), including the election of directors. To ensure that your shares are voted on each of the important matters being voted on at the Annual Meeting, we encourage you to provide instructions to your broker, bank or nominee on how to vote your shares. As noted above, beneficial owners may vote in person at the Annual Meeting only if they bring a legal proxy obtained from their broker, bank or other nominee.

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About the Annual Meeting and Voting

Changing your vote and revoking your proxy

If you are a shareholder of record and wish to change your vote after submitting a proxy, you may revoke that proxy by submitting a new proxy (either by mailing a new proxy card or by providing new voting instructions over the Internet or by telephone), by giving written notice of revocation to our Corporate Secretary, or by attending the Annual Meeting and voting in person.

If you are a beneficial owner, you may revoke a previously submitted proxy by submitting new voting instructions in the manner specified by your broker, bank or other nominee. If you obtain a legal proxy from your broker, bank or other nominee, you may also revoke a previously submitted proxy by voting in person at the Annual Meeting and submitting it with a signed ballot that will be provided to you there.

Quorum

A quorum is required to transact business at the Annual Meeting and is reached if shareholders of record of a majority of the shares entitled to vote at the meeting are present in person or represented by proxies. Abstentions, broker non-votes and signed but unmarked proxy cards will count for purposes of determining whether a quorum is present at the Annual Meeting.

Inspectors of election

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of the election.

Other business

We are not aware of any business to be conducted at the Annual Meeting, other than as described in this proxy statement. If you submit a proxy, the individuals named on the proxy card will use their own judgment to determine how to vote your shares on any business not described in this proxy statement that is properly brought before the Annual Meeting.

Voting results

We will report the final voting results of the Annual Meeting on a Form 8-K to be filed with the SEC within four business days after the Annual Meeting. The Form 8-K will be available on our website at www.unum.com by clicking “Investors” and then “SEC Filings” or by visiting the SEC’s website at www.sec.gov.

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Cost of proxy solicitation

We pay the cost of soliciting proxies from our shareholders. Proxies are solicited by mail, and may also be solicited personally, electronically or by telephone by our directors, officers or employees, though none will receive additional compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $20,000 and reasonable out-of-pocket expenses for its services. We also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Shareholder proposals and nominations for our 2014 annual meeting

If you intend to submit a proposal for inclusion in the proxy statement for our 2014 annual meeting pursuant to SEC Rule 14a-8, it must be received by the Corporate Secretary at our principal executive offices no later than December 12, 2013. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement if the proposal does not satisfy the requirements of SEC Rule 14a-8.

Our bylaws also establish advance notice procedures with respect to proposals and director nominations submitted by a shareholder for presentation directly at an annual meeting, rather than for inclusion in our proxy statement. To be properly before our 2014 annual meeting, a notice of the business matter or nomination the shareholder wishes to present at the meeting must be received by the Corporate Secretary at our principal executive offices no earlier than January 23, 2014 and no later than March 10, 2014. All such proposals and director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our website at www.unum.com by clicking on “Investors” and then “Corporate Governance” and may also be obtained at no cost from the Office of the Corporate Secretary.

Communications with the Board of Directors

Shareholders and interested parties may communicate with our non-executive Chairman, William J. Ryan, or any other director by contacting the Office of the Corporate Secretary as described on the following page     .

In accordance with a process approved by our Board of Directors, the Corporate Secretary reviews all correspondence received by the company and addressed to non-management directors. A log and copies of the correspondence are provided to the non-executive Chairman (or lead independent director), who determines whether further distribution is appropriate and to whom it should be sent. Any director may at any time review this log and request copies of correspondence. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of our internal auditors and handled in accordance with procedures established by the Audit Committee. Copies of correspondence relating to corporate governance matters are also provided to the chair of the Governance Committee.

The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded from the process, including mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, and matters related to claims or employment.

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Additional Information

Eliminating duplicative proxy materials

A single proxy statement and annual report to shareholders, along with individual proxy cards, or individual Notices of Internet Availability will be delivered in one envelope to multiple shareholders having the same last name and address and to shareholders with multiple accounts registered at our transfer agent with the same address, unless contrary instructions have been received from an affected shareholder. This is known as “householding” and it enables us to reduce the costs and environmental impact of the Annual Meeting. We will deliver promptly upon written or oral request a separate copy of the proxy statement, annual report to shareholders or Notice of Internet Availability to any shareholder residing at a shared address to which only one copy was delivered. If you are a shareholder of record and would like to receive separate copies of our proxy materials, whether for this year or future years, please contact Computershare Investor Services by calling toll-free 800-446-2617 or by writing to them at P.O. Box 43069, Providence, Rhode Island 02940-3069. The same phone number and address may be used to request delivery of a single copy of our proxy materials if you share an address with another shareholder and are receiving multiple copies. If you are a beneficial owner, you should contact your broker, bank or other nominee.

Contacting the Office of the Corporate Secretary

You may contact the Office of the Corporate Secretary by calling toll-free 800-718-8824 or by writing to:

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Principal executive offices

Our principal executive offices are at 1 Fountain Square, Chattanooga, Tennessee 37402. Our main telephone number is 423-294-1011.

Annual Report on Form 10-K

Upon request, we will provide to you by mail a free copy of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the fiscal year ended December 31, 2012. Please direct your request to the Office of the Secretary, Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402. The Annual Report on Form 10-K may also be accessed on our website at www.unum.com by clicking “Investors” and then “SEC Filings” or by visiting the SEC’s website at www.sec.gov.

Incorporation by reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Report of the Human Capital Committee” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

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Amended and Restated Certificate of Incorporation

of

Unum Group

The present name of the corporation is Unum Group. The corporation was incorporated under the name “Provident Companies, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on March 22, 1995. This Amended and Restated Certificate of Incorporation of the corporation restates and integrates and further amends the provisions of the corporation’s restated certificate of incorporation as heretofore amended (the “Existing Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Existing Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Unum Group (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the state of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, county of New Castle. The name of the Corporation’s registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: A.   The total number of shares of capital stock which the Corporation shall have authority to issue is 750,000,000 shares, consisting of 725,000,000 shares of Common Stock par value $.10 per share (the “Common Stock”) and 25,000,000 shares of Preferred Stock, par value $.10 per share (the “Preferred Stock”).

B.         Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined from time to time by the Board of Directors of the Corporation (the “Board of Directors”), each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such class or series, if any, and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions of such class or series, including, but without limiting the generality of the foregoing, the following:

(1)        The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such class or series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

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(2)        The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(3)        The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

(4)        Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

(5)        The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

(6)        The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such class or series; and

(7)        The voting powers, if any, of the holders of such class or series of Preferred Stock.

C.         Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

D.         Except as provided in this Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by ~~him~~ such holder.

~~FIFTH:                     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of the Board of Directors and stockholders:~~

FIFTH: ~~(1)~~ A.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.         ~~(2)~~ The Board of Directors shall consist of not less than three nor more than fifteen directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors, subject to Article III, Section 11 of the By-Laws of the Corporation.

C.         Subject to the rights of the holders of any Preferred Stock to elect directors:

(1)        Until the election of directors at the 2016 annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”),~~The~~ the Board of Directors shall be divided

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into three classes of directors, designated as Class I, Class II and Class III,~~. Each class~~ each of which shall consist, as nearly as ~~may be~~ possible, of one-third of the total number of ~~Directors~~ directors constituting the entire Board of Directors. Subject to Sections C(2), C(3) and D of this Article FIFTH, each class of directors shall be elected for a three-year term, and the terms of each class shall be staggered so that only one class of directors will be elected at each Annual Meeting.

    (2)        At each Annual Meeting commencing with the 2014 Annual Meeting, successors to the class of directors whose terms expire at that Annual Meeting shall be elected for a one-year term.

    (3)        From and after the election of directors at the 2016 Annual Meeting, the Board of Directors shall cease to be classified.

D.         ~~(3) Upon, or as soon as practicable following, the filing of the Certificate of Merger to which this Certificate of Incorporation is attached, Class I Directors shall be elected for a one-year term, Class II Directors for a two-year term and Class III Directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term.~~ If prior to the 2016 Annual Meeting the number of ~~Directors~~ directors is ~~changed~~ increased in accordance with the terms of this Certificate of Incorporation or the By-Laws, ~~any increase or decrease~~ then, except to the extent that an increase in the authorized number of directors occurs in connection with the rights of the holders of Preferred Stock to elect additional directors, any newly created directorship resulting from such increase shall be apportioned among the classes so as to maintain the number of ~~Directors~~ directors in each class as nearly equal as possible, and any additional ~~Director of any class~~ director elected to fill ~~a vacancy resulting from an increase in such class~~ such newly created directorship shall hold office for a term that shall coincide with the remaining term of ~~that~~ the class of directors into which such director was elected. From and after the 2016 Annual Meeting, any additional director elected to fill a newly created directorship resulting from an increase in the number of directors shall hold office for a term expiring at the next Annual Meeting. ~~, but in~~ In no case will a decrease in the number of ~~Directors~~ directors shorten the term of any incumbent ~~Director~~ director.

E.         A ~~Director~~ director shall hold office until the ~~annual meeting~~ Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to the ~~Director~~ director’s prior death, resignation, disqualification or removal from office.

F.         The stockholders shall ~~not~~ have the right to remove any ~~one~~ or all of the ~~Directors except for cause and in that event~~ directors at any time, but only by the affirmative vote of the holders of eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock (as hereinafter defined) voting together as a single class; provided, however, that until the 2016 Annual Meeting directors may be removed only for cause.

G.         Any vacancy on the Board of Directors that results from a newly created ~~Directorship~~ directorship or for any other reason shall ~~only~~ be filled only by the affirmative vote of a majority of the Board of Directors then in office, ~~and any other vacancy occurring on the Board of Directors shall only be filled by a majority of the Directors then in office,~~ although less than a quorum, or by a sole remaining ~~Director~~ director, and may not be filled by any other person or persons. Any ~~Director~~ director elected to fill a vacancy not resulting from an increase in the number of ~~Directors~~ directors shall have the same remaining term as that of his predecessor.

H.         ~~(4)~~ Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect ~~Directors~~ directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such ~~Directorships~~ directorships shall be governed by the

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terms of this Certificate of Incorporation applicable thereto (including the resolutions adopted by the Board of Directors pursuant to Section B of Article FOURTH), and such ~~Directors~~ directors so elected shall not be divided into classes pursuant to ~~Paragraph (2)~~ Section C of this Article FIFTH unless expressly provided by such terms. Election of ~~Directors~~ directors need not be by written ballot unless the By-Laws so provide.

I.         ~~(5)~~ The Board of Directors may from time to time determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation, except as and to the extent expressly provided by law with reference to the right of stockholders to examine the original or duplicate stock ledger, or otherwise expressly provided by law, or except as expressly authorized by resolution of the Board of Directors.

J.         ~~(6)~~ In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the ~~Directors~~ directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-Laws.

K.         ~~(7)~~ Except as may be otherwise determined by the Board of Directors in fixing the terms of any class or series of Preferred Stock pursuant to Article FOURTH hereof, no action shall be taken by stockholders of the Corporation except at an annual or special meeting of stockholders of the Corporation and the right of stockholders to act by written consent in lieu of a meeting is specifically denied.

SIXTH:  A.  The Board of Directors shall have concurrent power with the stockholders as set forth in this Certificate of Incorporation to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

B.         Subject to Article III, Section 11 of the By-Laws, the Board of Directors may amend the By-Laws of the Corporation upon the affirmative vote of the number of directors which shall constitute, under the terms of the By-Laws, the action of the Board of Directors. Stockholders may not amend the By-Laws of the Corporation except upon the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class.

SEVENTH:  A.      In addition to any affirmative vote required by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise, except as otherwise expressly provided in Section B of this Article SEVENTH, the Corporation shall not engage, directly or indirectly, in any Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined) without the affirmative vote of (i) not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (ii) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock which are beneficially owned by persons other than such Interested Stockholder voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

B.         The provisions of Section A of this Article SEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, this Certificate of Incorporation, the By-Laws or the Corporation, or otherwise, if such Business Combination shall have been approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

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C.    For the purposes of this Certificate of Incorporation:

(1)      The term “Business Combination” shall mean:

   (a)       any merger or consolidation of this Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

   (b)       any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) between the Corporation or any Subsidiary and any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder the value of which would constitute, immediately prior to such transaction, a Substantial Part (as hereinafter defined) of the assets of the Corporation; or

   (c)       the adoption of any plan or proposal for the liquidation or dissolution of, or similar transaction involving, the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

   (d)       any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

   (e)       any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

(2)      The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

(3)      The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

(4)      The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan or any trust or any other entity formed for the purposes of holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or any Subsidiary, in each case when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding share of Voting Stock.

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(5)        A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)        The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Act”), (the term “registrant” in Rule 12b-2 meaning in this case the Corporation).

(7)        The term “Subsidiary” means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

(8)        The term “Continuing Director” means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors. In order for a Business Combination or other action to be approved, or a fact or other matter to be determined, “by a majority of the Continuing Directors” hereunder, there must be one or more Continuing Directors then serving on the Board of Directors.

(9)        The term “Substantial Part” means assets having an aggregate Fair Market Value (as hereinafter defined) in excess of ten percent (10%) of the book value of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving assets constituting any such Substantial Part.

(10)        The term “Fair Market Value” means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price, during the 30-day period immediately preceding the date in question, of a share of such stock on the Composite Tape for New York Stock Exchange, Inc. Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or , if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock, during the 30-day period preceding the date in question, on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in

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question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

D.        A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value in excess of the amount set forth in Paragraph 1(b) of Section C of this Article SEVENTH. Any such determination made in good faith shall be binding and conclusive on all parties.

E.        Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

EIGHTH: When considering a merger, consolidation, Business Combination or similar transaction, the Board of Directors, committees of the Board of Directors, individual directors and individual officers may, in considering the best interests of the Corporation and its stockholders, consider the effects of any such transaction upon the employees, customers and suppliers of the Corporation, and upon communities in which offices of the Corporation are located.

NINTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), (i) the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles FIFTH and SIXTH, and (ii) the affirmative vote of the holders of (x) not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (y) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock which are beneficially owned by persons other than Interested Stockholders, if any, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Articles SEVENTH and NINTH; provided, however, that, with respect to Articles FIFTH, SIXTH, SEVENTH, and NINTH such special voting requirements shall not apply to, and such special votes shall not be required for, any amendment, repeal or adoption recommended by the Board of Directors if a majority of the directors then in office are persons who would be eligible to serve as Continuing Directors.

TENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal of modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ELEVENTH: Subject to the provisions of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this      day of                 , 2013.

UNUM GROUP

By:
Name:
Office:

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Annual Incentive Plan

ARTICLE 1

Background, Purpose and Design

1.1.        Background.  Unum Group hereby adopts, effective as of January 1, 2013, the Annual Incentive Plan, an annual incentive bonus plan for its officers and employees (the “Plan”).

1.2.        Purpose.  The purpose of the Plan is to motivate the Participants to perform in a way that will enable the Company to reach or exceed its goals.

1.3.        Subparts of the Plan.  The Plan consists of two subparts: (i) the Executive Officer Incentive Plan, under which Incentive Awards to designated executive officers are based upon the achievement of objectively determinable corporate performance goals measured over a period of up to twelve months; and (ii) the Employee Incentive Plan, under which Incentive Awards to employees or officers who are not participants in the Executive Officer Incentive Plan are based upon the achievement of corporate and/or individual performance goals measured over a period of up to twelve months.

ARTICLE 2

Definitions

2.1.        Definitions.  Certain terms of the Plan have defined meanings set forth in this Article 2 and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

Act.  The Securities Exchange Act of 1934, as amended from time to time.

Beneficiary.  Any person or persons designated by a Participant, in accordance with procedures established under Article 8.1 of the Plan, to receive benefits hereunder in the event of the Participant’s death.

Board.  The Board of Directors of the Company.

Cause.  The term “Cause” with respect to a Participant shall have the meaning assigned such term in any separate employment, change of control or severance agreement between the Participant and the Company or any Subsidiary as then in effect. In the absence of such other agreement or definition, the term “Cause” as used herein and for the purposes of this Plan shall mean the occurrence of one or more of the following with respect to a Participant:

(1)        The continued failure of the Participant to perform substantially his or her duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board, in the event the Participant is the CEO, or by the CEO or other appropriate manager of the Participant, in the event the Participant is not the CEO, which in each case specifically identifies the manner in which the Board, CEO or other appropriate manager, as

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the case may be, believes that the Participant has not substantially performed the Participant’s duties, or

(2)        The willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

(3)        Conviction of a felony or a guilty or nolo contendere plea by the Participant with respect thereto.

For purposes of this Cause definition, no act or failure to act, on the part of a Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or (with respect to Participants other than the CEO) upon the instructions of the CEO, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of a Participant in the Executive Officer Incentive Plan shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (1) or (2) above, and specifying the particulars thereof in detail.

CEO.  The chief executive officer of the Company.

Change in Control.  The occurrence of one or more of the following events:

(1)        During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

(2)        Any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control of the Company by virtue of any of the

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following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) a transaction (other than one described in paragraph (3) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (2);

(3)        The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4)        The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% (30% with respect to deferred compensation subject to Section 409A of the Code) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

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Appendix B

Code.  The Internal Revenue Code of 1986, as amended from time to time.

Committee.  The Human Capital Committee of the Board or, to the extent that the Human Capital Committee shall have delegated authority to the CEO or the Chair of the Committee as permitted in Article 3, the term “Committee” shall mean the CEO or such Chair, as the case may be (it being understood that, in the case of any Incentive Award granted hereunder intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Committee shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code).

Company.  Unum Group, a Delaware corporation, and its corporate successors.

Disability.  Disability of a Participant means the Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months, or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

Employee Incentive Plan.  The portion of the Plan, set forth in Article 6, pursuant to which employees or officers who are not Participants in the Executive Officer Incentive Plan for a given Plan Year may earn Incentive Awards based on the achievement of goals measured over a period of up to twelve months.

Executive Compensation.  The Executive Compensation division of the Human Resources Department of the Company.

Executive Officer Incentive Plan.  The portion of the Plan, set forth in Article 5, pursuant to which the CEO and other executive officers designated by the Committee may earn Incentive Awards based on the achievement of performance goals measured over a period of up to twelve months.

Incentive Award.  A cash award granted pursuant to Article 5 or 6 of the Plan.

Job Requalification.  A termination of employment due to the fact that it may be necessary for the Company to require the applicable Participant to attain greater skill levels to retain his or her position and, for business reasons, the Company determines there is not sufficient time or the Participant does not have sufficient ability for the Participant to develop these skills. A Job Requalification can also occur when a position changes or evolves such that the Participant is no longer qualified to perform the job functions of such position (as determined by the Company).

Participant.  An employee of the Company or its Subsidiaries participating in the Plan.

Plan.  This Annual Incentive Plan, dated effective as of January 1, 2013, together with any subsequent amendments hereto.

Plan Year.  January 1 to December 31 of the applicable year.

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Retirement.  Retirement of a Participant shall mean voluntary termination of employment after having attained age 55 and at least 5 years of service with the Company or a Subsidiary.

Subsidiary.  Any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3

Administration of the Plan

3.1.        General.  The Plan shall be administered by the Committee.

3.2.        Actions and Interpretations by the Committee.  For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any awards granted under the Plan, and all decisions and determinations by the Committee with respect to the Plan are and shall be final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the Company’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee, the Board of Directors, or any delegate as the case may be, shall be liable for any act under the Plan done in good faith.

3.3.        Authority of the Committee.  Except as provided below in this Section 3.3, the Committee has the exclusive power, authority and discretion to:

    (a)        designate Participants;

    (b)        establish the goals and target awards under the Executive Officer and Employee Incentive Plans for each Plan Year and determine whether or to what extent performance goals were achieved in a given Plan Year;

    (c)        determine the amount of actual awards under the Executive Officer Incentive Plan for each Plan Year, or determine, under the Employee Incentive Plan, the amount of actual awards or the methodology for determination and the aggregate amount of awards, subject to the terms of the Plan;

    (d)        increase, reduce or eliminate any Incentive Award payable under the Employee Incentive Plan, regardless of the achievement of performance goals;

    (e)        reduce or eliminate any Incentive Award payable under the Executive Officer Incentive Plan, regardless of the achievement of performance goals;

    (f)        decide all other matters that must be determined in connection with an Incentive Award;

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Appendix B

(g)        establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(h)        make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(i)        amend, modify or terminate the Plan as provided herein; and

(j)        adopt such modifications, procedures, and subplans as may be necessary or desirable (i) to effectuate the compensation incentive objectives of the Company or (ii) to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any affiliate may operate, in order to assure the viability of the benefits of awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan; provided, however, that any such modifications, procedures and subplans shall not apply with respect to participation in the Executive Officer Incentive Plan if they would cause Incentive Awards thereunder to fail to qualify as “performance-based” compensation as defined in Section 162(m) of the Code.

Nothing contained in the Plan shall prevent or be deemed to prevent the Committee or the Company, any Subsidiary or any of their respective affiliates from adopting other or additional compensation arrangements for, or paying or providing any other or additional amounts or benefits to, its employees.

To the extent permitted under Delaware law, the Committee may expressly delegate to the CEO or the Chair of the Committee (the “Chair”) some or all of the Committee’s authority under subsections (a) through (d) above with respect to the Employee Incentive Plan, pursuant to guidelines approved by the Committee. To the extent of such delegated authority, references herein to “Committee” shall refer to the CEO or the Chair, as the case may be. In addition, the Committee, may, in its discretion, delegate its general administrative duties under the Plan to an officer or employee or committee composed of officers or employees of the Company, but may not delegate its authority to construe and interpret the Plan. The acts of the CEO, the Chair and any other persons acting under such delegated authority shall be treated hereunder as acts of the Committee and the delegates shall report to the Committee regarding the delegated duties and responsibilities.

ARTICLE 4

Eligibility and Participation; Change in Control

4.1.        General.  Participation in the Plan is limited to such officers or employees, or categories of employees, of the Company as may be designated by the Committee from time to time. Participation in one Plan Year does not guarantee participation in any subsequent Plan Year.

4.2.        New Hires.  If a person is hired on or before September 30 of a Plan Year and is selected for participation in the Plan for such Plan Year, then, unless the Committee provides otherwise, he or she will become a Participant in the Plan as of the date of hire and (without limiting the other provisions of this Article 4) payment, if any, in respect of the Incentive Award will be prorated in an amount equal to the product of (i) the amount earned in respect of the Incentive Award according to the terms and conditions of this Plan, and (ii) a fraction, the numerator of which is the number of days in the Plan Year on and after the date of hire and the denominator of which is the number of days in such Plan Year. If an employee’s

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Appendix B

date of hire occurs after September 30, such employee shall not be eligible to become a Participant for the Plan Year in which the employee’s date of hire occurs.

4.3.        Promotions.  Subject to the penultimate sentence of this Section 4.3 and without limiting the other provisions of this Article 4, if a Participant is promoted on or before November 30 of a Plan Year from one job level to a higher job level, such Participant will be eligible to receive payment in respect of his or her Incentive Award for the Plan Year in which the promotion occurs in an amount equal to the sum of (i) the product of (A) the amount earned in respect of the Incentive Award according to the terms and conditions of this Plan (based on the Participant’s job level immediately before the promotion) and (B) a fraction, the numerator of which is the number of days in the Plan Year before the date of promotion during which the employee is a Participant in this Plan and the denominator of which is the number of days in such Plan Year, and (ii) the product of (C) the amount earned in respect of the Incentive Award according to the terms and conditions of this Plan (based on the Participant’s job level immediately after the promotion) and (D) a fraction, the numerator of which is the number of days in the Plan Year on and after the date of promotion and the denominator of which is the number of days in such Plan Year; provided, that if a Participant is promoted multiple times on or before November 30 of a Plan Year, the calculation of his or her Incentive Award for the Plan Year will account for all job levels held during the Plan Year based on the number of days in the Plan Year during which each job level was held; provided further, however, that any promotion occurring after November 30 of a Plan Year will not be factored into the Incentive Award calculation for such Plan Year, such Incentive Award instead being calculated as if the promotion had not occurred. If a person is promoted on or before November 30 of a Plan Year and is selected by the Committee to participate in the Plan as a result of such promotion, then, unless the Committee provides otherwise, he or she will become a Participant in the Plan as of the date of the promotion and payment, if any, in respect of the Incentive Award will (without limiting the other provisions of this Article 4) equal the product of (1) the amount earned in respect of the Incentive Award according to the terms and conditions of this Plan (based on the Participant’s job level immediately after the date of promotion), and (2) a fraction, the numerator of which is the number of days in the Plan Year on and after the date of promotion and the denominator of which is the number of days in such Plan Year. If a person is promoted after November 30 and is not a Participant in this Plan prior to such promotion, such person shall not be eligible to become a Participant for the Plan Year in which such promotion occurs.

4.4.        Demotions.  If a Participant is demoted during the Plan Year, the Committee may, at any time before payment in respect of Incentive Awards granted for the Plan Year in which such demotion occurs generally is made to other Participants and without limiting the other provisions of this Article 4, determine whether and the extent to which the Participant’s eligibility to receive payment in respect of his or her Incentive Award terminates or survives. The Committee may (without limitation) determine that the payment, if any, in respect of the demoted Participant’s Incentive Award will (without limiting the other provisions of this Article 4) equal the product of (1) the amount earned in respect of the Incentive Award according to the terms and conditions of this Plan (based on the Participant’s job level immediately before the date of demotion), and (2) a fraction, the numerator of which is the number of days in the Plan Year before the date of demotion during which the employee is a Participant in this Plan and the denominator of which is the number of days in such Plan Year.

4.5.        Death, Disability, Retirement, Position Elimination and Job Requalification.  Subject to Section 4.7 below:

    (a)        In the event of death, Disability or Retirement of a Participant during the applicable Plan Year on or after the last business day of March during such Plan Year, the

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Appendix B

Participant or the Participant’s Beneficiary, as applicable, will receive a prorated payment in respect of the Participant’s Incentive Award (subject to the terms and conditions of Section 4.5(c)).

    (b)        In the event a Participant incurs a termination of employment by reason of the elimination of his or her position or a Job Requalification in each case during the applicable Plan Year on or after the last business day of June during such Plan Year, the Participant will receive a prorated payment in respect of the Participant’s Incentive Award (subject to the terms and conditions of Section 4.5(c)).

    (c)        For purposes of Sections 4.5(a) and (b), and without limiting the other provisions of this Article 4, the prorated payment, if any, received in respect of an Incentive Award equals the product of (1) the amount earned in respect of the Incentive Award according to the terms and conditions of this Plan, and (2) a fraction, the numerator of which is the number of days in the Plan Year preceding the date of death, Disability, Retirement or termination of employment by reason of the elimination of a Participant’s position or a Job Requalification and the denominator of which is the number of days in such Plan Year. In each case, the Participant will be entitled to all or a portion of the prorated payment, if any, calculated according to the immediately preceding sentence only after taking into account manager recommendations as to the applicable Participant’s individual performance. Such prorated payments will in all cases be calculated and paid after the end of the Plan Year at the time that Participants generally receive payments of Incentive Awards under this Plan. Amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary. For the avoidance of doubt, in the event of the Participant’s termination of employment by reason of Disability or Retirement, or in the event of the Participant’s death, in each case before the last business day of March of a Plan Year, or in the case of a Participant’s termination of employment by reason of the elimination of his or her position or a Job Requalification in each case before the last business day of June of a Plan Year, the Participant will forfeit any right to an Incentive Award for that Plan Year.

4.6.        Other Terminations of Employment.  Except as provided in Section 4.7, in the event of a Participant’s termination of employment during a Plan Year (or after the end of a Plan Year and before the time the Committee has approved the level of payment in respect of Incentive Awards granted for such Plan Year) other than by reason of death, Disability, Retirement, the elimination of his or her position or a Job Requalification, the Participant will forfeit any right to an Incentive Award for that Plan Year. For terminations that occur after the time the Committee approves the level of payment in respect of Incentive Awards granted for a Plan Year, but before payment is made in respect of such Incentive Awards, payment will be made as though the termination of employment had not occurred. Solely for purposes of the Plan, the employment relationship shall be treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment, or is otherwise protected, with the service recipient under an applicable statute or by contract. A termination of employment shall not occur in a circumstance in which a Participant transfers employment from the Company to one of its Subsidiaries, transfers employment from a Subsidiary to the Company, or transfers employment from one Subsidiary to another Subsidiary.

4.7.        Change in Control.  In the event of a Change in Control, the Committee shall determine the level of payment, if any, in respect of outstanding Incentive Awards that would have been attained if the Plan Year had ended as of the end of the month immediately preceding the month in which the

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Appendix B

Change in Control occurs based on actual performance through the end of the month immediately preceding the month in which the Change in Control occurs (the “CIC Vested Awards”). Thereafter:

    (a)        Each Participant who is actively employed (within the meaning of this Article 4) at the end of the Plan Year in which the Change in Control occurs shall be entitled to payment in respect of his or her Incentive Award in an amount equal to the greater of his or her CIC Vested Award and the amount, if any, earned in respect of the Incentive Award based on actual performance for the entire Plan Year.

    (b)        If the Plan is terminated during a Plan Year in which a Change in Control occurs upon or after such Change in Control, each Participant who is actively employed (within the meaning of this Article 4) at the time of such Plan termination shall be entitled to payment in respect of his or her Incentive Award in an amount equal to the greater of his or her CIC Vested Award and the amount, if any, earned in respect of the Incentive Award based on actual performance through the date of termination of the Plan.

    (c)        If a Participant’s employment is terminated by the Company without Cause during a Plan Year in which a Change in Control occurs upon or after such Change in Control, such Participant shall be entitled to payment in respect of his or her Incentive Award in an amount equal to the greater of his or her CIC Vested Award and the amount, if any, earned in respect of the Incentive Award based on actual performance through the date of termination of employment.

ARTICLE 5

Executive Officer Incentive Plan

5.1.        Eligibility.  Only the CEO and such other executive officers of the Company, if any, as shall be designated by the Committee are eligible to participate in the Executive Officer Incentive Plan. The Executive Officer Incentive Plan is designed with the intent that Incentive Awards earned hereunder are eligible to be fully deductible by the Company in accordance with the deduction limits of Section 162(m) of the Code.

5.2.        Incentive Awards.  Subject to Section 5.3 below, each Participant in the Executive Officer Incentive Plan shall be eligible to receive an Incentive Award not to exceed $8 million in the event that the Company attains statutory after-tax operating earnings at least equal to $236 million for the prior fiscal year ending on December 31, which is the approximate amount required to cover dividends to stockholders and interest on recourse debt of the Company. Within ninety (90) days after the commencement of the Plan Year for which Incentive Awards are granted under the Executive Officer Incentive Plan, the Committee will confirm the performance goal applicable to such Incentive Awards.

5.3.        Negative Discretion.  The Committee may not increase the amount payable under the Plan or with respect to an Incentive Award pursuant to Section 5.2, but retains the discretionary authority to reduce the amount. The Committee may establish factors to consider in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

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Appendix B

5.4.        Certification of Results and Payout.  As soon as possible after the audited results for the Company are available for the applicable Plan Year, the Committee will certify the level of attainment, if any, of the performance goals applicable to Incentive Awards for such Plan Year and calculate the resulting levels of payment in respect of Incentive Awards under the Executive Officer Incentive Plan. The Committee shall adjust any performance goals during or after the Plan Year to mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, divestitures or “extraordinary items” within the meaning of generally accepted accounting principles and that were not foreseen at the time such performance goals were established; provided, that such adjustments would not, in the reasonable judgment of the Committee, prevent an award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code from qualifying as “performance-based compensation” within the meaning of Section 162(m) of the Code. Incentive Awards earned by Participants under the Executive Officer Incentive Plan will be paid in cash within thirty (30) days after the level of attainment of the applicable performance criteria has been certified by the Committee pursuant to this Section 5.4 and the amount has been approved by the Committee, and in all cases (except as otherwise approved by the Committee) Incentive Awards shall be paid no later than March 15 of the year following the year in which the Incentive Award is earned.

ARTICLE 6

Employee Incentive Plan

6.1.        Eligibility.  The Committee may designate any officer or employee, or any category of employees, of the Company or its Subsidiaries as a Participant or Participants, as applicable, in the Employee Incentive Plan for any Plan Year; provided, that no person who is a Participant in the Executive Officer Incentive Plan for a Plan Year may be a Participant in the Employee Incentive Plan for that same Plan Year.

6.2.        Incentive Awards.  Each Participant in the Employee Incentive Plan shall be eligible to receive an Incentive Award in connection with a particular Plan Year based on an individual’s contribution to the business of the Company, as determined by the Committee, which contribution may be assessed on nonobjective as well as objective measures.

6.3.        Establishment of Performance Goals.  Within ninety (90) days after the commencement of the Plan Year for which Incentive Awards are granted under the Employee Incentive Plan (or such later date as the Committee shall determine), the Committee will set the performance goal(s) applicable to such Incentive Awards. Such performance goals may, but need not, be the same as the performance goals under the Executive Officer Incentive Plan and may be different for different Participants within the Employee Incentive Plan. For example, the Committee may choose to use corporate performance goals in conjunction with individual performance goals for certain Participants and may set different performance goals for different Participants or classes of Participants in the Employee Incentive Plan.

6.4.        Establishment of Incentive Award Targets.  Within ninety (90) days after the commencement of the Plan Year for which Incentive Awards are granted under the Employee Incentive Plan (or such later date as the Committee shall determine), the Committee will determine the levels of payment (e.g., based on threshold, target, and maximum levels of attainment of the applicable performance goal(s)) in respect of such Incentive Awards, which may be set as either percentages of base salary or a range of dollar amounts. Such levels may, but need not, be the same with respect to each Participant or from Plan Year to another Plan Year. The Committee may, to the extent applicable, establish the weightings applicable to each Participant’s Incentive Award attributable to the level of

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attainment of the applicable performance goals. If established, such weightings shall be expressed as a percentage of the target-level payment in respect of the Incentive Award that can be earned based on the level of attainment of the applicable performance goal.

6.5.        Determination of Awards and Payout.  As soon as reasonably practicable after the completion of the applicable Plan Year, the Committee will certify the level of attainment, if any, of the performance goals applicable to Incentive Awards for such Plan Year and calculate the resulting levels of payment in respect of Incentive Awards under the Employee Incentive Plan. The Committee shall have the right, for any reason, to increase, reduce or eliminate any Incentive Award earned under the Employee Incentive Plan, notwithstanding the achievement of (or failure to achieve) a specified performance goal. Incentive Awards earned by Participants under the Employee Incentive Plan will be paid in cash within thirty (30) days after the level of attainment of the applicable performance criteria has been certified by the Committee pursuant to this Section 6.5 and the amount has been approved by the Committee, and in all cases (except as otherwise approved by the Committee) Incentive Awards shall be paid no later than March 15 of the year following the year in which the Incentive Award is earned.

ARTICLE 7

Amendment, Modification and Termination

7.1.        Amendment, Modification and Termination.  The Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for Incentive Awards granted under the Executive Officer Incentive Plan to continue to be eligible to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be effective unless the same shall be approved by the Committee and the requisite vote of the Company’s stockholders.

ARTICLE 8

General Provisions

8.1.        Payment Recipient.  All amounts payable under the Plan shall be paid to the appropriate Participant; provided, however, that a Participant may, by written instruction during the Participant’s lifetime on a form prescribed by Executive Compensation, designate one or more primary Beneficiaries to receive the amount payable hereunder following the Participant’s death, and may designate the proportions in which such Beneficiaries are to receive such payments. A Participant may change such designations from time to time, and the last written designation filed with the Committee prior to the Participant’s death shall control. A Beneficiary designation shall not be considered effective unless made on a form prescribed by Executive Compensation and which is delivered to Executive Compensation. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s beneficiary designated or otherwise determined under the employer-sponsored group life insurance plan covering the Participant, as amended from time to time.

8.2.        Non-Assignability.  None of the rights under the Plan shall be subject to the claim of any creditor of any Participant or Beneficiary, or to any legal process by any creditor of such Participant or Beneficiary, and none of them shall have any right to alienate, commute, anticipate, pledge, assign or encumber any of the rights under the Plan except to the extent expressly provided herein to the contrary.

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8.3.        No Right to Continued Employment.  Participation in the Plan shall not give any employee any right to remain in the Company’s employ. The Plan is not to be construed as a contract of employment for any period and does not alter the at-will status of any Participant.

8.4.        Participant’s Rights Unsecured; Waiver and Release.  The benefits payable under the Plan shall be paid by the Company each year out of the Company’s general assets. To the extent a Participant acquires the right to receive a payment under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company. In consideration of the granting of the award, Participants may be required to execute an agreement which, among other things, waives and releases all claims, whether known or unknown, that the Participant may have against the Company, its affiliates, directors, officers, agents or employees arising out of or related to the Participant’s employment, except for those claims against the benefit plans of the Company. The waiver shall include such terms and conditions as shall be determined by the Committee in its discretion; provided that any such waiver and release shall comply with applicable laws and regulations, and, provided, further, that the Committee may direct that no waiver and release shall be obtained.

8.5.        Income Tax Withholding and Offset.  The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan and will offset against the remainder any advances, loans, debts, sales deficits or similar amounts a Participant owes the Company or any Subsidiaries or for which the Company or any Subsidiaries may be responsible.

8.6.        Governing Law.  This Plan, and the rights and obligations of the parties thereunder, will be governed by and construed in accordance with the laws of the State of Delaware.

8.7.        Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

8.8.        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

The foregoing is hereby acknowledged as being the Annual Incentive Plan, as adopted as of January 1, 2013, subject to the approval by the stockholders of the Company at the 2013 annual stockholders’ meeting.

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Reconciliation of Non-GAAP Financial Measures

	Year Ended December 31
	2012	2011
	(in millions)
Unum US	$847.1	$816.9
Unum UK	131.3	190.7
Colonial Life	274.3	270.1
Closed Block	95.5	123.9
Corporate	(108.5)	(78.4)

Total Pre-tax Operating Income by Segment	1,239.7	1,323.2
Income Tax	(352.2)	(417.8)

After-tax Operating Income	887.5	905.4
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	-	(500.3)
Reserve Charge for Individual Disability Closed Block, Net of	-	(119.3)
Tax Reduction from IRS Settlement	-	41.3
Tax Related to U.K. Repatriation	-	(18.6)
Net Realized Investment Gain (Loss), Net of Tax	37.1	(3.6)
Non-operating Retirement-related Loss, Net of Tax	(30.2)	(20.7)

Net Income	$894.4	$284.2

	Year Ended December 31 2012
	(in millions)
Operating Revenue by Segment	$10,459.2
Net Realized Investment Gain	56.2

Total Revenue	$10,515.4

	Year Ended December 31*
	2012	2011	2010	2009	2008	2007**	2006**	2005**
After-tax Operating Income	$3.15	$2.98	$2.73	$2.64	$2.54	$2.25	$1.85	$1.69
Net Realized Investment Gain (Loss), Net of Tax	0.13	(0.01)	0.05	-	(0.89)	(0.12)	0.01	(0.02)
Non-operating Retirement-related Loss, Net of Tax	(0.11)	(0.07)	(0.06)	(0.09)	(0.03)	(0.04)	(0.05)	(0.05)
Deferred Acquisition Costs and Reserve Charges for Closed Block, Net of Tax	-	(2.04)	-	-	-	-	-	-
Regulatory Reassessment Charges, Net of Tax	-	-	-	-	-	(0.10)	(0.79)	(0.16)
Special Tax Items and Debt Extinguishment Costs, Net of Tax	-	0.08	(0.03)	-	-	(0.10)	0.23	0.14
Other, Net of Tax	-	-	-	-	-	-	(0.04)	0.01

Income from Continuing Operations	3.17	0.94	2.69	2.55	1.62	1.89	1.21	1.61
Income from Discontinued Operations	-	-	-	-	-	0.02	0.02	0.03

Net Income	$3.17	$0.94	$2.69	$2.55	$1.62	$1.91	$1.23	$1.64

* Amounts per diluted common share.
** Results for 2005-2007 have not been adjusted for the impact of ASU 2010-26. While this adjustment might impact earnings per share, it would not significantly

	Average Allocated Equity	After-tax Operating Income (Loss)	Return On Equity
	(in millions)
Year Ended December 31, 2012
Unum US	$4,024.1	$555.3	13.80%
Unum UK	811.2	99.2	12.22%
Colonial Life	1,064.4	178.3	16.75%

Total Core Operations	5,899.7	832.8	14.12%
Closed Block	2,234.2	62.3
Corporate	(892.1)	(7.6)

Total	$7,241.8	$887.5	12.26%

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | C-1

Appendix C

	Average Equity	After-tax Operating Income	Return On Equity
	(in millions)
Year Ended December 31, 2011	$7,427.0	$905.4	12.19%
Year Ended December 31, 2010	7,499.7	894.3	11.93%
Year Ended December 31, 2009	6,806.0	875.6	12.87%
	Year Ended December 31
	2010	2009
	(in millions)
After-tax Operating Income	$894.3	$875.6
Special Tax Item	(10.2)	-
Net Realized Investment Gain, Net of Tax	15.7	0.2
Non-operating Retirement-related Loss, Net of Tax	(21.1)	(28.5)

Net Income	$878.7	$847.3

	At December 31
	2012	2011	2010	2009	2008
	(in millions)

Total Stockholders’ Equity, As Reported	$8,612.6	$8,169.7	$8,484.9	$8,045.0	$5,941.5
Net Unrealized Gain on Securities	873.5	614.8	416.1	382.7	(837.5)
Net Gain on Cash Flow Hedges	401.6	408.7	361.0	370.8	458.5

Total Stockholders’ Equity, As Adjusted	$7,337.5	$7,146.2	$7,707.8	$7,291.5	$6,320.5

Average Equity, As Adjusted	$7,241.8	$7,427.0	$7,499.7	$6,806.0

	At December 31
	2012	2011
	per share
Total Stockholders’ Equity (Book Value)	$31.87	$27.91
Net Unrealized Gain on Securities	3.23	2.11
Net Gain on Cash Flow Hedges	1.48	1.39

Subtotal	27.16	24.41
Foreign Currency Translation Adjustment	(0.26)	(0.41)

Subtotal	27.42	24.82
Unrecognized Pension and Postretirement Benefit Costs	(2.13)	(1.51)

Total Stockholders’ Equity, Excluding Accumulated
Other Comprehensive Income	$29.55	$26.33

C-2 | Notice of Annual Meeting of Shareholders and 2013 Proxy Statement

Directions to the Annual Meeting

This year’s Annual Meeting will be held at our offices in Portland, Maine, located at 2211 Congress Street, adjacent to Interstate 95 (Maine Turnpike) and the Portland International Jetport.

Directions from Interstate 95 (Maine Turnpike)

Take Exit 46 and turn right at the end of the off ramp. Turn right onto Congress Street (Route 22). Cross the I-95 overpass and turn left into the Unum campus west entrance. Follow the posted signs to the meeting location.

Directions from Portland International Jetport

Leave the terminal and travel north on Westbrook Street. Turn left onto Jetport Boulevard. Turn right onto International Parkway. Continue through the traffic light across Congress Street into the Unum campus east entrance. Follow the posted signs to the meeting location.

Directions from Downtown Portland

Take I-295 South to Exit 5B (Congress Street). Travel west on Congress Street (Route 22) for approximately 2.3 miles. Turn right into the Unum campus east entrance (across from the jetport entrance). Follow the posted signs to the meeting location.

Notice of Annual Meeting of Shareholders and 2013 Proxy Statement | D-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Time, on May 23, 2013.
Vote by Internet
• Go to www.envisionreports.com/unm
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — You must sign the card on the reverse side for your vote to be counted.

The Board of Directors recommends a vote FOR each of the nominees listed.													+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - E. Michael Caulfield	☐	☐	☐	02 - Ronald E. Goldsberry	☐	☐	☐	03 - Kevin T. Kabat	☐	☐	☐

	04 - Michael J. Passarella	☐	☐	☐
The Board of Directors recommends a vote FOR Proposals 2, 3, 4, and 5.

		For	Against	Abstain		For	Against	Abstain

2.	To adopt an Amended and Restated Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐	3. To approve, on an advisory basis, the compensation of the company’s named executive officers.	☐	☐	☐
		For	Against	Abstain		For	Against	Abstain

4.	To approve the company’s Annual Incentive Plan.	☐	☐	☐	5. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2013.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Admission Ticket

UNUM GROUP

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2013

10:00 a.m. Eastern Time

2211 Congress Street

Portland, Maine 04122

This admission ticket admits only the named shareholder.

If you plan on attending the Annual Meeting in person, please bring this Admission Ticket or proof of ownership of the company’s common stock and valid picture identification (such as a driver’s license or passport).

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a company shareholder.

For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

Your compliance is appreciated.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Annual Meeting of Shareholders

May 23, 2013

10:00 a.m., Eastern Time

2211 Congress Street, Portland, Maine 04122

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUM GROUP

The undersigned hereby appoints Thomas R. Watjen and Liston Bishop III, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in Unum Group, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors’ recommendations provided on the reverse side of this card, and at their discretion on any other matters that may properly come before the meeting.

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the Unum Group 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, AND 5. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+